As filed with the Securities and Exchange Commission on August 15, 1997

                                                      Registration No. 333-31035


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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                AMENDMENT NO. 1
                                       T0

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                             KIDEO PRODUCTIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                      7812                  13-3729350
(State or other jurisdiction      (Primary Standard         (I.R.S. employer
      of incorporation)           Industrial Number)      identification number)

                             611 Broadway, Suite 523
                            New York, New York 10012
                                 (212) 505-6605
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               ------------------

                          Richard L. Bulman, President
                             Kideo Productions, Inc.
                             611 Broadway, Suite 523
                            New York, New York 10012
                                 (212) 505-6605
    (Address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

                                   Copies to:

                         Lawrence J. Studnicky III, Esq.
                         Solovay Marshall & Edlin, P.C.
                                845 Third Avenue
                            New York, New York 10022
                            Telephone: (212) 752-1000
                            Facsimile: (212) 355-4608

                               ------------------

      Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993 check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_| __________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: |_| ___________

      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|




      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



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


                   SUBJECT TO COMPLETION--DATED AUGUST __, 1997


PROSPECTUS

                             KIDEO PRODUCTIONS, INC.

                        1,780,000 Shares of Common Stock


      This Prospectus relates to the public offering by certain selling stockholders (the "Selling Stockholders") of up to 1,780,000 shares (the "Shares") of the Common Stock, par value $.0001 per share (the "Common Stock"), of Kideo Productions, Inc., a Delaware corporation (the "Company").


      The Company will not receive any proceeds from the sale of the Shares offered hereby. The Company is bearing the costs of this Offering. See "Plan of Distribution."


      The Common Stock is listed on the Nasdaq SmallCap Market ("Nasdaq") under the symbol KIDO. Prior to the consummation on June 24, 1996 of the Underwritten Offering referenced herein, there had been no public market for the Common Stock. There can be no assurance that an active market for the Common Stock will exist or be sustained at any time after the date hereof. See "Price Range of Securities and Dividend Policy." There can be no assurance that the Company will be able to maintain its listing on Nasdaq. See "Risk Factors--Possible Delisting of Securities from Nasdaq" at page [16] below.

      The Company has informed the Selling Stockholders that the anti-manipulative rules under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), including Rule 10b-3 and Regulation M, may apply to their sales in the market and has furnished the Selling Stockholders with a copy of these Rules. The Company also has informed the Selling Stockholders of the need for delivery of copies of this Prospectus.


PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE SHARES, CERTAIN OF WHICH ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS."

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


THE COMPANY HAS NOT REGISTERED OR QUALIFIED THE SHARES UNDER THE SECURITIES LAWS OF ANY STATE AND, UNLESS THE SALE OF ANY SHARES TO A PARTICULAR PURCHASER IS EXEMPT FROM REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, THAT SALE MAY NOT BE EFFECTED UNTIL THOSE SHARES HAVE BEEN SO REGISTERED OR QUALIFIED.


                               ------------------


IN CONNECTION WITH ITS JUNE 1996 INITIAL PUBLIC OFFERING, THE COMPANY CONSENTED TO THE DENIAL OF SECONDARY TRADING IN ITS SECURITIES IN THE STATE OF NEW JERSEY. AS A RESULT OF THIS ACTION, STOCKHOLDERS OF THE COMPANY CANNOT SELL ITS SECURITIES THROUGH A BROKER-DEALER WHOSE OFFICE IS LOCATED IN NEW JERSEY OR TO ANY NEW JERSEY RESIDENT, WHETHER THROUGH A BROKER-DEALER OR NOT, UNLESS SUCH DENIAL IS REMOVED, OF WHICH THERE CAN BE NO ASSURANCE.


                               ------------------

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE SELLING STOCKHOLDERS TO MAKE SUCH OFFER OR SOLICITATION.

      The Shares have been registered on behalf of the Selling Stockholders. The Shares may be offered by them pursuant to this Prospectus until __________, 1998, provided that this Prospectus is kept current in accordance with applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder. The Company intends to maintain a current prospectus covering the Shares through that date and, thereafter, until at least the one year anniversary of the date of this Prospectus. See "Certain Transactions--Registration Rights Agreement With Sellet."

      The Shares may be offered and sold by the Selling Stockholders from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices relating to the then-current market price, or in negotiated transactions. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (iv) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. The Selling Stockholders and any brokers or dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters," within the meaning of the Securities Act, in connection with such sale; accordingly, any commissions received by them and any profit on any resale of the Shares effected as a principal might be deemed to be underwriting discounts and commissions under the Securities Act. A person who is deemed to be an underwriter could become subject to potential liability under Section 11 of the Securities Act, from a lawsuit brought by a purchaser of the Shares, in the event that the Registration Statement of which this Prospectus is a part contains an untrue statement of a material fact or omits to state a material fact that is required to be stated in the Registration Statement or that is necessary to make the statements in the Registration Statement not misleading. In addition, under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to the Company's Common Stock for a period of nine business days prior to the commencement of such distribution, except under certain limited circumstances.


      The aggregate proceeds to the Selling Stockholders from the Shares will be the purchase price of the Shares sold less the aggregate agents' or brokerage commission and underwriters' discount, if any. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and, under the Securities Act, any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts.


                  The date of this Prospectus is August __, 1997.

                                TABLE OF CONTENTS

                                                                     Page
                                                                     ----

Available Information......................................             1

Certain Trademarks.........................................             1




Prospectus Summary.........................................             1

Recent Developments........................................             2


Risk Factors...............................................             8

Price Range of Securities and Dividend Policy..............            18

Capitalization.............................................            19

Selected Financial Data....................................            20

Management's Discussion and Analysis of Financial
  Condition and results of Operations......................            21

Business...................................................            30

Management.................................................            41

Principal Stockholders.....................................            49

Selling Stockholders.......................................            51

Plan of Distribution.......................................            52

Certain Transactions.......................................            53

Description of Securities..................................            55

Shares Eligible for Future Sale............................            60

Legal Matters..............................................            61

Experts....................................................            61

Financial Statements.......................................           F-1

                              AVAILABLE INFORMATION

      The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits thereto as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

      The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information with the Commission.


      The Registration Statement and the exhibits thereto, as well as such periodic reports and other information filed with the Commission, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at that same address. Such materials should also be available for inspection and copying at the regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.


      The Company furnishes its stockholders with annual reports containing financial statements which are examined and reported on, with an opinion expressed, by an independent public accounting firm, as well as quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Requests for copies of such documents may be directed to the Chief Financial Officer, Kideo Productions, Inc., 611 Broadway, Suite 523, New York, New York 10012.

      No dealer, salesman or other person has been authorized in connection with this Offering to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any broker, dealer, agent or underwriter. Except where otherwise indicated, this Prospectus speaks as of the effective date of the Registration Statement. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there have been no changes in the affairs of the Company since the date hereof.

                               CERTAIN TRADEMARKS

      Three federal trademark applications are currently pending in the United States with respect to the name "Kideo," and corresponding trademark applications have been filed in Australia, France, Germany, Japan, Spain and the United Kingdom. A federal trademark application also is currently pending in the United States with respect to the name "Gregory and Me." Third-party trademarks appearing in this Prospectus are the property of their respective holders.


                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Except as otherwise noted, all information contained in this Prospectus, including per share data and information relating to the number of shares outstanding, (i) gives effect, retroactive to the Company's inception, to an 8.6545-for-1 split of the Common Stock effected on January 5, 1996, (ii) assumes no exercise of the Underwriter's Warrants, (iii) assumes no exercise of options (the "Employee Options") outstanding under the Company's 1996 Stock Option Plan (the "Option Plan"), (iv) gives pro forma effect to the 1997 Financing as if that transaction had been consummated on April 30, 1997, and (v) assumes no exercise by holders of Series A Preferred Stock of the right to cause the conversion of shares thereof into Common Stock. See Notes [8 and 12] of Notes to Consolidated Financial Statements.

                                   The Company

      In its approximately four year history, Kideo Productions, Inc. has succeeded in developing proprietary technologies and production processes which have made it a low-cost manufacturer of a revolutionary new type of home video product: digitally personalized videos ("Kideos"). Since commercially launching its first Kideos nationally in the spring of 1994, the Company has focused primarily on producing proprietary Kideo titles for children aged two to seven. In a Kideo, a child's face and spoken name are digitally placed by a PC-based production system into a story template that has been stored as digital video. The digital video is then output to analog video, allowing the child to become the star in a personalized VHS videocassette. The Company currently markets eight proprietary Kideo titles for children. With its existing Kideos targeting the children's market, the Company has created -- and believes it dominates -- a unique product niche in the home video market.

      For its fiscal years ended July 31, 1995 and 1996, the Company had net losses of approximately $1,579,000 and $3,059,000, respectively, and it had an accumulated deficit of approximately $8,497,000 as of April 30, 1997. The report of independent accountants on the Company's consolidated financial statements for the fiscal year ended July 31, 1996 contains an explanatory paragraph stating that the Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of such uncertainty. See "Risk Factors--Going Concern Qualification in Auditor's Report; History of Significant Losses; Limited Revenues; Accumulated Deficit; Anticipated Future Losses" at p. 8 below.

      The Company claims proprietary rights in its technologies and production process. In April 1997, the Company was issued a U.S. patent relating to its digital personalization production process (Patent No. 5,623,587). The Company believes that this patent could potentially have substantial value, since the Company expects that businesses owning characters that are popular in the children's home video and television markets will ultimately seek to exploit those characters in digitally personalized audiovisual products.

      Prior to 1997, the Company had marketed six Kideo titles (the "Original Kideos"), which were created utilizing the first generation of the Company's proprietary computerized production process. That production process resulted, in general, in a videocassette product that might be likened to a "video picturebook" - the child's personalized character appearing in an Original Kideo is capable of only a very limited range of partial-motion animation.

      In January 1997, the Company began marketing the first two titles in its new series of Gregory and Me Kideos. The Company created these titles utilizing a newly implemented proprietary production system. As a result of the improved computerized production technologies employed by this system, in a Gregory and Me title the child's personalized character can exhibit two-dimensional full-motion animation and can be made to interact with both two-dimensional animated versions and three-dimensional puppet versions of the Gregory and Me cast of proprietary characters -- who in each title are led by Gregory Gopher. It is this recently patented production process -- a sophisticated technological system for the low cost, mass production of digitally personalized videos -- which the Company believes will provide it with a meaningful near-term competitive advantage over new entrants into the emerging market for digitally personalized home video products.

      Each of the Original Kideos and Gregory and Me Kideos utilizes a digitally- stored video story template that features content and characters which are proprietary to the Company. The eight existing Kideo titles each has a playing time of approximately 20 minutes and a suggested retail list price of $29.95. The Company believes, however, that more than half of all Kideos sold by its customers have been offered at an actual retail price of $34.95 or higher. To date, substantially all Kideos sold have been purchased by U.S. consumers. The Company historically has relied primarily on national catalogue retailers (such as Hammacher Schlemmer and Spiegel) to market and sell its products. Since the Underwritten Offering, however, the Company has increasingly been targeting its marketing strategies towards direct-to-consumer advertising and the development of relationships with established national distributors of children's home video products.

      The Company has recently determined to focus its near-term development efforts for new Kideos increasingly upon the creation of titles featuring licensed characters (instead of proprietary ones) that have proven popularity in the children's home video market. In furtherance of that objective, the Company is currently seeking out licensing, marketing and other arrangements with companies that control those types of characters and/or that have the demonstrated financial and operational capabilities to promote and distribute children's home video products through a broad range of domestic distribution channels, including retail outlets of various kinds. The Company, however, is not seeking, or engaged in negotiations concerning, any arrangements that relate to any merger, consolidation, purchase or sale transaction involving the Company, any of its assets or any other business.

      The Company's long-term business strategy is to become a premier market leader, both domestically and internationally, in the development, manufacturing and marketing -- to children and other consumers -- of a wide variety of digitally personalized home video titles, other digitally personalized audiovisual products, and related articles of merchandise (both personalized and non- personalized). Included among the Company's product development goals are:

      o to develop additional Kideo titles for children employing both proprietary and licensed characters, including (i) series of titles that -- like the Gregory and Me series and popular children's television programs -- feature the same cast of recurring characters, and (ii) titles for older children; and

      o to develop other digitally personalized audiovisual products likely to appeal to a demographic base spanning both children and adults, such as personalized screen savers and other personalized software products for personal computers.

      In addition, the Company will in general continue to seek to expand its product line by exploiting more sophisticated digital personalization technologies, as they become available, in order to offer to consumers progressively more sophisticated and entertaining personalized media products.

      The Company, a Delaware corporation, was originally incorporated in August 1993 under the laws of the State of New York. The stockholders of the Company's New York predecessor, which was also known as Kideo Productions, Inc. (referred to herein as "Kideo-NY"), exchanged all of their outstanding shares of common stock of Kideo-NY for the capital stock of the Company in January 1995. Effective upon such exchange, Kideo-NY became a wholly-owned subsidiary of the Company until it was merged into the Company in March 1996. Unless the context otherwise requires, the terms "Company" and "Kideo Productions, Inc." as used herein refer to Kideo Productions Inc., a Delaware corporation; its predecessor, Kideo-NY; and its wholly-owned subsidiary, Kideo Productions (Canada), Inc. ("Kideo-Canada").

      The Company's principal executive offices are located at 611 Broadway, Suite 523, New York, New York 10012, and its telephone number is (212) 505-6605.

                                  The Offering

      This Prospectus relates to the public offering by the Selling Stockholders of up to 1,780,000 shares of Common Stock. None of the Shares covered by this Prospectus have been sold prior to the date hereof. The Company will not receive any proceeds from the sale of the Shares. The Company is bearing substantially all of the costs of this Offering. The Shares may be offered by the Selling Stockholders pursuant to this Prospectus until _____________, 1998, provided that this Prospectus is kept current in accordance with applicable provisions of the Securities Act and the rules and regulations of the Commission promulgated thereunder. The Company intends to maintain a current prospectus covering the Shares through that date and, thereafter, until at least the one year anniversary of the date of this Prospectus. The Shares may be sold by the Selling Stockholders in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale. See "Selling Stockholders," "Plan of Distribution" and "Certain Transactions--Registration Rights Agreement With Sellet."

      The Common Stock is listed on the Nasdaq SmallCap Market under the symbol KIDO. See "Price Range of Securities and Dividend Policy."

      An investment in the Shares involves a high degree of risk. Prospective investors should understand that they may sustain a total loss of their investment and should carefully consider the factors described herein under "Risk Factors."

                              RECENT DEVELOPMENTS

                            The 1996 Underwritten Offering


      On June 24, 1996, the Company completed an underwritten initial public offering of 1,400,000 shares of Common Stock and redeemable warrants to purchase 1,610,000 shares of Common Stock (the "Warrants"), all of which were sold by the Company (the "Underwritten Offering"). The initial public offering price was $5.00 per share of Common Stock and $.10 per Warrant. Each Warrant entitles the registered holder thereof to purchase, at any time from June 24, 1997 through June 24, 2001, one share of Common Stock at a price of $4.00 per share, subject to adjustment in certain circumstances (including in the event of a stock split or dividend, recapitalization, reorganization, merger or consolidation of the Company). The Common Stock and Warrants are listed on Nasdaq under the respective symbols KIDO and KIDOW. See "Description of Securities--Common Stock" and "--Public Warrants."


      The Company sold 140,000 warrants to Whale Securities Co., L.P., as underwriter of the Underwritten Offering (the "Underwriter") and its designees (the "Underwriter's Warrants"). Each Underwriter's Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $8.25 per share (165% of the initial public offering price per share) and/or one warrant (each exercisable to purchase one share of Common Stock at a price of $5.20 per share) at an exercise price of $.165 per warrant (165% of the initial public offering price per Warrant). The Underwriter's Warrants contain a cashless exercise provision. In the event that all of the Underwriter's Warrants (and the warrants to purchase Common Stock which underlie the Underwriter's Warrants) were to be exercised, the holders of the Underwriter's Warrants would become the owners of an aggregate of 280,000 shares of Common Stock. Pursuant to an agreement between the Company and the Underwriter, those 280,000 shares have been registered under the Securities Act and included by the Company in the Registration Statement.

      Commencing on June 24, 1997, the Underwriter's Warrants are exercisable for a period of four years (the "Warrant Exercise Term"). In general, before that date, the Underwriter's Warrants may not be sold, transferred, assigned or hypothecated except to the officers and partners of the Underwriter and members of the selling group formed by it to effectuate the Underwritten Offering. During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Underwriter's Warrants are exercised, dilution to the percentage ownership in the Company held by the Company's current stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants, the underlying shares of Common Stock or the underlying warrants, or the shares of Common Stock issuable upon exercise of such underlying warrants, may be deemed additional underwriting compensation. The Company has also granted certain demand registration rights to the holders of the Underwriter's Warrants during the four-year Warrant Exercise Period, and has granted certain piggyback registration rights to such holders during the seven year period ending June 24, 2003.


      In connection with the Underwritten Offering, the Company agreed to retain the Underwriter as a financial consultant, for a two-year period ending June 24, 1998, at an annual fee of $30,000. The entire $60,000 fee was paid upon the consummation of the Underwritten Offering. The consulting agreement with the Underwriter does not require it to devote a specific amount of time to the performance of its duties thereunder. In addition, in the event that the Underwriter originates a financing, merger, acquisition, joint venture or other transaction to which the Company is a party, the Underwriter will be entitled to receive a finder's fee in consideration for the origination of such transaction.

      In connection with the qualification for sale under certain state securities laws of the Common Stock and the Warrants at the time of the Underwritten Offering, the Company consented to the denial of secondary trading in its securities in the State of New Jersey. As a result of this action, stockholders of the Company cannot sell shares of Common Stock or Warrants through a broker-dealer whose office is located in New Jersey or to any New Jersey resident, whether through a broker-dealer or not, unless such denial is removed, of which there can be no assurance.


                      The 1997 Private Placement Financing


      On May 9, 1997, the Company's Board of Directors, acting pursuant to the authority granted under its Certificate of Incorporation, authorized the creation of a series of the Company's Preferred Stock, par value $.0001 per share (the (Preferred Stock"). The series so authorized is designated as the Series A 6% Convertible Participating Preferred Stock (the "Series A Preferred Stock") and consists of 4,000 shares, each share having a liquidation value of $1,000. There is no Preferred Stock currently authorized for issuance by the Company other than the Series A Preferred Stock.

      On May 13, 1997, the Company consummated a private placement sale, arranged by a placement agent, to Sellet Marketing Corp. ("Sellet") of 750 shares of Series A Preferred Stock (the "1997 Financing"). The shares were sold at their liquidation value, for a total purchase price of $750,000. The Company has used the net proceeds from the 1997 Financing as working capital for general corporate purposes. As a result of such sale, and in accordance with the terms of the Certificate of Designations relating to the Series A Preferred Stock (the "Certificate of Designations") and the Certificate of Incorporation, the holders of Common Stock will rank junior to holders of Series A Preferred Stock in the event of any voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Company.


      The following is a summary of certain terms and conditions of the Certificate of Designations and of the agreements pursuant to which the Company effectuated the 1997 Financing. Subject to the satisfaction of certain closing conditions contained in a Stock Purchase Agreement between the Company and Sellet, the Company pursuant to such agreement will have the option to sell to Sellet up to 1,250 additional shares of Series A Preferred Stock for aggregate additional gross consideration of up to $1,250,000. The material closing conditions are: (i) the filing with the Commission (and the Commission's declaration of effectiveness) of a registration statement providing for the sale under the Securities Act of the shares of Common Stock into which the Series A Preferred Stock issued and issuable to Sellet may be convertible; (ii) that the Company's representations and warranties made in the Stock Purchase Agreement are in all material respects accurate at the time of its sale to Sellet of additional shares of Series A Preferred Stock; (iii) that, on the trading day immediately preceding such sale, the closing bid price of the Common Stock exceeds $2.00 per share; and (iv) that, at the time of such sale, the Company has performed all of its agreements required to be performed by it at or before that time.

      If all of those closing conditions have been satisfied, then there is no basis (whether in the Stock Purchase Agreement, the Certificate of Designations, or otherwise) upon which Sellet has the right to cancel its obligation to purchase the additional shares of Series A Preferred Stock. The Stock Purchase Agreement provides for Sellet's purchase of the 1,250 additional shares in three tranches of 500 shares, 500 shares and 250 shares. The closing of the sale of the first tranche of 500 shares is expected to occur approximately 30 days following the effective date of the Registration Statement (the "Effective Date," which was August __, 1997), with the closing of the sale of the second and third tranches at approximately 30 day intervals thereafter.


      Pursuant to a Registration Rights Agreement between the Company and Sellet, the Company has registered under the Securities Act and included in the Registration Statement 1,500,000 shares of Common Stock potentially underlying
(i) the 750 shares of Series A Preferred Stock currently issued to Sellet and
(ii) the 1,250 shares thereof potentially issuable to Sellet as described above. See "Certain Transactions--Registration Rights Agreement With Sellet."

      Pursuant to the Certificate of Designations, on July 12, 1997 the Series A Preferred Stock became convertible at a holder's option into shares of Common Stock. Sellet has agreed with the Company that Sellet will not effectuate a conversion of shares of Series A Preferred Stock into Common Stock if, following such conversion, Sellet would be the holder of five percent or more of the then-outstanding shares of Common Stock.


      In addition, under the Certificate of Designations, the Company has the right to cause a mandatory conversion of all outstanding shares of Series A Preferred Stock at any time after the one-year anniversary of the Effective Date. The Certificate of Designations provides that the Series A Preferred Stock will initially be convertible (subject to customary anti-dilution adjustments) into shares of Common Stock based upon the ratio of (a) the total liquidation value (at $1,000 per preferred share) of the preferred shares being converted, to (b) the then-effective conversion price. The conversion price at any point in time will be 80% of the prior three trading days' average of the closing bid price per share of Common Stock (as reported by Nasdaq).

      The conversion feature affords a discount to fair market value at the time of conversion of the Preferred Stock into common. The intrinsic value of this feature is $500,000 for the entire subscription of 2,000 Preferred Shares and will be recognized in the financial statements in the proportion that the shares issued bear to the total subscription. The amount to be recognized in the financial statements at the fiscal year end of July 31, 1997 will be $187,500 related to the 750 Preferred Shares issued on May 31, 1997. In accounting for this intrinsic value, the Company will reduce retained earnings by the appropriate portion of the discount, which is analogous to a dividend, and increase additional paid-in capital, as if that dividend were directly reinvested.

      In the consolidated balance sheet, total assets, total liabilities and total equity balances remain unchanged after this adjustment, although the equity section will reflect the reclassification from earned capital to contributed capital in the amount of the discount recognized. The consolidated statement of operations will report the same net income or loss regardless of the issuance of the Preferred Shares. However, the earnings or loss per share calculation will reflect the reduction to income (or increase to loss) attributable to common shares resulting from the reduction to retained earnings in recognition of the discount as if it were a dividend to the Preferred Series A shareholders.

      The Certificate of Designations provides that dividends on the Series A Preferred Stock are payable semi-annually on each July 31st and January 31st, commencing with July 31, 1998. The Company has the option to pay any or all of the dividends through the issuance of additional shares of Common Stock (utilizing the same conversion ratio as described above). See "Description of Securities--Preferred Stock--Series A Preferred Stock."

      If the Company could now (as opposed to only after the one-year anniversary of the Effective Date) cause a mandatory conversion of all 750 currently outstanding shares of Series A Preferred Stock, and if the Company had done so on August 12, 1997 in accordance with the Certificate of Designations, then on that date Sellet would have become the owner of 416,667 shares of Common Stock, representing approximately 12.4% of the Company's outstanding shares of Common Stock (after giving effect to the issuance of those 416,667 shares).

                                  RISK FACTORS

      The securities being offered hereby are highly speculative and involve a high degree of risk, including but not limited to, those risk factors set forth below, and therefore should not be purchased by anyone who cannot afford a loss of his entire investment. Prior to making an investment in the Company, each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering.

      Limited Operating History. Although the Company was organized in August 1993, it did not launch its initial line of Kideo products until the spring of 1994. In the approximately three years since then, the Company has sold only a total of approximately 84,000 Kideos. The Company thus has a limited operating history upon which an evaluation of its business and prospects can be based. Such prospects must be considered in light of the numerous risks, expenses, difficulties and delays frequently encountered in connection with the formation and early phase of operation of a new business, the development and commercialization of new products based on innovative technology (such as Kideos, which are an emerging business concept in a new and largely untested market) and the rapid technological changes and evolving industry standards associated with the industry in which the Company operates. See "Business."


      Going Concern Qualification in Independent Auditor's Report; History of Significant Losses; Limited Revenues; Accumulated Deficit; Anticipated Future Losses. The report of independent accountants on the Company's consolidated financial statements for the fiscal year ended July 31, 1996 contains an explanatory paragraph stating that the Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of such uncertainty. The Company has incurred substantial operating losses since its inception, resulting in an accumulated deficit of approximately $8,497,000 as of April 30, 1997. For its fiscal year ended July 31, 1996, the Company had revenues of approximately $761,000 and a net loss of approximately $3,059,000, and, for the nine months ended April 30, 1997, the Company had revenues of approximately $1,063,000 and a net loss of approximately $3,345,000. The Company expects that its net loss for the fiscal year ended July 31, 1997 will exceed the net loss for the prior fiscal year, and that the Company will continue to operate at a loss until such time, if ever, when its operations generate sufficient revenues to cover its costs. There can be no assurance that revenues will increase significantly in the future, or even be sustained, or that the Company will ever achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and Consolidated Financial Statements.

      Possible Delisting of Securities from Nasdaq. Based upon its actual balance sheet at April 30, 1997 (without giving any pro forma effect to the 1997 Financing), the Company failed to meet Nasdaq's maintenance requirements for continued listing on the Nasdaq SmallCap Market. The Company fell short of the required level of $2 million in total assets (reporting total assets at April 30 of approximately $1.6 million) and fell short of the required level of $1 million of capital and surplus (i.e., total stockholders' equity) (reporting total stockholders' equity at April 30 of approximately $240,000). The Company undertook the 1997 Financing in part so as to remedy those failures to meet the Nasdaq SmallCap Market maintenance requirements. After giving pro forma effect as of April 30, 1997 to the sale of 750 shares of Series A Preferred Stock pursuant to the 1997 Financing (resulting in net proceeds to the Company of approximately $705,000, after the deduction of estimated issuance costs of $45,000), the Company's pro forma total assets as of that date were approximately $2,307,000 and its pro forma capital and surplus (or total stockholders' equity) as of that date were approximately $900,000. An additional $1,130,000 in proceeds will be received after the date of this Prospectus from the sale in the 1997 Financing of 1,250 additional shares of Series A Preferred Stock, which sale will occur in three tranches anticipated to close at 30-day intervals in late September, October and November of this year. The sale of all 2,000 shares of Series A Preferred Stock provided for in the 1997 Financing will not in itself, however, be sufficient to bring the Company back into compliance with the applicable Nasdaq listing requirements. Accordingly, there can be no assurance that the Company in the future will meet Nasdaq's maintenance requirements for continued listing on the Nasdaq SmallCap Market. At the present time, continued listing on the Nasdaq SmallCap Market generally requires that:
(i) the Company maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus (Nasdaq has proposed eliminating these requirements in favor of a proposed requirement that an issuer have net tangible assets of at least $2 million or a market capitalization of at least $35 million or net income in two its last three years of at least $500,000); (ii) the minimum bid price of the Common Stock be $1.00 per share; (iii) there be at least 100,000 shares in the public float valued at $200,000 or more (Nasdaq has proposed increasing these requirements to, respectively, 500,000 shares and $1 million); (iv) the Common Stock have at least two active market makers; and (v) the Common Stock be held by at least 300 holders. If the Company at any time hereafter is unable to satisfy the then-applicable Nasdaq maintenance requirements, its securities may be delisted from Nasdaq. There can be no assurance that the Company's financial condition and results of operations will improve to the extent that the Company will not, in the future, require an additional infusion of equity capital in order to continue to satisfy Nasdaq's maintenance requirements. (See the discussion below under "--Significant Capital Requirements; Working Capital Deficit; Need for Additional Financing.") In such event, trading (if any) in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

      Additional Risks Relating to Delisting and Low-Priced Stocks. If the Company's securities were delisted from Nasdaq, they could become subject to Rule 15g-9 of the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, an institution with assets in excess of $5,000,000 or an individual with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in the offering to sell in the secondary market any of the securities acquired hereby.

      Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction by broker-dealers involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made regarding commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

      Significant Capital Requirements; Working Capital Deficit; Need for Additional Financing. The Company's capital requirements in connection with its development and marketing activities have been and will continue to be significant. Because the Company has operated at a loss since its inception and is not generating sufficient revenues from its operations to fund its activities (as of April 30, 1997, the Company had a working capital deficit of $1,024,000 and, after giving pro forma effect as of that date to the consummation of the sale of 750 shares of Series A Preferred Stock sold pursuant to the 1997 Financing, had a pro forma working capital deficit of $319,000), it has to date been substantially dependent on loans from its stockholders and private and public market sales of its securities to fund its operations. Most recently, the Company undertook the 1997 Financing so as to obtain the working capital that it required in order to continue its creative development activities and fund its marketing plans, as well as its other working capital requirements. The Company expects to receive net proceeds from the remaining three tranches of the 1997 Financing in the amount of $1,130,000 from the issuance of 1,250 additional shares of Series A Preferred Stock in tranches of 500 shares, 500 shares and 250 shares, occurring at approximately 30-day intervals following the Effective Date. (See also the discussion above entitled "--Possible Delisting of Securities from Nasdaq".) Although the Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the progress and timing of its new product development efforts), that the remaining proceeds from the 1997 Financing, together with anticipated revenues from operations and its current cash and cash equivalent balances, will be sufficient to fund the Company's operations and capital requirements until approximately December 1997, there can be no assurance that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing sooner than currently anticipated. Except for the 1997 Financing, the Company has no current arrangements with respect to, or potential sources of, any additional financing, and it is not anticipated that existing stockholders will provide any portion of the Company's future financing requirements. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, requiring it to curtail and possibly cease its operations. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


      Developing Market; New Entrants; Uncertain Growth of Market. The market for digitally personalized media products has only recently begun to develop, is rapidly evolving and currently has few proven products. As it evolves, the Company believes it likely that this market will become characterized by rapid technological changes and an increasing number of market entrants. Because the market for the Company's products is new and evolving, it is difficult to predict the future growth rate (if any) and size of this market or which methods of product distribution will ultimately prove successful. The Company, for instance, has experienced difficulties in attempting to market its products through mass market retailers. It believes that such difficulties may stem inherently from the fact that a customer at a retail store cannot make an impulse purchase of a Kideo (but instead must take home, fill out and send in a Kideo order form and then wait two to four weeks to receive the product). There can be no assurance that the market for the Company's products will develop to a point that will enable the Company's business to grow significantly (if at all) or become profitable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or, if the Company's products do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected. See "Business--Competition and Industry Background."

      Unproven Market Acceptance of the Company's Products. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products are subject to a high level of uncertainty, and there can be no assurance that products like those of the Company will meet with widespread consumer acceptance. The Company believes that in order for Kideos to meet with widespread consumer acceptance, they may ultimately need to be produced so that (unlike the present time) the personalized child characters appearing in them can exhibit substantially the same features as the animated and live-action characters now appearing in popular children's films and television shows -- such features as three-dimensional full-motion animation and lips that move in synchronization with the child character's voice. There can be no assurance that the Company will ever succeed in developing a production system capable of producing Kideos with those types of features at a cost acceptable to the Company or consumers


      Limited Marketing Capabilities. The Company historically has had, and continues to be disadvantaged by, limited marketing experience and limited financial, personnel and other resources to undertake extensive marketing and advertising activities. Only after receiving the net proceeds of the

Underwritten Offering did the Company enjoy any meaningful capabilities to engage in any significant marketing and advertising activities. Since consummating the Underwritten Offering in June 1996, the Company has devoted approximately $1.2 million of the net proceeds therefrom to various types of marketing tests and campaigns (primarily in connection with the development and support of various forms of direct-to-consumer marketing, including direct-response television and radio advertising). While revenues for the nine months ended April 30, 1997 (approximately $1,063,000) were 59% higher than revenues for the corresponding period of the prior fiscal year (approximately $670,000), the Company's marketing activities did not generate revenues sufficient to attain profitability. Developing increased market acceptance for the Company's existing and proposed Kideo products will require substantial marketing efforts and the expenditure of a significant amount of funds. If current revenue levels are sustained for the near term, the Company does not believe that it will have the capability to devote to those marketing efforts funds of its own in amounts that will be sufficient to create broad consumer awareness of the Company's products. The Company is therefore seeking out marketing and other arrangements with companies that have the demonstrated financial and operational capabilities to promote and distribute children's home video products through a broad range of distribution channels. No assurance can be given, however, that any of those arrangements (if concluded on terms favorable to the Company, of which there can be no assurance) will materially improve the Company's abilities to penetrate on a widescale basis the existing children's video market or to position its products to appeal to mainstream consumer markets. There in fact can be no assurance given that any marketing efforts undertaken by the Company (or its future marketing partners, if any) will result in any increased demand for the Company's products, or that any such efforts will result in any significant increase in revenues. See "Business--Marketing."

      Dependence on Key Personnel. The success of the Company is largely dependent on the abilities and continued personal efforts of its executive officers, including especially those of Richard L. Bulman, the Company's President and Chairman of the Board. All of the Company's current employment agreements with its officers expire by December 1998. Any incapacity or inability of Mr. Bulman or other of the Company's officers to perform their services would have a material adverse effect on the Company. Moreover, other than key man life insurance on the life of Mr. Bulman in the amount of $2,000,000, the Company does not have (and does not intend to have) key man life insurance on the lives of its officers or employees. The success of the Company is also dependent on its ability to continue to retain and attract qualified personnel. There is considerable and often intense competition for the services of such personnel, both on a national level and within the rapidly growing community of young computer-related businesses that have recently chosen to locate in New York City, the site of the Company's offices. There can be no assurance that the Company will be able either to retain its existing personnel or to acquire additional qualified personnel as and when needed. The loss of any of its key employees' services could have a material adverse effect on the Company's operations. See "Business--Employees" and "Management."

      Potential Obsolescence due to Rapid Technological Changes. The technologies underlying the Company's products (such as personal computer hardware and software), as well as the market for those products, are subject to rapid changes and evolving industry standards often resulting in product obsolescence or short product lifecycles. While the Company will continue to devote its efforts and funds to further developing and enhancing its existing products, technologies and production facilities, there can be no assurance that it will succeed in those efforts. The Company's future operating results will likely depend to a considerable extent upon its ability to develop and implement improved technologies for the production of digitally personalized media products that embody features (e.g., improved animation) superior to those displayed by the Company's existing Kideos. The development and implementation of such new technologies is a complex and uncertain process requiring high levels of skill and innovation, as well as accurate anticipation of technological and market trends, and there can be no assurance that the Company's efforts in this direction will succeed. The Company's digitally personalized media products are designed for a relatively new and largely untested market. Such a new market is particularly susceptible to rapidly changing and evolving technologies and industry standards. The introduction by the Company's existing or future competitors of digitally personalized media products embodying superior technologies or the emergence of new industry standards could exert adverse price pressures on the Company's existing or future products or could render the Company's technologies obsolete or its products unmarketable, any of which occurrences would have a material adverse effect on the Company. See "Business--Technology Overview," "--Potential Future Products" and "--Competition and Industry Background."

      Competition. The Company believes that the market for digitally personalized video media -- although only in its development stages -- will likely evolve into a highly competitive market. The Company is aware of only one other company in this country that is currently producing and marketing personalized video media products. However, there are numerous other companies involved in video media production who could possibly enter the personalized market segment in which the Company is doing business. Many of such companies have substantially greater financial, technical, production, marketing and other resources than those of the Company. In the case of an entity with such resources, the Company does not believe that there currently are, or are likely to be in the foreseeable future, prohibitive barriers to entry into the business of developing and marketing digitally personalized media products. Accordingly, the ability of the Company to compete will depend on its ability to complete development of, and introduce into the marketplace in a timely manner, its proposed products and technology, and to continually enhance and improve such products and technology. There can be no assurance that the Company will be able to compete successfully, that its existing or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable (or otherwise have a material adverse effect upon the Company's operations), or that the Company will be able to enhance successfully its proposed products or technology or to adapt them satisfactorily. See "Business--Competition and Industry Background."

      Seasonality; Significant Fluctuations in Quarterly Financial Results. Based upon the Company's limited operating history, it expects that a substantial portion of its revenues in any fiscal year may result from sales during the months of October through December. The Company believes that a reason for this sales pattern is that a significant percentage of its products have been given as gifts and, as such, sell at larger volumes during the holiday season. For that and other reasons, the Company's results of operations are likely to vary significantly from quarter to quarter, and financial results for any given fiscal quarter will not necessarily be indicative of the results to be anticipated for a full fiscal year. Other such reasons could include significant fluctuations in demand for the Company's products, a change in the mix of distribution channels through which products are sold, the introduction of new products by the Company or its competitors, and changes in general economic conditions. Moreover, as a result of the Company's limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenues and to a large extent are fixed. However, the Company typically operates with no backlog. As a result, quarterly sales and operating results generally depend on the volume and timing of and ability to fulfill orders received within the quarter, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Accordingly, any significant shortfall of demand for the Company's products and services in relation to the Company's expectations would have an immediate adverse impact on the Company's business, operating results and financial condition. Due to all of the foregoing factors, it is likely that the Company's operating results in some future quarter will be below the expectations of public market analysts (if any are then following the Common Stock) and investors. In such an event, the market price of the securities offered hereby would likely be materially adversely affected. At the present time, to the Company's knowledge, no public market securities analysts are following the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


      Limited Assurances as to Protection of Proprietary Technology. The Company claims proprietary rights in its digital personalization production process. In April 1997, the Company was issued a U.S. patent relating to its digital personalization production process (Patent No. 5,623,587). None of the Company's production technologies, however, are currently the subject of any issued patents in any foreign jurisdiction, and there can be no assurance that any foreign patents will be issued to the Company. Patents and patent applications, like the ones issued to and filed by the Company, involve complex legal and factual questions, and the scope and breadth of patent claims that may have issued, or that may be allowed in the future, is inherently uncertain. As a result, even when a patent is issued to a company, there can be no assurance as to the degree or adequacy of protection that such patent may afford. There can be no assurance, for instance, (i) that the U.S. patent issued to the Company will be sufficiently broad to protect the Company's proprietary technology or the processes to which such patent relates, or (ii) that this patent will not be challenged, invalidated, designed around by others or otherwise circumvented. There additionally can be no assurance that -- independently of any protection afforded by any patents now or hereafter issued -- the steps taken by the Company to protect its proprietary rights will be adequate to prevent the misappropriation of its technology or the independent development by others of hardware and software products with features based upon, or otherwise similar to, those of the Company's products. In addition, if the Company were to become involved in litigation to enforce any of its patent rights, the attendant costs could be substantial or even prohibitive. The Company accordingly may not enjoy any effective patent protection with respect to its proprietary technology and processes. Although the Company believes that its existing technologies and implementations of such technologies do not infringe upon the rights of others, it is possible that third parties may currently have, or may be granted in the future, patents claiming products or processes that are necessary for or useful to the development of the Company's technology, and that legal actions could be brought against the Company asserting infringement. In addition, there can be no assurance that products developed by the Company in the future will not infringe the current or future patent rights of others, giving rise to infringement claims against the Company. In the case of such infringement, the Company could, under certain circumstances, be required to modify its products or to obtain a third-party license in order to render the Company's technology or processes non-infringing. Such thirty-party license might not be granted, or may not be available to the Company on reasonable terms, either of which results could materially adversely affect the Company's business and prospects. See "Business--Intellectual Property Rights."

      Possible Inability to Use or Register the Word "Kideo" as a Trademark. The Company has adopted and used the word "Kideo" as its principal trademark for its products and services. The Company has applied for registration of this trademark in the United States, Australia, France, Germany, Japan, Spain and the United Kingdom. There can be no assurance that the Company will be granted a registered trademark of the word "Kideo" in any jurisdiction. In the United States, another party had previously registered two allegedly similar trademarks but had ceased using them and had filed for bankruptcy under Chapter 11. In July

      1994, the Company commenced proceedings against the successor to the original owner of these two trademarks (the "Successor") in order to obtain the cancellation of these trademarks on the basis of abandonment. The Company prevailed in one proceeding but the other proceeding is still pending. This latter proceeding is currently suspended, pursuant to a stipulation agreed upon by the Company and the Successor while they complete the formalities of a settlement. In this settlement, the Successor has agreed to withdraw its registration and a pending application to register the mark "Kideo" and to cease using this mark in the United States. The settlement agreement has been prepared, agreed to by both parties, and is in the process of being executed. If for any reason the settlement agreement is not executed and delivered by the Successor (which the Company currently considers unlikely), then the Company would recommence the pending proceeding. In that event, the Company expects (based upon statements made to it by the Successor) that the Successor will allege that, even if the previously registered trademarks were abandoned by the original owner, the Successor nonetheless made the first use thereafter of the trademark "Kideo" in the United States. A proceeding of this nature is a lengthy and potentially expensive process, and there can be no assurance that the Company will ultimately obtain a registered trademark for the word "Kideo" and obtain the right to use this mark in connection with its products and services. Another third party also has been using the trademark "Kideo" locally in the State of Illinois and has obtained an Illinois state registration of this mark. This may prevent the Company from using this mark in the state of Illinois. To date, however, the Company has received no communication from any party objecting to or otherwise challenging its right to conduct its business and offer its products for sale in Illinois under the name "Kideo." See "Business--Legal Proceedings."


      Market for the Company's Securities; Possible Price Volatility. There can be no assurance that an active trading market for the Company's securities will exist or be sustained at any time after the date hereof. Although the Common Stock is listed on Nasdaq, no person or entity is required by Nasdaq or otherwise obligated to make a market in the Common Stock. As a result, a purchaser of the Shares may experience difficulty in selling his Shares. In addition, the market prices of the Company's securities may from time to time be highly volatile, as has been the case with the securities of other companies in emerging growth businesses. Factors such as the Company's financial results, the introduction of new products by the Company or its competitors, and factors affecting the video industry generally may have a significant impact on the market price of the Company's securities. In recent years, the stock market itself has experienced a high level of price and volume volatility, and market prices for the stock of many companies (particularly of small and emerging growth companies, the common stock of which trade in the over-the-counter-market) have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. See "Price Range of Securities and Dividend Policy."

      No Dividends. The Company has never paid any cash or other dividends on its Common Stock. Payment of dividends on the Common Stock is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. For the foreseeable future, the Board intends to retain future earnings (if any) to finance its business operations and does not anticipate paying any cash dividends with respect to the Common Stock. In addition, the payment of cash dividends in the future will potentially be limited by the terms of financing agreements that may hereafter be entered into by the Company or by the terms of any series of dividend-bearing Preferred Stock (such as the Series A Preferred Stock) that may be issued by the Company. See "Price Range of Securities and Dividend Policy" and "Description of Securities--Series A Preferred Stock."

      Significant Management Holdings. As of the date of this Prospectus, the Company's directors and officers as a group own an aggregate of approximately 23% of the outstanding shares of Common Stock (30% when beneficial ownership is considered) and will thus be able to exert significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions (such as acquisitions of the Company or its assets). If they were to act together as a group, the Company's officers and directors could delay or prevent a change of control of the Company. See "Principal Stockholders" and "Description of Securities."

      Delaware Anti-Takeover Statute; Possible Adverse Effects Associated with the Issuance of "Blank Check" Preferred Stock. The Company is a Delaware corporation and is subject to the prohibitions imposed by Section 203 of the Delaware General Corporation Law ("DGCL"), which is generally viewed as an anti-takeover statute. In general, this statute prohibits a public company incorporate in Delaware from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire the Company. In addition, the Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue up to 5,000,000 shares of "blank check" preferred stock, from time to time, in one or more series, solely on the authorization of its Board of Directors -- as was done in the case of the recent creation of the Series A Preferred Stock. The Board of Directors is thus authorized, without further approval of the stockholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of preferred stock. The issuance of such stock could, among other results, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock and Warrants. See "Description of Securities--Preferred Stock" and "--Anti-Takeover Provisions of Delaware Law."

      Certain Charter Provisions Having Anti-Takeover Effects. The Company's Certificate of Incorporation includes provisions that may, under certain circumstances, make it more difficult for a third party to gain control of the Company (e.g., by means of a tender offer), prevent or substantially delay such a change of control, discourage bids for the Company's securities at a premium, or otherwise adversely affect the market price of the Company's securities. At the next annual meeting of stockholders, for example, the Company's Board of Directors will be classified into three classes of directors, with each class serving a staggered three-year term. The Certificate of Incorporation also provides that stockholder action may only be effected at a duly called meeting of stockholders and not by a written consent in lieu of a meeting. These provisions could make it more difficult for stockholders to effect certain corporate actions that might facilitate a proposed acquisition of the Company (e.g., the replacement of directors of the Company) and might have the effect of delaying or preventing a change of control of the Company. See "Management--Directors and Executive Officers."

      Limitations on Liability of Directors and Officers. The Company's Certificate of Incorporation includes provisions to eliminate, to the full extent permitted by the DGCL as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the Company's By-Laws (the "By-Laws") require the Company to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. As a result of such provisions in the Certificate of Incorporation and the By-Laws, stockholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may reduce the likelihood of stockholders instituting derivative litigation against directors and officers and may discourage or deter stockholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders. See "Management--Limitations of Liability and Indemnification."

      State Registration Required for Sale of Shares. An investor may purchase Shares only if those Shares are qualified for sale, or are exempt from registration or qualification, under the applicable state securities laws of the State in which the prospective purchaser resides. The Company has not registered or qualified the Shares under any state securities laws and, unless the sale of Shares to a particular investor is exempt from registration or qualification under applicable state securities laws, that sale may not be effected until those Shares have been so registered or qualified.

      Shares Eligible for Future Sale; Registration Rights. As of the date of this Prospectus, the Company has 2,939,014 shares of Common Stock outstanding, of which shares the following were registered as part of the Underwritten Offering and, accordingly, are freely tradeable without restriction or further registration under the Securities Act: (i) 1,400,000 shares of Common Stock sold in the public market pursuant to the Underwritten Offering; and (ii) 290,000 shares of Common Stock which were registered in connection with the Underwritten Offering on behalf of certain selling stockholders of the Company. All of the remaining shares of Common Stock are "restricted securities" (as that term is defined in Rule 144 under the Securities Act), and as such they may be sold only pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. From and after June 24, 1997, however, substantially all of these restricted securities are either eligible for sale in the public market pursuant to Rule 144 or are subject to the exercise of certain demand and/or piggyback registration rights which the Company from time to time has granted to various of its securityholders. No prediction can be made as to the effect, if any, that sales of such securities, or the availability of such securities for sale, will have on the market prices prevailing from time to time for the Common Stock and Warrants. However, even the possibility that a substantial number of the Company's securities may, in the near future, be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. In addition, any future exercise of the registration rights held by existing securityholders of the Company could cause it to incur substantial expenses and could have a further negative impact upon the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities--Registration Rights," "Shares Eligible for Future Sale" and "Plan of Distribution."

      Effect of Outstanding Convertible Securities. As of the date of this Prospectus, there are outstanding: (i) currently exercisable Warrants to purchase an aggregate of 1,610,000 shares of Common Stock at a price of $4.00 per share; (ii) fully vested Employee Options to purchase an aggregate of 235,340 shares of Common Stock at prices ranging from $3.1875 to $5.00 per share; (iii) currently exercisable Underwriter's Warrants to purchase an aggregate of 140,000 shares of Common Stock at a price of $8.25 per share; (iv) currently exercisable Common Stock purchase warrants (which underlie the Underwriter's Warrants) to purchase an aggregate of 140,000 shares of Common Stock at a price of $5.20 per share; (v) 750 shares of Series A Preferred Stock, which are currently convertible into Common Stock upon the terms specified in the Certificate of Designations; (vi) certain currently exercisable warrants (issued in October 1996 to an independent contractor to the Company) to purchase an aggregate of 20,000 shares of Common Stock at a price of $5.00 per share; and (vii) certain currently exercisable warrants (which are beneficially held by Charles C. Johnston, a director and principal stockholder of the Company) to purchase an aggregate of 83,975 shares of Common Stock at a price of $3.60 per share. If any of these convertible securities are exercised for or converted into their underlying Common Stock equivalents, then the percentage ownership of persons then holding shares of Common Stock will be diluted, and subsequent sales in the public market of such underlying Common Stock could adversely affect the prevailing market prices for the Common Stock. See "Management--1996 Stock Option Plan" and "Description of Securities."

      Tax Loss Carryforward. The Company's net operating loss carryforwards ("NOLs") expire in the year 2010. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLs is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. The equity financing obtained by the Company in connection with the Underwritten Offering and certain private financings completed prior thereto resulted in an ownership change and, thus, in limitations on the Company's use of its prior NOLs. In the event the Company achieves profitable operations, any significant limitation on the utilization of its NOLs would have the effect of increasing the Company's tax liability and reducing net income and available cash resources. See Consolidated Financial Statements.

                  PRICE RANGE OF SECURITIES AND DIVIDEND POLICY

      The Common Stock and Warrants are listed on Nasdaq under the respective symbols KIDO and KIDOW. The following table sets forth the range of the high and low bid information (as provided by Nasdaq) of these listed securities for the period from June 24, 1996 (the effective date of the Underwritten Offering) through June 20, 1997. Such information may reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions.


                                  Common Stock                   Warrants
                                  ------------                   --------

                              Low Bid     High Bid       Low Bid       High Bid
                              -------     --------       -------       --------

FISCAL 1996:

4th Quarter (from 7/31/96)     2-1/8       5-3/8           3/8          1-1/2

FISCAL 1997:

1st Quarter                    2-3/4       4-1/8           1/2          1-1/8

2nd Quarter                      2         3-1/2           3/8           7/8

3rd Quarter                    2-3/4       4-1/8           3/8            1

4th Quarter                    2-1/2       4-1/8          14/32          15/16

FISCAL 1998:

1st Quarter (to 8/12/97)     1-15/16       2-1/2            3/8            1/2


      The Company has never paid any cash dividends on its Common Stock, and the Board does not intend to declare or pay any dividends on its Common Stock in the foreseeable future. The Board currently intends to retain all available earnings (if any) generated by the Company's operations for the development and growth of its business. The declaration in the future of any cash or stock dividends on the Common Stock will be at the discretion of the Board and will depend upon a variety of factors, including the earnings, capital requirements and financial position of the Company and general economic conditions at the time in question. In the case of cash dividends payable on the Common Stock (if ever declared by the Board), the Company's ability to pay them at any time after the date hereof may depend upon whether, at that time, it has satisfied in full its obligations to pay all dividends then accrued but unpaid on any then-outstanding shares of Series A Preferred Stock (the dividends on which may be paid by the Company, at its option, wholly or partly in cash and/or shares of Common Stock). In addition, the payment of cash dividends on the Common Stock in the future could be limited or prohibited by the terms of financing agreements that may be entered into by the Company (e.g., a bank line of credit or an agreement relating to the issuance of other debt securities of the Company) or by the terms of any additional series of Preferred Stock that may be issued. See "Description of Securities--Preferred Stock".


      As of August 12, 1997, there were approximately 800 record holders of Common Stock, 9 record holders of Warrants, and one record holder (Sellet) of Series A Preferred Stock.

                                 CAPITALIZATION


      The following table sets forth the short-term debt and capitalization of the Company as of April 30, 1997: (i) on an actual basis; and (ii) on a pro forma basis, giving effect as of such date to the consummation of the sale of 750 shares of Series A Preferred Stock in the first tranche of the 1997 Financing. All amounts are in thousands of dollars.

                                                              April 30, 1997
                                                              --------------

                                                            Actual   Pro Forma
                                                            ------   ---------

Short-term portion of capitalized leases obligations        $    95  $    95
                                                            =======  =======

Long-term portion of capitalized lease obligations          $    90  $    90

Stockholders' Equity:
     Preferred Stock, $.0001 par value, issuable in series:
      5,000,000 shares authorized; no shares issued and
      outstanding (actual); 750 shares of Series A
      Preferred Stock issued and outstanding (pro forma)         --       --
     Common Stock, $.0001 par value: 15,000,000 shares
      authorized; 2,939,014 shares issued and outstanding
      (actual and pro forma)                                     --       --
     Additional paid-in capital (actual)                      8,737    8,737
     Additional paid-in capital, arising from issuance of
      750 shares of Series A Preferred Stock (pro forma)         --      893 (1)

     Accumulated deficit                                     (8,497)  (8,685)(1)
                                                            -------  ---------

     Total Stockholders' Equity                                 240      945
                                                            -------  -------

           Total Capitalization                             $   330  $ 1,035
                                                            =======  =======


----------

(1) Gives pro forma effect to the issuance, pursuant to the 1997 Financing, of 750 shares of Series A Preferred Stock in exchange for $750,000, less $45,000 of issuance costs. Adjusted for the impact of the beneficial conversion feature related to the Preferred Stock in the amount of $188,000. For a further discussion, see page 4. Additional issuances of Series A Preferred Stock in the amounts of 500 shares, 500 shares and 250 shares are anticipated at approximately 30-day intervals following the Effective Date. The aggregate net proceeds from these issuances will be $1,130,000.

                             SELECTED FINANCIAL DATA


      The following selected financial data for the years and periods presented below is derived from the Company's consolidated financial statements. The financial data for the two fiscal years ended July 31, 1996 is derived from the Company's audited consolidated financial statements and related notes included elsewhere in this Prospectus. The data as of April 30, 1996 and 1997 (including the pro forma balance sheet data as of April 30, 1997) and for the nine-month periods then ended is derived from the Company's unaudited financial statements included elsewhere in this Prospectus, which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the nine months ended April 30, 1997 are not necessarily indicative of the results that may be expected for the full fiscal year. The following data should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." All amounts are in thousands of dollars, except per share amounts and number of shares.

Statement of Operations Data:

                                                                   Nine months  Nine months
                                                                     ended        ended
                                      Year Ended     Year Ended     April 30,    April 30,
                                                                  --------------------------
                                     July 31,1995   July 31,1996     1996           1997
                                    --------------------------------------------------------
                                                                  (unaudited)   (unaudited)
Sales                                $       521   $       761   $       670   $     1,063
Gross profit                                (136)          124           173           (36)
Net loss                                  (1,579)       (3,059)       (1,588)       (3,345)
Net loss per share                   $     (0.96)  $     (1.71)  $     (0.96)  $     (1.14)
Weighted average shs.(1)              {1,571,450}   {1,666,017}   {1,571,450}     2,939,014

Balance Sheet Data:                            April 30,1997   April 30,1997
                                             -----------------------------------
                                 July 31,1996      Actual      Pro forma(2)
                                ------------------------------------------------
                                                (unaudited)      (unaudited)

Cash and cash equivalents        $ 2,857        $    36         $   741
Working capital (deficit)          2,390         (1,024)           (319)
Total assets                       4,368          1,602           2,307
Long-term obligations                 80             90              90
Total liabilities                    782          1,362           1,362
Stockholders' equity             $ 3,586        $   240         $   945
--------------------
(1) Weighted average shares outstanding assumes all pre-IPO issuances of Common Stock and all conversions into Common Stock of a previously-authorized series of Preferred Stock and of certain convertible debt were made as of the beginning of the periods presented.

(2) Gives pro forma effect to the issuance, pursuant to the 1997 Financing, of 750 shares of Series A Preferred Stock in exchange for $750,000, less $45,000 of issuance costs. ($1,130,000 in net proceeds will be received after the date of this Prospectus from the issuance of 1,250 additional shares of Series A Preferred Stock).

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      The Company was organized in August 1993 (and began operations in November
1993) to develop, manufacture and market digitally personalized videos for children. The process of mass-producing personalized videos was developed internally and supplemented with additional technology purchased in 1995 (see "1995 Technology Acquisition" below). The Company claims proprietary rights in its technologies and production process. In April 1997, the Company was issued a U.S. patent relating to its digital personalization production process (Patent No. 5,623,587).


      The Company has incurred substantial operating losses since its inception, resulting in an accumulated deficit of approximately $8,497,000 as of April 30, 1997. For its fiscal year ended July 31, 1996, the Company had revenues of approximately $761,000 and a net loss of approximately $3,059,000, and, for the nine months ended April 30, 1997, the Company had revenues of approximately $1,063,000 and a net loss of approximately $3,345,000. The Company expects that its net loss for the fiscal year ended July 31, 1997 will exceed the net loss for the prior fiscal year, and that the Company will continue to operate at a loss until such time, if ever, when its operations generate sufficient revenues to cover its costs. The report of independent accountants on the Company's consolidated financial statements for the fiscal year ended July 31, 1996 contains an explanatory paragraph stating that the Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of such uncertainty.


      In June 1996 the Company consummated the Underwritten Offering (see "Initial Public Offering" below), raising net proceeds of approximately $5,560,000 through the issuance of 1,400,000 shares of Common Stock and 1,610,000 Warrants. In connection with the Underwritten Offering (sometimes called the "IPO"), all outstanding shares of a previously-authorized series of Preferred Stock (the "Retired Preferred Stock") were automatically converted into an aggregate of 293,533 shares of Common Stock, and $1,000,000 in principal amount of the Company's 10% Convertible Subordinated Debentures due 1998 (the "Debentures") was converted into 279,889 shares of Common Stock.

      The information set forth below includes "forward-looking statements" within the meaning of Section 21E of the Exchange Act and is subject to the safe harbor created by that section. Readers are cautioned not to place undue reliance on these forward-looking statements, as they speak only as of the date hereof.

Revenue Recognition

      The Company's products are marketed directly to consumers and also through mail-order catalogs and retail stores. All customer orders, regardless of their source, are processed at the Company's manufacturing plant in New York City. Revenue is recognized when the completed personalized video is shipped to the customer.

Results of Operations

      The following discussion should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this Prospectus.

      Nine Months Ended April 30, 1997 Compared to the Nine Months Ended April 30, 1996

      Sales. During the nine months ended April 30, 1997 (the "Current Period"), the Company shipped 40,914 personalized videos, an increase of 43% over the 28,695 units shipped during the nine months ended April 30, 1996 (the "Prior Period"). During the Current Period, the Company released four new personalized video titles. Mystery of the Missing King and Space Ace are animated titles that were released in October 1996 with direct mail and telemarketing programs. In January 1997, the Company released its first personalized videos combining live-action and animation sequences: Gregory & Me: See What I Can Do! and Gregory &
Me: My Amazing Animal Adventure. Both titles feature Gregory Gopher and his friends, proprietary characters developed by the Company. In the Current Period, these four titles doubled the Company's video product offerings to eight proprietary titles. The Company in the Current Period also released a plush version of Gregory Gopher and a non-personalized audio cassette featuring the sound track from the videos. Sales of these ancillary products were not significant in the period. The newly released videos accounted for 30% of the total sales volume in the Current Period.

      Sales increased 59% to $1,063,000, and include a 304% increase (to $643,000) in direct-to-consumer sales. This increase reflects the cumulative results of the Company's direct marketing activities during the Current Period, which were undertaken utilizing proceeds from the Underwritten Offering. These direct marketing activities included direct mail, telemarketing, radio, print and television advertising. The Company believes that its direct-to-consumer sales benefitted also from a higher level of consumer awareness resulting from television and print exposure of the Company and its products, including television exposure on the Oprah Winfrey Show, EXTRA, Managing with Lou Dobbs, and articles on the Company published by The New York Times, Gannett Newspapers, Newsweek, and Equity Magazine.

      Catalog and retail-sourced sales fell 19% to $413,000. A volume decline in the retail channel primarily reflects Prior Period marketing programs that were not rolled out in the Current Period. The number of catalogs offering the Company's products increased from 16 in the Prior Period to 36 in the Current Period. Revenues from this source, however, remained level with the Prior Period due to several factors. The timing of the release of the new Gregory & Me titles did not permit their inclusion in Christmas catalogs. Additionally, one of the Company's first and largest customers had been given an exclusive right to sell the Gregory & Me titles in the catalog channel, which limited their exposure. That exclusive right has expired at the end of 1996. Since the balance of the Company's catalog trade was limited to the first four titles of the Original Kideos, there was some price erosion in this channel.

      A write-off of production equipment accounted for $226,000 for the Current Period. The Company provided for the disposal of certain production equipment during the second quarter of its current fiscal year. This equipment was written off after the successful completion of tests which established that older Kideo titles could be produced using the Company's new, more efficient production equipment.


      Gross Margin. The Company's gross margin fell to negative 3% of sales in the Current Period from 26% in the Prior Period. Unit selling prices improved by approximately 10% due to the shift in sales mix from catalog-sourced sales (wholesale pricing) to direct-to-consumer sales (retail pricing). Unit sales in the Current Period were 43% higher than in the Prior Period. However, these positive results were offset by increases in fixed costs of $308,263 related primarily to an expansion of production capacity (depreciation of $19,000, rent of $28,000, supervision of $10,000, utilities of $6,000) and amortization of Gregory &

Me content development costs of $183,000. The one-time write-off of production equipment described above in the amount of $226,000 was recognized in this period.

      Selling Expenses. The Company's selling expenses increased 246% in the Current Period, to $1,852,000, from $536,000 in the Prior Period, reflecting principally the costs of marketing the new Gregory & Me titles through television, radio, print, direct mail, and telemarketing campaigns of $1,100,000. In addition there were increased salaries of $300,000 mostly related to data input and increased shipping expenses of $50,000 due to higher sales volume. Retail marketing programs pursued during the Prior Period in the amount of $125,000 were not recurring in the Current Period. See "Risk Factors--Limited Marketing Capabilities."


      General and Administrative Expenses. The Company's general and administrative expenses increased 83% in the Current Period, to $1,477,000, from $805,000 in the Prior Period. Research and development expenses increased $230,000 during the Current Period, to $344,000, from $114,000 in the Prior Period. The remainder of inter-period change relates primarily to (i) the higher expenses associated with being a public company (legal, stockholder reporting and insurance account for $246,000) and (ii) higher infrastructure costs (payroll, benefits, depreciation on leasehold improvements and online services account for $296,000).

      Loss from Operations. Loss from operations increased 188% in the Current Period, to $3,365,000, from $1,168,000 in the Prior Period, reflecting the above changes. Most notably, the cost of launching the new Gregory & Me titles on radio and television exceeded the revenues derived. One of the benefits of the launch, however, was that the Company built a substantial database of leads derived from people calling an 800 number for free Kideo order kits. The Company intends to use cost-effective means to convert those leads into orders during the remainder of the current fiscal year and into the Christmas season. Management is pursuing strategic marketing alliances with third parties, with the intention of reducing the Company's financial risk in direct-to-consumer advertising programs. There can be no assurances that these objectives will be achieved.


      The loss from operations includes operating investments in infrastructure, including space expansion, operating systems, research and development, and management. In response to unprofitable advertising expenditures, the Company has implemented 40% staff reductions from January 1997 levels; 10% salary reductions for management, with 20% reductions taken by the President and Chief Financial Officer; discontinuation of most priority and next-day delivery services, and elimination of some public relations activities. These actions were implemented during March and April, 1997.


      Other Income (Expense). The Current Period reflects an excess of interest income from investments (Treasury bills, money market funds and corporate commercial paper) over lease interest expenses. The Prior Period reflects lease interest expenses only; there was no interest income in that period.

      Nonrecurring Items. Nonrecurring items relate to interest charges, amortization of original issue discount related to certain of the Company's pre-IPO private financings, and amortization of the issuance costs of certain debt securities that either were repaid out of proceeds from the Underwritten Offering or were converted into Common Stock upon the closing of that offering.

      Net Loss. The net loss for the Current Period was $3,345,000, or $1.14 per share on 2,939,000 average shares of Common Stock outstanding, as compared to a net loss for the Prior Period of $1,662,000, or $1.01 per share on 1,571,000 average shares of Common Stock outstanding.

      Fiscal Year Ended July 31, 1996 Compared to the Fiscal Year Ended July 31, 1995

      Sales. For the fiscal year ended July 31, 1996 (the "1996 Fiscal Year"), approximately 32,100 Kideos were produced and sold, representing an increase of 51% over the approximately 21,300 Kideos sold during the fiscal year ended July 31, 1995 (the "1995 Fiscal Year").

      Sales increased by 46% (or $239,700), from $521,200 for the 1995 Fiscal Year to $760,900 in the 1996 Fiscal Year. Catalogue-sourced sales accounted for $139,200 of the increase. Orders from consumers grew 27%, accounting for an increase of $44,000 to $204,100 for the 1996 Fiscal Year. Retail-sourced sales increased 128%, to $100,500 for the 1996 Fiscal Year from $44,000 in the 1995 Fiscal Year. The increase in sales for the 1996 Fiscal Year is attributable to the Company's representation in several nationally and regionally recognized catalogs, including, most notably, Hammacher Schlemmer, which accounted for 26% of the Company's total sales for the year, as compared to 42% for the 1995 Fiscal Year. Several direct marketing initiatives in print and direct mail, as well as a higher level of consumer awareness of the Company's products, drove the growth in direct sales. The Company's sales are highly seasonal, with 49% of orders placed during the October-December period in the 1995 Fiscal Year and 58% in the 1996 Fiscal Year.


      Cost of Sales. Cost of sales decreased 3% or $21,000 from 658,000 in the 1995 Fiscal Year to 636,700 in the 1996 Fiscal Year. Volume related increases in materials and royalties accounted for $35,000 and depreciation accounted for an additional increase of $186,000. These increases were more than offset by reductions in consulting fees ($73,000), lower content amortization costs ($66,000) and lower direct payroll costs ($110,000).

      Selling Expenses. Selling expenses increased 10%, or $69,500, from $667,700 in the 1995 Fiscal Year to $737,200 for the 1996 Fiscal Year. Volume-related increases in catalogue commissions of $43,000 and packaging materials of $122,000 were offset by lower advertising expenses of $87,000 in the 1996 Fiscal Year.

      General and Administrative Expenses. General and administrative expenses increased $480,700, from $656,100 in the 1995 Fiscal Year to $1,136,800 in the 1996 Fiscal Year. The primary causes of this increase were in development expenses related to enhancing the technology used to personalize videos of $200,000, costs incurred in connection with the Company's customer and production databases of $69,000, and additional staffing to accommodate increased business of $168,000. The development and database expenses are expected to be ongoing as the Company expands its title offerings and production volume.


      Interest and Nonrecurring Items. Nonrecurring items for the 1996 Fiscal Year were $1,221,000. The nonrecurring items are for interest and Debenture amortization of $307,000 upon the conversion of the Debentures, interest and amortization of original issue discount of $826,000 related to certain of the Company's private financings undertaken before the Underwritten Offering, and the redemption of certain Class A Warrants (exercisable to purchase an aggregate of 34,989 shares of Common Stock at $2.86 per share) and certain Class B Warrants (exercisable to purchase an aggregate of 17,496 shares of Common Stock at $5.72 per share), for an aggregate redemption price of approximately $88,000. These items were paid at or prior to the consummation of the Underwritten Offering.

      A decrease in interest expense of $30,000, from $118,000 for the 1995 Fiscal Year to $88,000 in the 1996 Fiscal Year, was due to reclassification of Debenture interest to nonrecurring expenses for the 1996 Fiscal Year.

Liquidity and Capital Resources

      In June 1996 the Company consummated the Underwritten Offering (see "Initial Public Offering" below), raising net proceeds of approximately $5,560,000 through the issuance of 1,400,000 shares of Common Stock and 1,610,000 Warrants. In connection with the Underwritten Offering, all outstanding shares of the Retired Preferred Stock were automatically converted into an aggregate of 293,533 shares of Common Stock, and $1,000,000 in principal amount of Debentures was converted into 279,889 shares of Common Stock.

      The Company's working capital increased $3,071,000, to $2,389,000 at July 31, 1996, from a deficiency of $682,000 at July 31, 1995. The increase in working capital was primarily due to the IPO net proceeds of $5,560,000, offset by the net loss at July 31, 1996 of $3,059,000.

      The Company used $2,306,000 for operating activities. This resulted from the net loss of $3,059,000, offset by $1,315,000 in non-cash charges for depreciation and amortization, and the use of $562,000 to build working capital exclusive of cash and cash equivalents.

      In the 1996 Fiscal Year, the Company's financing activities included $64,000 from the issuance of Debentures and shares of the Retired Preferred Stock, which was offset by the repayment of (i) $61,000 of indebtedness to related parties and (ii) $1,375,000 in interim bridge financing indebtedness, which had been issued anticipation of the IPO and was repaid upon the IPO closing. The Company paid $112,000 against its long term capital leases and paid a $60,000 cash dividend on the Retired Preferred Stock.

      The Company invested $108,000 in property and equipment during the 1996 Fiscal Year.

      The Company's capital requirements in connection with its development of new product, infrastructure and marketing activities have been and will continue to be significant. The Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the progress and timing of its new product development efforts), that the proceeds remaining from the 1997 Financing, together with anticipated revenues from operations and its current cash and cash equivalent balances, will be sufficient to fund the Company's operations and capital requirements until approximately December 1997. In the event the Company's plans change or its assumptions change or prove to be inaccurate, however, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of any additional financing, and it is not anticipated that existing stockholders will provide any portion of the Company's future financing requirements. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all.


      Balance sheet conditions which may be indicators of the Company's liquidity would include the cash balance ($35,809 at April 30, 1997 before the infusion on May 13, of $705,000 in net proceeds from the issuance of Preferred Stock in the first tranche of the 1997 Financing); working capital (which was a deficiency of $1,354,000 at April 30, 1997); and the equity position ($240,000 at April 30, 1997). Improvement in these indicators has in the past been dependent on external sources of financing, in the forms described below rather than through operations. Those operating factors which would afford an evaluation of the Company's ability to internally generate liquidity in both the short term and long term would include the revenue growth rate (46% over the prior fiscal year), the gross margin generated from operating activities (the nine month period ended April 30, 1997 includes a significant equipment write-off) and the rate of selling, general and administrative expense spending relative to the revenue generated. Operating cash flow as evidenced by earnings adjusted for the non-cash expenses of depreciation, amortization of content costs and non-cash write-offs (resulting in negative operating cash flow of $2,609,000 for the nine month period ended April 30, 1997) would provide an indication of the financing needed to fund future operating activities, however, these must be evaluated along with management's actions to increase its revenue stream, increase the efficiency of its marketing efforts, and control the costs of its infrastructure as discussed above in "Results of Operations."


      Because the Company has operated at a loss since its inception and has not generated sufficient revenue from its operations to fund its activities, it has, to date, been substantially dependent on loans from its stockholders and private and public offerings of its securities to fund its operations. These financings are described below.

      September 1994 Financing

      In September 1994, the Company borrowed an aggregate principal amount of $250,000 from nine accredited investors participating in a private placement of the Company's 10% promissory notes (the "September 1994 Financing"). The net proceeds of the September 1994 Financing were used for working capital purposes. The September 1994 Financing was subsequently restructured as a result of the Company's inability to repay the indebtedness in November 1994, when it was originally due. As a result of that restructuring, in May 1995, in connection with the initial closing of the May 1995 Units Financing (described below): (i) $75,000 in principal amount of the September 1994 Financing was repaid; (ii) $175,000 in principal amount of the September 1994 Financing was converted into
1.75 of the units sold in the May 1995 Units Financing; and (iii) the lenders in the September 1994 Financing were issued, in proportion to their respective initial September 1994 loans, Class A Warrants to purchase an aggregate of 34,989 shares of Common Stock and Class B Warrants to purchase an aggregate of 17,496 shares of Common Stock. All of these Class A Warrants and Class B Warrants were redeemed for an aggregate redemption price of approximately $88,000 in June 1996, following consummation of the IPO.

      Johnston Financings

      In October 1994, Charles C. Johnston (then and now a director of the Company) and J&C Resources, a corporation of which Mr. Johnston is the sole stockholder, (together, "Johnston") invested an aggregate of $300,000 in the Company, in consideration of which Johnston was issued 3,226.085 shares of Preferred Stock of the Company. In March 1995, Johnston (i) returned his 3,226.085 shares of Preferred Stock to the Company for cancellation in exchange for a promissory note of the Company in the principal amount of $300,000, and
(ii) loaned the Company an additional $100,000 (collectively, the "Johnston Financings"). The net proceeds of the Johnston Financings were used by the Company for working capital purposes. The $400,000 principal amount of notes issued pursuant to the Johnston Financings (the "Johnston Notes") accrued interest at a rate of 12% per annum and were secured by a pledge of substantially all of the Company's assets (which security has since been terminated). In addition, pursuant to the terms of the Johnston Notes, in May 1995 Johnston received Class A Warrants to purchase an aggregate of 55,983 shares of Common Stock and Class B Warrants to purchase an aggregate of 27,992 shares of Common Stock (collectively, the "Johnston Warrants"). The Johnston Notes were to have matured in September 1995; however, prior to such time and in accordance with their terms, in June 1995 the $400,000 aggregate principal amount of the Johnston Notes was converted into four of the units sold in the May 1995 Units Financing. The interest owed on the Johnston Notes at the time of such conversion was not paid. The $17,000 interest owed on the Johnston Notes at the time of such conversion was paid to Mr. Johnston out of the net proceeds of the 1996 Bridge Financing (described below).

      December 1994 Financing

      In December 1994, the Company borrowed an aggregate principal amount of $400,000 from eight accredited investors participating in a private placement of the Company's promissory notes, which notes were to be repaid in an amount equal to 105% of the principal amount borrowed on the earlier of (i) the consummation of a subsequent private placement generating net proceeds to the Company in excess of $950,000, and (ii) May 15, 1995 (the "December 1994 Financing"). The net proceeds of the December 1994 Financing were used for working capital purposes. As a result of an agreement made in March 1995 among the Company and the lenders of the December 1994 Financing, in May 1995 (in connection with the initial closing of the May 1995 Unit Financing) the $400,000 principal amount of the December 1994 Financing was converted into four of the units sold in the May 1995 Units Financing, and the December 1994 lenders were paid interest equal to 5% of their original investment in the December 1994 Financing.

      May 1995 Units Financing


      During the period from May through October 1995, the Company consummated a series of sales of units of its Debentures and shares of the Retired Preferred Stock, having an aggregate purchase price of $2,000,000, to 79 accredited investors participating in the "May 1995 Units Financing". For each $100,000 unit purchased in the May 1995 Units Financing, a purchaser received 50 shares of the Retired Preferred Stock and a Debenture in the principal amount of $50,000. Of the 20 units sold in the May 1995 Units Financing: (i) 1.75 units represented the conversion in May 1995 of $175,000 of the then-outstanding principal amount due in connection with the September 1994 Financing; (ii) 4 units represented the conversion in June 1995 of the $400,000 aggregate principal amount then outstanding in connection with the Johnston Financings; and (iii) 4 units represented the conversion in May 1995 of the $400,000 aggregate principal amount then outstanding in connection with the December 1994 Financing, each described above. The net proceeds from the sale of the remaining
10.25 units in the May 1995 Units Financing were used (a) to repay the remaining $75,000 principal amount of the September 1994 Financing, (b) to pay the 5% interest owing in respect of the December 1994 Financing, and (c) for working capital purposes. Upon the June 1996 consummation of the IPO, all outstanding shares of the Retired Preferred Stock of the Company were automatically converted into an aggregate of 293,533 shares of Common Stock, and $1,000,000 in principal amount of Debentures was converted into 279,889 shares of Common Stock, both issues with a per share value of $3.57.


      1995 Pre-Bridge Financing


      During September and October 1995, the Company effectuated a private placement of $300,000 of its securities to six existing stockholders, including an affiliate of Charles C. Johnston, a director of the Company (the "1995 Pre-Bridge Financing"). In connection with such financing, the Company issued to the investors an aggregate of $300,000 in principal amount of 9% promissory notes (the "1995 Pre-Bridge Notes") and 90,000 shares of Common Stock (the "1995 Pre-Bridge Shares"). The 1995 Pre-Bridge Notes bore interest at the rate of 9% per annum and were to be repaid on the earlier of (i) one year from the date of issuance and (ii) the consummation of an initial public offering of the Company's securities. The net proceeds of the 1995 Pre-Bridge Financing were used for working capital purposes. The Company used approximately $320,000 of the IPO proceeds to repay all of the 1995 Pre-Bridge Notes. In addition, the 90,000 1995 Pre-Bridge Shares were registered by the Company with a per share value of $1.81, concurrently with the IPO, for resale by their holders.


      1996 Pre-Bridge Financing

      In January 1996, the Company obtained an aggregate of $125,000 in financing (the "1996 Pre-Bridge Financing") from two of its executive officers (Robert J. Riscica, the Company's Chief Financial Officer, and Marvin H. Goldstein, the

Company's Vice President-Controller). In connection with this 1996 Pre-Bridge Financing, Messrs. Riscica and Goldstein purchased two and one-half units of the Company's securities, which units were identical to the Bridge Units subsequently issued in connection with the 1996 Bridge Financing, as such terms are defined immediately below (except that, unlike the shares of Common Stock included in the Bridge Units, the shares included in these units (the "1996 Pre-Bridge Shares") were not registered concurrently with the IPO). As a result of the 1996 Pre- Bridge Financing, the Company issued to Messrs. Riscica and Goldstein unsecured 9% promissory notes of the Company in the aggregate principal amount of $125,000 (the "1996 Pre-Bridge Notes") and an aggregate of 25,000 1996 Pre-Bridge Shares with a per share value of $2.32. The Company used approximately $129,000 of the IPO proceeds to repay all of the 1996 Pre-Bridge Notes.


      1996 Bridge Financing


      In February 1996, the Company completed the sale of 15 units (the "Bridge Units") to 11 private investors (the "1996 Bridge Financing"), each Bridge Unit consisting of (i) an unsecured 9% promissory note of the Company in the principal amount of $50,000, due and payable on the earlier of the consummation of the IPO and February 23, 1997 (subject to extension, under certain circumstances, to February 23, 1998) (each, a "Bridge Note") and (ii) 10,000 shares of Common Stock (the "Bridge Shares"), at a price of $50,000 per Bridge Unit. The Company received gross proceeds of $750,000 from the sale of the Bridge Units. After the payment of $75,000 in placement fees to the Underwriter of the IPO, who acted as placement agent for the Company with respect to the sale of the Bridge Units, and other offering expenses of approximately $85,000, the Company received net proceeds of approximately $590,000 in connection with the 1996 Bridge Financing. The Company's sale of the 15 Bridge Units resulted in the Company's issuance of a total of $750,000 in principal amount of Bridge Notes and 150,000 Bridge Shares. The Company used approximately $767,000 of the IPO proceeds to repay all of the Bridge Notes. The 150,000 Bridge Shares were registered by the Company with a per share value of $1.82, concurrently with the IPO, for resale by their holders.


      June 1996 Financing


      In June 1996, the Company completed the sale of two units (the "June Bridge Units") to two private investors (the "June 1996 Financing"), each June 1996 Unit consisting of (i) an unsecured 9% promissory note of the Company in the principal amount of $100,000, due and payable on the earlier of the consummation of the IPO and February 23, 1997 (subject to extension, under certain circumstances, to February 23, 1998) (each, a "June 1996 Note") and (ii) 25,000 shares of Common Stock (the "June 1996 Shares"), at a price of $100,000 per June 1996 Unit. The Company received gross proceeds of $200,000 from the sale of the June 1996 Units. After the payment of $20,000 in placement fees to the Underwriter, who acted as placement agent for the Company with respect to the sale of the June 1996 Units, the Company received net proceeds of $180,000 in connection with the June 1996 Financing. The Company's sale of the two June 1996 Units resulted in the Company's issuance of a total of $200,000 in principal amount of June 1996 Notes and 50,000 June 1996 Shares. Upon the consummation of the IPO, the Company used $201,200 of the proceeds to repay all of the June 1996 Notes, including interest. The 50,000 June 1996 Shares were registered by the Company with a per share value of $1.80, concurrently with the IPO, for resale by their holders.


      Initial Public Offering

      In January 1996, the Company's Board of Directors authorized an increase in the number of shares of preferred stock from 100,000 to 5,000,000. In addition, the Company's Board of Directors authorized an increase in the number of shares of Common Stock from 400,000 shares, par value $.01 per share, to 15,000,000 shares, par value $.0001 per share, and declared a stock split pursuant to which stockholders received 8.6545 shares of Common Stock for each share of Common Stock previously owned.

      In June 1996, the Company consummated the Underwritten Offering of 1,400,000 shares of Common Stock at an offering price of $5.00 per share and 1,610,000 Warrants at an offering price of $.10 per Warrant. The net proceeds to the Company were approximately $5,560,000 after deducting issuance costs of $1,601,000, which were charged to equity.

      Upon the closing of the IPO, the Company repaid $1,375,000 principal amount of bridge note financings and converted the outstanding Debentures into 279,889 shares of Common Stock. In addition, all outstanding shares of the Retired Preferred Stock were converted into 293,533 shares of Common Stock. A more detailed summary of the Underwritten Offering begins on page ii of this Prospectus.

      1997 Financing

      A summary of this transaction begins on page 3 of this Prospectus under "The 1997 Financing." The Company has used the approximately $705,000 in net proceeds from the May 1997 sale of the initial 750 shares of Series A Preferred Stock which can be sold pursuant to the 1997 Financing as working capital for general corporate purposes.


      During the current fiscal year ending July 31, 1997, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company has elected to continue the accounting set forth in pre-existing pronouncements and to provide the necessary pro forma disclosures. The Company does not expect that the application of these financial accounting and reporting standards will have a material effect on its financial condition or results of operations for the fiscal year ending July 31, 1997.

      During its next fiscal year ending July 31, 1999, the Company will adopt SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required primary EPS with a presentation of basic EPS. The pro forma effect of the application of this statement to the nine months ended April 30, 1996 is immaterial. When adopted, the Company will be required to restate its EPS data for all prior periods presented. The Company does not expect the impact of the adoption of this statement to result in material changes to its previously reported EPS amounts.


Change in Accountants

      On August 29, 1996, the Company engaged Arthur Andersen LLP as the independent accountant to audit the Company's financial statements.

      On that same date, the Company dismissed Goldstein Golub Kessler & Company, P.C. ("GGK"), the independent accountant previously engaged by the Company to audit its financial statements. The decision to change accountants was approved by the Company's Board of Directors.

      The report of GGK on the Company's consolidated financial statements for its fiscal year ended July 31, 1995 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

      From August 1, 1994 through the date of GGK's dismissal, there were no disagreements with GGK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to GGK's satisfaction, would have caused GGK to make reference to the subject matter thereof in connection with its report. From August 1, 1994 through the date of GGK's dismissal, there were no "reportable events" as that term is used in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

                                    BUSINESS

General

      In its approximately four year history, Kideo Productions, Inc. has succeeded in developing proprietary technologies and production processes which have made it a low-cost manufacturer of a revolutionary new type of home video product: digitally personalized videos ("Kideos"). Since commercially launching its first Kideos nationally in the spring of 1994, the Company has focused primarily on producing proprietary Kideo titles for children aged two to seven. In a Kideo, a child's face and spoken name are digitally placed by a PC-based production system into a story template that has been stored as digital video. The digital video is then output to analog video, allowing the child to become the star in a personalized VHS videocassette. The Company currently markets eight proprietary Kideo titles for children. With its existing Kideos targeting the children's market, the Company has created -- and believes it dominates -- a unique product niche in the home video market.


      For its fiscal years ended July 31, 1995 and 1996, the Company had net losses of approximately $1,579,000 and $3,059,000, respectively, and it had an accumulated deficit of approximately $8,497,000 as of April 30, 1997. The report of independent public accountants on the Company's consolidated financial statements for the fiscal year ended July 31, 1996 contains an explanatory paragraph stating that the Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of such uncertainty.


      The Company claims proprietary rights in its technologies and production process. In April 1997, the Company was issued a U.S. patent relating to its digital personalization production process (Patent No. 5,623,587). The Company believes that this patent could potentially have substantial value, since the Company expects that businesses owning characters that are popular in the children's home video and television markets will ultimately seek to exploit those characters in digitally personalized audiovisual products.

      Prior to 1997, the Company had marketed six Kideo titles (the "Original Kideos"), which were created utilizing the first generation of the Company's proprietary computerized production process. That production process resulted, in general, in a videocassette product that might be likened to a "video picturebook" - the child's personalized character appearing in an Original Kideo is capable of only a very limited range of partial-motion animation.

      In January 1997, the Company began marketing the first two titles in its new series of Gregory and Me Kideos. The Company created these titles utilizing a newly implemented proprietary production system. As a result of the improved computerized production technologies employed by this system, in a Gregory and Me title the child's personalized character can exhibit two-dimensional full-motion animation and can be made to interact with both two-dimensional animated versions and three-dimensional puppet versions of the Gregory and Me cast of proprietary characters -- who in each title are led by Gregory Gopher. It is this recently patented production process -- a sophisticated technological system for the low cost, mass production of digitally personalized videos -- which the Company believes will provide it with a meaningful near-term competitive advantage over new entrants into the emerging market for digitally personalized home video products.

      Each of the Original Kideos and Gregory and Me Kideos utilizes a digitally- stored video story template that features content and characters which are proprietary to the Company. The eight existing Kideo titles each has a playing time of approximately 20 minutes and a suggested retail list price of $29.95. The Company believes, however, that more than half of all Kideos sold by its customers have been offered at an actual retail price of $34.95 or higher. To date, substantially all Kideos sold have been purchased by U.S. consumers. The Company historically has relied primarily on national catalogue retailers (such as Hammacher Schlemmer and Spiegel) to market and sell its products. Since the Underwritten Offering, however, the Company has increasingly been targeting its marketing strategies towards direct-to-consumer advertising and the development of relationships with established national distributors of children's home video products.

Operating Strategy

      The Company has recently determined to focus its near-term development efforts for new Kideos increasingly upon the creation of titles featuring licensed characters (instead of proprietary ones) that have proven popularity in the children's home video market. In furtherance of that objective, the Company is currently seeking out licensing, marketing and other arrangements with companies that control those types of characters and/or that have the demonstrated financial and operational capabilities to promote and distribute children's home video products through a broad range of domestic distribution channels, including retail outlets of various kinds. The Company, however, is not seeking, or engaged in negotiations concerning, any arrangements that relate to any merger, consolidation, purchase or sale transaction involving the Company, any of its assets or any other business.

      The Company's long-term business strategy is to become a premier market leader, both domestically and internationally, in the development, manufacturing and marketing -- to children and other consumers -- of a wide variety of digitally personalized home video titles, other digitally personalized audiovisual products, and related articles of merchandise (both personalized and non- personalized). Included among the Company's product development goals are:

      o to develop additional Kideo titles for children employing both proprietary and licensed characters, including (i) series of titles that -- like the Gregory and Me series and popular children's television programs -- feature the same cast of recurring characters, and (ii) titles for older children; and

      o to develop other digitally personalized audiovisual products likely to appeal to a demographic base spanning both children and adults, such as personalized screen savers and other personalized software products for personal computers.

      In addition, the Company will in general continue to seek to expand its product line by exploiting more sophisticated digital personalization technologies, as they become available, in order to offer to consumers progressively more sophisticated and entertaining personalized media products.

Technology Overview


      The production of Kideos was made possible by relatively recent advancements in the capabilities of affordable desktop personal computers ("PCs") to process, manipulate and edit digital video information. A Kideo is created by overlaying a digitized photographic image of a child's face onto the body of an illustrated character embodied in a pre-existing digital story template and then recording, to an analog VHS videocassette, the resulting series of digital images to the accompaniment of music and narration. The narrative track is also personalized in appropriate places by inserting the spoken name of the child. In the future, the Company's current production technologies will enable it to manufacture Kideos in digital versatile disk ("DVD") and other digital formats.


      The three older titles of those comprising the Original Kideos -- Mr. Tibbs & the Great Pet Search; My Alphabet; and 1,2,3, Come Count With Me -- were conceived and produced by the Company prior to the Company's development of its recently patented digital personalization production process, using a less advanced production system (referred to herein as the "TVL system"). These three Kideo titles consist merely of 130 to 150 two-dimensional full-screen illustrated images (or "frames") in which the child appears as the main character together with other illustrated characters who comprise the standard content of the particular title. In the three Kideo titles produced with the TVL system, the illustrated body of the child's personalized character can be moved around within a frame, but only in a limited number of frames, and each frame appears on screen for almost six seconds before fading to the next frame. As a result, the finished Kideo product has a somewhat static appearance that might be likened to a "video picturebook," as distinguished from the full-motion animation a consumer experiences when viewing, for example, a videocassette of Disney's The Lion King. During the second half of 1996, the Company ceased producing the three older Original Kideos on the TVL system and began manufacturing them using the digital personalization production process in use currently by the Company.

      The fourth of the Original Kideo titles is My Christmas Wish. First introduced to the market in the latter half of 1995, this title was the first Kideo to be produced by the Company utilizing a newly-implemented system for the production of digitally personalized videos. Because the Company utilized some of the new and more advanced production technologies available to it with such system, the two-dimensional illustrated body of the child's personalized character in this title exhibits a significantly greater range of animated motion -- although still not full-motion animation. In My Christmas Wish, not only can the illustrated character be moved around the screen, but there is also movement within the illustrated body itself (i.e., arms can be raised, the head turned, etc.).

      In January 1997, the Company introduced to the market the first two titles of the Gregory and Me series of Kideos - See What I Can Do! and My Amazing Animal Adventure. In creating these two titles, the Company utilized some of the more advanced production capabilities afforded by its new digital personalization production process. As a result, in the first two Gregory and Me Kideos, the illustrated body of the child's personalized character exhibits two-dimensional full-motion animation (instead of merely partial-motion animation) and is able to interact with both two-dimensional animated versions and three-dimensional puppet versions of the Gregory and Me cast of proprietary characters.

      The Company's ultimate objective for the evolution of its digital personalization production process, however, is to create a manufacturing system capable of producing, at low cost, Kideos -- as well as other digitally personalized consumer media products -- in which the customer's personalized character can exhibit two dimensional or three dimensional full-motion animation in both its illustrated body and in the features of its personalized facial image (e.g., moving eyes and eyebrows and lips that move in synchronization with sound). The Company believes that such features may be required in order for digitally personalized media products to achieve broad consumer acceptance. There can be no assurance, however, that the Company will ever succeed in developing a production system capable of producing products with such features at a cost acceptable to the Company. For instance, while the Company believes that, at the present time, there are existing technologies (such as those that enabled Pixar Animation Studios to produce the feature film Toy Story) that could be used to produce products with such features, the costs associated with such production would make those products far too expensive for the broad-based consumer market.

Production of Kideo Products

      The Company's current digital personalization production process was developed in order to further the Company's ultimate objective of creating digitally personalized products featuring two-dimensional and three-dimensional full-motion animation. The Company developed this new system using, in large part, certain computer software assets and production technologies that it acquired through an asset purchase transaction consummated with a Canadian company in July 1995. See "Certain Transactions--1995 Technology Acquisition."

The new production system (which is based upon the use of affordable, networked IBM-compatible Pcs) produces Kideos by employing PC hardware, proprietary computer software and proprietary production technologies and components in combination with various commercially available multimedia production software applications.

      The Company claims proprietary rights in its production technologies and processes. In April 1997, the Company was issued a U.S. patent relating to its digital personalization production process (Patent No. 5,623,587). The Company believes that this patent could potentially have substantial value, since the Company expects that businesses owning characters that are popular in the children's home video and television markets will ultimately seek to exploit those characters in digitally personalized audiovisual products.

      The Company first used its current digital personalization production process in the development of My Christmas Wish. As a result, this title became the first Kideo title in which the illustrated body of the child's personalized character is able to exhibit actual two-dimensional partial-motion animation. The new Kideo production system is already capable, however, of producing an even wider range of motion than that exhibited by the personalized character in My Christmas Wish. The more advanced technologies utilized in the new system make it possible to produce a personalized video in which (i) the illustrated body of the child's personalized character can exhibit two-dimensional full-motion animation and (ii) the personalized facial image of the child's character can exhibit at least some limited motion, such as eyes that blink and lips that move up and down (although not necessarily in synchronization with the soundtrack). The Company expects that these improvements in the features of its Kideos will enable it to produce new titles that will be more entertaining and engaging for the child for whom a Kideo is purchased. To date, however, the Company has not made use in any Kideo titles of the capability to achieve partial animation of the personalized facial image of the child's character. It is anticipated that this feature improvement will first be implemented at some time during 1998 in connection with a new title in the Gregory and Me series or in a future title featuring popular children's characters licensed from others (the development of which cannot be assured).

      The Company believes that -- in addition to improving the quality and features of the Company's products -- its new Kideo production system will afford it a variety of other competitive advantages, including these:

      o Reduced Production Time. When using the new production system, the time required to manually silhouette (or "cut") the customer's face and then for the PC to automatically size and place that face's digital image throughout a digital video template has been reduced by approximately 50% when compared with the time required for these procedures using the defunct TVL system.

      o Greater Production Yields. A single production station employing the Company's new production system is capable of producing approximately 160 personalized Kideos during an eight-hour shift, as compared to the less than 80 such Kideos that a single TVL-system production station was capable of producing during the same shift.

      Product Fulfillment

      The Company designs, develops and produces its Kideo products as finished goods at its New York City facility, without employing any subcontractors in the production process. Pre-paid Kideo order kits are shipped to the Company's customers from third-party fulfillment centers. The components used in the production of Kideos (e.g., Pcs, commercially available multimedia production software applications, and VHS videocassettes and related labels and packaging) are readily available to the Company from a large number of competitively priced suppliers. Once ordered, a personalized Kideo is produced and shipped to the customer generally within two to four weeks after the order is received. There is consequently no meaningful backlog.

      The Company believes that it currently has the production capacity, personnel and other resources required in order to produce and deliver its existing Kideo products on a timely basis and in accordance with the Company's estimated demand for its products. This belief is derived in large part from the nature of the Company's new production system, which is comprised of modular production stations. In the event of increased demand for its Kideos, the Company's experience has been that one or more production stations can be added and the related production personnel trained in about one week. In addition, because the Company sells a Kideo by first selling the order kit for the desired title, the Company at any point in time can accurately forecast the short-term demand for its products based upon the number of Kideo order kits then in circulation. As a result, the Company believes that it can anticipate a need to add new Kideo production stations reasonably in advance of having actually to meet any increased future demand for its products.

The Existing Kideo Titles

      The six Original Kideo titles (Mr. Tibbs & the Great Pet Search; My Alphabet; 1,2,3, Come Count With Me; My Christmas Wish; Mystery of the Missing King; and Space Ace ) and the first two Gregory and Me titles (See What I Can Do! and My Amazing Animal Adventure) all feature characters developed by the Company - respectively, Mr. Tibbs, Alexander G. Bear, Counting Cat, the Company's own version of Santa Claus and, in each Gregory and Me title, a cast of animal characters consisting of Gregory Gopher (the "host" of each title), Cyrus, Shelly, Ziggy and Zag. Each video story lasts for approximately 20 minutes.

      Each of the eight Kideo titles now being marketed has been designed to take advantage of the power of video personalization to stimulate the imagination of children by literally placing them in exciting and educational situations where they can see themselves learning and having fun. They ride on the back of a hippo while counting four turtles in a boat; they learn about the letter "L" by leapfrogging over Alexander G. Bear; and they dive beneath the sea to meet a tortoise. Mr. Tibbs even asks, "Sarah, would you like a zebra for a pet?" In My Amazing Animal Adventure, the child at one point sees her personalized character riding in a canoe with a three-dimensional puppet version of Gregory Gopher, who calls her attention - addressing her by name - to various animals they are passing on the river.

      In addition to the child's face appearing throughout his or her personalized Kideo, the child's name is spoken in various appropriate places on the Kideo soundtrack. The Company maintains an extensive digital archive of the audio recordings of the spoken first names of all of its child-customers. The archive is updated on a regular basis as new Kideo orders are received which require the recording and insertion of a name not then in the Company's database. In its Kideo order kits and other marketing materials, the Company makes a commitment to its potential customers to produce a Kideo in which any specified name of a child will be spoken on the Kideo to that child's personalized character. The child's name is also printed on the outside cover of each tape (which is packaged in a white vinyl album cover), as well as on the label of the tape itself. The tape shells come in assorted bright colors.

      Each of the existing Kideo titles currently has a suggested retail list price of $29.95. The Company believes, however, that more than half of all Kideos sold to date by its customers have been offered at an actual retail price of $34.95 or higher, and the Company is considering raising its suggested retail list price to $34.95 in the near future.

Potential Future Products

      There can be no assurance that the Company will ever be successful in developing any of the potential new products described below (or their associated production methodologies), that it will have the financial and other capabilities required to commercialize such new products, or that any of such products, if commercialized, will be successfully marketed by the Company or contribute materially to the Company's future revenues or profits (if any).

      Near-Term Product Development Goals

      From among the many conceivable new product opportunities envisioned by the Company, it currently intends, in the short- to near-term, to continue to direct its product development efforts towards the market segment that it believes it has largely created and accordingly knows best -- the home-consumer market for digitally personalized products that are essentially videos in nature (as opposed to, for example, computer games or other computer software titles). For the near future, the Company also intends to focus its efforts primarily on the continued expansion of the Kideo concept and product line.

      The Gregory and Me Series. The Company believes that, in the short term, it will continue to derive the substantial majority of its revenue from the sale of Kideos embodying its own proprietary content. The Company accordingly will continue to seek to develop and produce new titles for release as part of the Gregory and Me series, and it will seek to exploit Gregory Gopher and the rest of the series cast in merchandise and other entertainment media.

      The two titles that now comprise the Gregory and Me series are being produced utilizing the Company's recently-patented digital personalization production process, and the cast of proprietary characters appearing throughout this new series appear at different times as two-dimensional animated characters and three-dimensional live action puppet-based characters. The child's personalized character interacts with these other characters in various entertaining environments. The illustrated body of the child's personalized character exhibits two-dimensional full-motion animation. In addition, in the two Gregory and Me Kideos the child's personalized character appears throughout each title on a nearly continuous basis (whereas in the four Original Kideos the personalized character appears far less frequently).

      Kideo Related Merchandise. By using proprietary content and characters to expand its line of Kideos, the Company believes that it may be able to leverage the investment it makes in the creation of such characters into an additional revenue stream, i.e., by selling other, related merchandise featuring those same characters. Mr. Tibbs, Alexander G. Bear and Counting Cat, for instance, could all be produced as plush stuffed-animal toys or could be featured in children's coloring books and work books. The Company currently is marketing a plush toy version of Gregory Gopher as well as an audio cassette containing the songs that are sung by Gregory Gopher, Cyrus, Shelly, Ziggy and Zag in See What I Can Do and My Amazing Animal Adventure.

      Kideos Featuring Popular Licensed Characters. Although the Company historically has focused on the development and exploitation of its proprietary content, it has not ignored potential opportunities to expand its line of Kideos to include titles featuring licensed characters that are popular in the children's market. Since the Company's successful implementation of its new production process in the manufacturing of the Gregory and Me titles and the U.S. Patent Examiner's grant of the patent claims relating to aspects of that production process, the Company has increasingly devoted management resources to the development in the near-term of Kideo titles featuring licensed characters. In furtherance of that development objective, the Company is currently seeking out licensing, marketing and other arrangements with companies that control those types of characters and/or that have the demonstrated financial and operational capabilities to promote and distribute children's home video products through a broad range of domestic distribution channels, including retail outlets of various kinds. In a Kideo title featuring licensed characters, the child's personalized character could conceivably appear alongside and interact with animated characters (e.g., Bugs Bunny and Johnny Quest) or live-action characters (e.g., Barney and Big Bird).

      To date, however, the Company has not entered into any definitive agreements with respect to the licensing of any such characters, and there can be no assurance either that any such licenses will be made available to the Company or that, if made available, they will be offered on terms and conditions that are acceptable to the Company.

      In pursuing these product development goals, the Company is not seeking, or engaged in negotiations concerning, any arrangements that relate to any merger, consolidation, purchase or sale transaction involving the Company, any of its assets or any other business.

      Longer-Term Product Development Goals

      The Company expects that, over the course of the next decade or so, the digital/electronic audiovisual media industries will experience significant growth and that this growth could present businesses employing technologies like those the Company has developed with numerous opportunities to apply digital personalization to virtually any popular media content. While no assurance can be given to this effect, such opportunities could someday in the future result in consumer products that might conceivably include personalized computer screen savers, personalized interactive video games or even personalized interactive television programming. In order to capitalize on such opportunities, it is part of the Company's long-term strategy for the development of future products to create digitally personalized audiovisual products that are likely to appeal to a broad demographic base, spanning both children and adults. The Company also intends to continually seek to expand its product line by exploiting more sophisticated digital personalization technologies, as they become available, in order to offer progressively more sophisticated and entertaining personalized media products.

Marketing

      General

      Over the approximately two years that Kideos have been marketed, the Company believes that it has developed important sales and distribution relationships with some of the country's most respected catalogue retailers and retail stores. During the 1996 Fiscal Year, Kideo order kits were available for purchase at various times through such national mail order catalogues as Hammacher Schlemmer, Spiegel, the Boston Museum of Fine Arts, Personal Creations, Fingerhut, Celebration Fantastic, One Step Ahead, Johnson Smith, Just Between Us, Skymall, Critics Choice Video and Troll Learn & Play. Since the Company first began marketing its products, sales through catalogue retailers have historically been the primary distribution outlet for Kideos. More recently, however, direct- to-consumer sales have increased substantially, as the Company has explored and tested various types of direct marketing campaigns (including television, radio and direct mail). The Company currently is seeking to expand its sales and marketing efforts by increasing its distribution channels, including by pursuing strategic marketing alliances with third parties.

      Catalogue Sales

      During the 1996 Fiscal Year, catalogue sales accounted for approximately 60% of the Company's revenues. Sales through the Hammacher Schlemmer catalogue, in particular, accounted for approximately 26% of the Company's revenues. The Company believes that the initial placement of Kideo information in mail order catalogues resulted largely from the Company's engagement of an independent national catalogue representative who represents over forty catalogues nationwide. This representative (who is still being utilized by the Company) receives 15% of the net sales proceeds generated by its product placements.

      Because of the success generally experienced by Hammacher Schlemmer and other catalogue retailers who were among the first to offer Kideos in their catalogues, the Company currently is finding it increasingly easy to convince other catalogue retailers to feature Kideos in their publications. In the 1996 Christmas holiday season, for example, Kideos appeared for the first time in the Sears 1996 Wish Book. Since the start of the 1996 Fiscal Year (August 1, 1995), the number of nationally distributed catalogues in which Kideos were marketed increased from 14 at the start of such year to approximately 36 currently. For the foreseeable future, the Company will continue to target major catalogues as potential new marketing outlets for Kideos.

      Retail Distribution

      To date, sales of Kideos through retail toy stores and other retailers have not been a significant source of revenues. For the 1996 Fiscal Year, sales of Kideos through retail outlets accounted for approximately 13% of the Company's revenues. In March 1994, the FAO Schwarz flagship store on Fifth Avenue in New York City became the first retail store to market the Company's products. The store used an in-store display that provided order kits for Kideos. Most retailers typically sell a Kideo order kit for $34.95. There can be no assurance that any of the Company's current or future efforts to expand the marketing of Kideos through mass market retail locations will prove successful or meaningful to the Company's operations -- including any of its recent efforts to obtain licensing, marketing and other arrangements with companies that control popular children's market characters and/or that have the ability to distribute children's home video products through a broad range of retail and other domestic distribution channels. See "Risk Factors--Limited Marketing Capabilities."

      Direct Sales

      Direct sales to consumers accounted for approximately 27% of the Company's revenues for the 1996 Fiscal Year (as compared to approximately 31% of revenues for the prior fiscal year). During the nine months ended April 30, 1997, the Company experienced a 304% increase (to $643,000) in direct-to-consumer sales as compared to the corresponding period in the prior fiscal year. The Company believes that this increase reflects the cumulative results of the Company's direct marketing activities (including television and radio advertising and direct mail campaigns) undertaken by utilizing proceeds from its June 1996 IPO. Before the consummation of the IPO, the high costs of developing a broad-based direct marketing capability had prevented the Company from engaging in meaningful direct marketing activities.

      The Company believes that its direct-to-consumer sales benefitted also from a higher level of consumer awareness resulting from television and print exposure of the Company and its products, including television exposure on the Oprah Winfrey Show, EXTRA, Managing with Lou Dobbs, and articles on the Company published by The New York Times, Gannett Newspapers, Newsweek, and Equity

Magazine.

      The Company strongly believes that, over the long term, if sufficient funds are available for this purpose, direct sales efforts could ultimately become the Company's largest distribution channel. While the Company cannot predict which types of direct marketing activities may ultimately prove successful in producing increased sales of Kideos, it anticipates that the development and implementation of various types of direct marketing capabilities will continue to consume a substantial portion of the Company's marketing expenditures in the short to near term.

      If current revenue levels are sustained for the near term, however, the Company does not believe that it will have the capability to devote to its marketing efforts funds of its own in amounts that will be sufficient to create broad consumer awareness of the Company's products. The Company accordingly is pursuing strategic marketing alliances with third parties, with the intention of reducing its financial risk in direct-to-consumer advertising programs. There can be no assurances that these objectives will be achieved. See "Risk Factors--Limited Marketing Capabilities."

Customer Satisfaction and Service

      A Kideo customer's satisfaction is guaranteed by the Company in that, if unhappy with the product, the customer may return it until the Company has produced and delivered a satisfactory Kideo. Even with this policy, refunds have historically been negligible.

      The Company provides its customers with the opportunity to track the status of their Kideo orders by utilizing the Company's automated, toll-free telephone response system (the "Customer Response System"). A customer who orders a Kideo receives his order number for it from the Kideo order kit that he purchased. When the Company receives that order kit, it creates a digital, computerized version of the order (including the corresponding order number) together with a physical bar-coded version (which also embodies the order number information). At each stage of the Company's process of manufacturing that particular Kideo, the bar-coded physical order is manually "swiped" through an optical scanner, resulting in the computerized version of the order being updated as to where that customer's Kideo is in the production process (e.g., the child's voice has been recorded and/or inserted into the title; the child's face has been digitized; etc.). Because the Company's production system is fully computerized and networked, when that customer calls the toll-free number and inputs his order number, the Company's customer service operator can respond instantly with the status of the order in question after checking the appropriate computer database.

Competition and Industry Background

      The Company believes that the market for digitally personalized video media -- although only in its development stages -- will likely evolve into a highly competitive market. The technologies which have enabled the production of digitally personalized video products utilizing relatively low cost PC hardware and software (as opposed to more expensive computer workstations and larger computer systems) have only been available since approximately 1993. As a result, there is relatively limited information available concerning the potential market and demand for personalized video media products or concerning the performance and prospects of companies seeking to do business in this new and largely untested market.

      To the Company's knowledge, at present there is only one other company marketing personalized video media of any kind: U.R. The Star ("URTS"). URTS, a Florida-based company, has been in the personalized video business since 1993.

The Company believes that URTS currently offers six stories, each having a suggested retail list price of $19.95. Although the URTS product features a combination of two-dimensional and three-dimensional partial motion animation, the Company does not believe that these products compete effectively with Kideos on the basis of quality. While each URTS tape is approximately 12 to 15 minutes long, for example, the child's face will appear on-screen only for a total of approximately 60 seconds. Several minutes can pass without the child's face appearing at all. The Company does not believe that URTS engages in substantial marketing of its stories through major national catalog retailers, direct mail-order solicitations or television advertising.

      There are numerous other companies involved in video media production who could possibly enter the personalized market segment in which the Company is doing business. Many of such companies have substantially greater financial, technical, research, development, production, marketing and other resources than those of the Company. Although the Company believes -- based upon the technical expertise it has developed in its market and the quality, price and features of its products -- that it will be able to compete favorably with its existing and future competitors, there can be no assurances in this regard. In light of the fact that the personalized video media business is in the earliest stages of its development, there also can be no assurance that existing or future competitors of the Company will not develop technologies and products that are significantly superior to those of the Company, or that their products will not gain substantially greater market acceptance, or that developments of such nature will not ultimately render the Company's technologies obsolete or its products unmarketable.

      Despite risks of this nature, the Company believes that its recently patented digital personalization production process will provide it with a meaningful short- to near-term competitive advantage over new entrants into the emerging market for digitally personalized video products. The Company does not believe that even well-financed potential competitors will be able, in a relatively short period of time, to successfully research, develop, test and implement production systems capable of low-cost mass production of digitally personalized videos.

Intellectual Property Rights

      The Company believes that its prospects for success depend more upon the dedication, knowledge, ability, experience and technological expertise of its employees than upon any legal protection that may be afforded to the Company's proprietary rights.

      The Company claims proprietary rights in various technologies (including hardware and software), videos, cartoon characters, music, text, graphic images, techniques, methods and trademarks which relate to the Company's products and operations. Like many computer-related technology companies, the Company seeks to protect such proprietary rights by relying upon a combination of patent, trade secret, copyright, trademark and unfair competition laws and various contractual restrictions, including confidentiality and non-disclosure agreements.

      Although the Company intends to protect its rights vigorously, there can be no assurance as to the degree of legal protection that may be afforded to the proprietary rights claimed by the Company. It is possible, for example, that trade secrets may not be established, that secrecy obligations will not be honored or enforceable, or that other parties will independently develop technologies or processes that are similar or superior to those of the Company. It is also possible that a consultant or other third party engaged by the Company might independently develop certain technological information which such party then applies to one of the Company's own technological processes. In such an event, a dispute could arise as to the ownership of the proprietary rights to the information developed by such party. It is possible that such a dispute might not be resolved in the Company's favor, despite steps the Company may have taken in a contract with the party at issue seeking to claim ownership in information developed by that party while engaged by the Company.

      In April 1997, the Company was issued a U.S. patent relating to its digital personalization production process (Patent No. 5,623,587). None of the Company's intellectual property rights, however, are currently the subject of any issued patents in any foreign jurisdiction. The Company believes that this patent could potentially have substantial value, since the Company expects that businesses owning characters that are popular in the children's home video and television markets will ultimately seek to exploit those characters in digitally personalized audiovisual products.

      Patents and patent applications, like the ones issued to and filed by the Company, involve complex legal and factual questions, and the scope and breadth of patent claims that may have issued, or that may be allowed in the future, is inherently uncertain. As a result, even when a patent is issued to a company, there can be no assurance as to the degree or adequacy of protection that such patent may afford.

      Three federal trademark applications are currently pending in the United States with respect to the name "Kideo," and corresponding trademark applications have been filed in Australia, France, Germany, Japan, Spain and the United Kingdom. However, since one or more other parties may have rights to this trademark (in this country and/or overseas), there can be no assurance that the Company will ultimately obtain a registered trademark for the word "Kideo" for use with respect to its products and services. A federal trademark application also is currently pending in the United States with respect to the name "Gregory and Me."

      The Company also claims proprietary rights in its personalized sticker books. In April 1997, the Company filed a U.S. patent application covering the sticker books themselves and the process for making the personalized sticker books.

Employees

      As of June 20, 1997, the Company employed 20 full-time employees and one part-time employee, including four in administration and finance, one in marketing and sales, one in new product creation, five in production, two in shipping, and eight who are secretarial/clerical, database or customer service employees. During the Christmas holiday season (roughly the months of October through December), the Company generally employs approximately 30 additional part-time employees to perform production and database tasks. The Company's employees are not represented by any labor organizations. Management believes that its relationship with its employees is good.


Facilities

      The Company's principal executive office consists of approximately 6,000 square feet of leased space in New York City, of which approximately 2,400 square feet are used for offices and 3,600 are used for the manufacturing of Kideos. In addition to customary office furnishings and equipment, the Company's tangible property is comprised primarily of the PC hardware, digital image scanning equipment, VHS videocassette recorders and related hardware that constitute its system for the production of digitally personalized videos.



Legal Proceedings

      The Company has adopted and used the word "Kideo" as its principal trademark for its products and services. The Company has applied for registration of this trademark in the United States, Australia, France, Germany, Japan, Spain and the United Kingdom. Another party had previously registered two allegedly similar trademarks but had ceased using them and had filed for bankruptcy under Chapter 11. On July 6, 1994, the Company commenced proceedings, before the Trademark Trial and Appeals Board of the United States Patent and Trademark Office, against such party's successor (the "Successor"), seeking to obtain the cancellation of these trademarks on the basis of abandonment. The

Company has prevailed in one proceeding, but the other proceeding is still pending. This latter proceeding is currently suspended, pursuant to a stipulation agreed upon by the Company and the Successor, while they complete the formalities of a settlement. In this settlement, the Successor has agreed to withdraw its registration and a pending application to register the mark "Kideo" and to cease using this mark in the United States. The settlement agreement has been prepared, agreed to by both parties, and is in the process of being executed. The Company does not anticipate any reason why the settlement agreement would not be executed and delivered by the Successor.

      Another third party also has been using the trademark "Kideo" locally in the State of Illinois and has obtained an Illinois state registration of this mark. This may prevent the Company from using the "Kideo" mark in the state of Illinois.

      In the event that the Company does not prevail in obtaining the unquestioned right to use the mark "Kideo," it does not believe that its business or prospects will be materially adversely affected. While the Company thinks that the name "Kideo" is particularly well-suited to the type of product that it sells, the Company does not believe that its market penetration to date has been extensive enough that the inability to market products under the Kideo name will adversely affect its ability to find new customer accounts or damage its relationships with existing accounts.

                                   MANAGEMENT

Directors and Executive Officers

      The following are the directors and executive officers of the Company. All officers serve at the discretion of the Board of Directors. The Company currently has authorized five directors (pursuant to a resolution adopted by the Board in accordance with the Certificate of Incorporation). There are no vacancies on the Board.

        Name                      Age     Position

        Richard L. Bulman         32      Chairman of the Board and President

        Robert J. Riscica         45      Vice President-Chief Financial
                                          Officer and Treasurer

        Marvin H. Goldstein       50      Vice President-Controller

        Bradley Dahl              37      Vice President-Development

        Richard D. Bulman         62      Secretary and Director

        Charles C. Johnston       62      Director

        Thomas Griffin            59      Director

        Michael B. Solovay        38      Director

      Richard L. Bulman is the founder of the Company and has served as its President and Chairman of the Board since its inception in August 1993. Prior thereto, from April 1991 to June 1993, Mr. Bulman was Director of Applications Development at Targa Systems Corp. ("Targa"), where he was responsible for developing customized multimedia applications for such clients as International Business Machines ("IBM"), John Hancock Mutual Life and Keystone Foods

(McDonalds). From February 1990 to April 1991, Mr. Bulman managed his own marketing consulting firm, Richard Bulman Consulting, in Milan, Italy, where he had responsibility for developing international marketing and advertising campaigns for a broad range of clients including multinational corporations such as Montedison and Instrumentation Laboratories. From December 1988 to February 1990, Mr. Bulman was Advertising Manager for 7 Days Magazine in New York. Richard L. Bulman is the son of Richard D. Bulman, a director of the Company.

      Robert J. Riscica was engaged as the Company's Chief Financial Officer in December 1995. For approximately the ten preceding years, he served in a variety of executive positions with various companies owned or controlled by Ronald O. Perelman's holding company, MacAndrews & Forbes Group Incorporated, including as: Executive Vice President, Operations, Marvel Entertainment Group (1992-1995); Chief Financial Officer, Marvel Entertainment Group (1990-1992); and Director, Special Projects, MacAndrews & Forbes Group Incorporated (1985-1990). Mr. Riscica has been licensed as a certified public accountant in the State of New York since 1978.

      Marvin H. Goldstein was the Chief Financial Officer of the Company from June 1994 until December 1995, when Mr. Riscica was engaged to fill that position and Mr. Goldstein became Vice President-Controller. Mr. Goldstein also has been a partner of Golden Pearl Associates, a real estate management firm that owns, manages and operates various business interests since 1980. In addition, from August 1979 to December 1993, Mr. Goldstein owned and operated Hermans Haberdashery Co. Inc., a retail clothing firm, and prior to that time he was with the accounting firm of Grant Thornton for approximately four years and was a partner at William Greene & Co., CPAs for approximately five years. Mr. Goldstein has been licensed as a certified public accountant in the State of New York since 1972.

      Bradley Dahl has served as the Company's Vice President of Development since July 1995. Prior to being employed by the Company, Mr. Dahl served as the Creative Director of Interactive Videosystems, Inc. from January 1993 to April 1995, where he market tested and developed certain technologies (later acquired by the Company) relating to the mass production of digitally personalized video products. Prior to his employment at Interactive Videosystems, Mr. Dahl was, from May 1992 to January 1993, a product developer for Serius Imaging and, from May 1990 to May 1992, an Account Representative at Impex Controls Ltd., a company that develops computer-based network control systems for institutions such as hospitals and prisons. From January 1984 to May 1990, Mr. Dahl was the President of Alphatel Videotex Directories Ltd., which developed, marketed and operated digital video multimedia local area networked systems for large corporations and government agencies.

      Richard D. Bulman has served as Secretary and a director of the Company since August 1993. Mr. Bulman has served as the Chairman of the Board of Directors of Targa since March 1992. Prior to joining that company, Mr. Bulman was Vice President and General Manager for the International Market Network (IMNET), a joint venture between IBM and Merrill Lynch & Co., from March 1988 to January 1991. For the preceding 30 years, Mr. Bulman held various positions at IBM, including Group Director and Chief Financial Officer of the U.S. Product Group, Group Director of the U.S. Marketing and Services Group, and Vice President, Chief Financial Officer and Treasurer of the IBM Service Bureau Corporation. Mr. Bulman has also served as President of Bedford Associates, a subsidiary of British Airways, Chairman and Chief Executive Officer of Information Systems, Inc., a technology outsourcing company, and a consultant to various venture capital firms. Richard D. Bulman is the father of Richard L. Bulman, the President and Chairman of the Board of the Company.

      Charles C. Johnston has served as a director of the Company since June

1994. Mr. Johnston has served as the Chairman of the Board of the Computer Systems and Services Business Unit of Teleglobe, Inc. of Montreal, Canada since November 1989. He was previously founder, Chief Executive Officer and Chairman of the Board of ISI Systems, Inc., a provider of specialty data processing services and software which was acquired by Teleglobe, Inc. in 1989. Mr. Johnston has also served as Chairman and Chief Executive Officer of Ventex Technologies, a company involved in the design and sale of electronic transformers for the neon lighting industry. Mr. Johnston serves on the Board of Directors of I.D. Matrix of Clearwater, Florida, Wordenglass & Electric, Inc. and Spectrum Signal Processing of Vancouver, Canada, and is a trustee of Worcester Polytechnic Institute.

      Thomas Griffin has served as a director of the Company since February 1996. Mr. Griffin has been the Co-Chairman of Griffin Bacal, Inc., an advertising agency that he founded in 1978, for more than five years prior to the date hereof. Griffin Bacal focuses on the advertising and marketing of entertainment products and services for children and adults. Mr. Griffin is also the founder, and since 1978 has been Co-Chairman, of Sunbow Entertainment, Inc., a company that produces and distributes animated and live action dramatic television programming for children. Mr. Griffin also has been serving as a director of both DDB Needham Worldwide since July 1994 and the Eastern Region of the American Association of Advertising Agencies from 1994 to 1996.

      Michael B. Solovay has served as a director of the Company since July 1996 and as an Assistant Secretary since February 1996. Since January 1992, Mr. Solovay has been a partner in the law firm of Solovay Marshall & Edlin (which has acted as legal counsel to the Company since October 1995). For approximately five years prior to that time, Mr. Solovay had been an associate attorney in the law firm of Skadden Arps Slate Meagher & Flom.

      All directors will hold office until the annual meeting of stockholders to be held during 1997 (the "1997 Annual Meeting") and until their successors are duly elected and qualified. The Certificate of Incorporation provides that, at the 1997 Annual Meeting, the terms of office of the directors will be divided into three classes, designated Class I, Class II and Class III. At the 1997 Annual Meeting, Class I directors (consisting initially of Thomas Griffin and Michael B. Solovay) will be elected for a term expiring at the annual meeting of stockholders to be held in 1998, Class II directors (consisting initially of Charles C. Johnston) will be elected for a term expiring at the annual meeting of stockholders to be held in 1999, and Class III directors (consisting initially of Richard L. Bulman and Richard D. Bulman) will be elected for a term expiring at the annual meeting of stockholders to be held in 2000. At each annual meeting of stockholders beginning with the 1998 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election (and in each case until their successors have been duly elected and qualified). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

      The Company has agreed that, until June 24, 2001, if so requested by the Underwriter, it will nominate and use its best efforts to elect a designee of the Underwriter to the Company's Board of Directors or, at the Underwriter's option, as a nonvoting advisor to the Board. The Underwriter has not yet exercised its right to designate such person, and has informed the Company that it does not currently anticipate that it will exercise such right in the foreseeable future.

      The Company has obtained key man life insurance on the life of Richard L. Bulman in the amount of $2,000,000.

Director Compensation

      The Company reimburses the directors for reasonable travel expenses incurred in connection with their activities on behalf of the Company but does not pay its directors any fees for Board participation (although it may do so in the future).

Executive Compensation

      For the 1996 Fiscal Year, the executive officers in the aggregate were paid approximately $395,000, and only one executive officer (Richard L. Bulman) received aggregate cash compensation in excess of $100,000. Richard L. Bulman, the Chairman of the Board and President, received cash compensation during the 1996 Fiscal Year totaling approximately $118,000 and cash compensation totaling approximately $88,000 and $28,000 for the fiscal years respectively ended July 31, 1995 and 1994 (all of which represented salary in each case). Based upon the foregoing, Mr. Bulman is the only executive officer of the Company who qualifies as a "Named Executive Officer" for purposes of the disclosure set forth below under this discussion entitled "Executive Compensation."

      The following table summarizes the cash and other compensation paid by the Company to Richard L. Bulman in respect of the 1996 Fiscal Year.

                            Summary Compensation Table

                                Annual Compensation                 Long Term
                                                                   Compensation
                                                                      Award
                                                                      -----
                          -----------------------------------
                                                                    Securities
Name and                  Year Ended                                Underlying
Principal Position         July 31,      Salary         Bonus        Options
------------------         --------      ------         -----        -------

Richard L. Bulman,
  Chairman and President     1995          $ 88,000       0          45,003(1)

                             1996          $118,000       0         125,000(2)
----------

(1) Represents non-plan options granted in connection with the May 1995 Units Financing. By their terms, these options expired as of July 31, 1996 by reason of the Company failing to achieve the level of pre-tax earnings required in order for the options to become exercisable.

(2) Represents options granted under the 1996 Stock Option Plan described further below.

      The following table sets forth all grants of options to purchase Common Stock which had been awarded to Richard L. Bulman before the end of the 1996 Fiscal Year.

               Individual Option Grants During Prior Fiscal Years

                           Number of
                           Securities  Percent of Total   Exercise
                           Underlying   Options Granted   or Base
                            Options     to Employees in    Price    Expiration
                            Granted       Fiscal Year    ($/share)     Date
                            -------       -----------    ---------     ----
Richard L. Bulman:

1995 Fiscal Year           45,003(1)         100%          $   3.57  Expired

1996 Fiscal Year          125,000(1)        36.7%          $   5.00  3/13/06

----------

(1)     See the notes to the immediately preceding table.

      The following table sets forth information concerning outstanding options to purchase Common Stock held by Richard L. Bulman as of the end of the 1996 Fiscal Year. Mr. Bulman did not exercise any options during the 1996 Fiscal Year.

                    Option Exercises During 1996 Fiscal Year
                        and Fiscal Year-End Option Values

                                                                    Value of
                                                 Number of      Unexercised In-
                                                Unexercised        the-Money
                                                Options at         Options at
                       Shares                    7/31/96:           7/31/96:
                    Acquired on      Value     Exercisable/       Exercisable/
                      Exercise     Realized    Unexercisable     Unexercisable
                      --------     --------    -------------     -------------
Richard L. Bulman        0             0          41,667         No exercisable
                                               exercisable;     or unexercisable
                                                  83,333        options were in-
                                               unexercisable      the-money at
                                                                    7/31/96

Employment Agreement With Named Executive Officer

      Richard L. Bulman. Effective January 1, 1996, the Company entered into a three-year employment agreement with Mr. Bulman, the Chairman of the Board and President of the Company. Pursuant to this agreement, Mr. Bulman is entitled to receive a base salary of $125,000 for 1996, which is subject to annual increases determined at the Board's discretion (but not less than the annual increase in the cost of living). Mr. Bulman is also eligible to receive a discretionary annual bonus in respect of each of the fiscal years ending July 31, 1996 and

1997. Each such annual bonus will be payable at the sole discretion of the Board, based upon whatever factors and considerations the Board may deem relevant in connection with the fiscal year at issue. The Company currently anticipates that, in determining whether to pay any such bonus, the Board may take into consideration, with respect to the fiscal year at issue, the Company's achievement of profitability (if any), the performance of the Common Stock in the public trading market, whether the Company achieved the budget goals established by the Board for that fiscal year, and the Company's management of its resources over the course of that year. In the event the Board decides to award any such annual bonus, the amount of such bonus must be reasonably acceptable to the Underwriter. No discretionary annual bonus was awarded to Mr. Bulman in respect of the 1996 Fiscal Year.

      Under the agreement, Mr. Bulman is entitled to a $1 million term life insurance policy and to long-term disability insurance, and his employment is subject to confidentiality restrictions and a two-year non-competition covenant. Pursuant to the employment agreement, Mr. Bulman was granted ten-year options under the Option Plan to purchase an aggregate of 125,000 shares of Common Stock at a price of $5.00 per share, which options vest in increments as follows: (i) as to 41,667 shares, on March 13, 1996; (ii) as to 41,667 shares, on January 1, 1997; and (iii) as to 41,666 shares, on January 1, 1998. All of such options will vest immediately in the event of the termination without cause of Mr. Bulman's employment prior to December 31, 1998. In the event of his termination for cause, however, the Option Plan will result in the simultaneous termination of all of Mr. Bulman's then-unexercised options. Mr. Bulman's employment agreement also provides that, in the event of the termination without cause of his employment before December 31, 1998, he will be entitled to receive severance pay in an amount equal to his annual base salary for the then-current year of the term of the agreement. In the event Mr. Bulman's employment is terminated for cause, however, he will not be entitled to receive any severance pay. Mr. Bulman's employment agreement defines "cause" as including (in summary terms) his commission of a fraud on the Company, misappropriation of Company funds or assets, possession of an illegal substance, a material violation of any covenant in his Employment Agreement, or knowingly influencing the Company's financial reporting in a manner inconsistent with generally accepted accounting principles.

1996 Stock Option Plan

      The 1996 Stock Option Plan was approved by the Board of Directors and the requisite number of stockholders in March 1996. The Option Plan is designed to serve as an incentive for retaining qualified and competent employees, directors and consultants. A total of 350,000 shares of Common Stock have been reserved for issuance under the Option Plan.

      So long as the Company is subject to the reporting requirements under the Exchange Act (which it has been since the closing of the Underwritten Offering), the Option Plan must be administered by members of the Board of Directors who are "disinterested persons" within the meaning of that term under Rule 16b-3(c)(2)(i) promulgated by the Commission under the Exchange Act (such persons are herein called the "Plan Administrators"). In February 1996, the Board appointed Richard D. Bulman and Thomas Griffin to serve as the Plan Administrators. Under the terms of the Option Plan, any Plan Administrator, upon his initial appointment as such, is automatically granted nonstatutory stock options exercisable for 15,000 shares of Common Stock. The Plan Administrators are not permitted under the Option Plan to grant any options to themselves.

      Under the Option Plan, the Plan Administrators are authorized, in their discretion, to grant options thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of the Company as well as to consultants to the Company. The Option Plan provides for the granting of both (a) "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) to employees (including officers and employee directors) and (b) nonstatutory stock options to employees (including officers and employee directors) and consultants. Options can be granted under the Option Plan on such terms and at such prices as determined by the Plan Administrators, except that:
(i) in the case of incentive stock options granted prior to the consummation of the Underwritten Offering, the per share exercise price of such options must be $5.00 or more; and (ii) in the case of incentive stock options granted after the consummation of that offering, the per share exercise price of such options cannot be less than the fair market value of the Common Stock on the date of grant. In the case of an incentive stock option granted to a 10% stockholder (a "10% Stockholder"), the per share exercise price cannot be less than 110% of such fair market value. To the extent that the grant of an option results in the aggregate fair market value of the shares with respect to which incentive stock options are exercisable by a grantee for the first time in any calendar year to exceed $100,000, such option will be treated under the Option Plan as a nonstatutory option.

      Options granted under the Option Plan will become exercisable after the vesting period or periods specified in each option agreement. Options are not exercisable, however, after the expiration of ten years from the date of grant (or five years from such date in the case of an incentive stock option granted to a 10% Stockholder) and are not transferable other than by will or by the laws of descent and distribution. In addition, except in the case of an employee's death, options held by any employee are not exercisable following the third month after the date on which the employee's employment by the Company has terminated.

      In March and May 1996, options to purchase an aggregate of 341,000 shares of Common Stock at a purchase price of $5.00 per share were granted under the Option Plan, including options to purchase 125,000, 15,000, 35,000, 20,000, 30,000, 10,000, 45,000 and 15,000 shares granted respectively to Richard L. Bulman, Charles C. Johnston, Robert J. Riscica, Marvin H. Goldstein, Joanne Denk (who is no longer employed by the Company), Bradley Dahl, Richard D. Bulman and Thomas Griffin. Subject to various vesting periods, all of such options (once vested) will be exercisable until March or May, 2006. 7,000 of such options have since been forfeited as a result of employee resignations.

      In September 1996, options to purchase an aggregate of 10,000 shares of Common Stock at a purchase price of $3.1875 per share were granted under the Option Plan to two new employees of the Company. Subject to vesting periods, these options (once vested) will be exercisable until September, 2006. In April 1997, options to purchase an aggregate of 3,000 shares of Common Stock at a purchase price of $3.625 per share were granted under the Option Plan to one new employee of the Company. Subject to vesting periods, these options (once vested) will be exercisable until April, 2007.

Limitations of Liability and Indemnification

      Section 145 of the DGCL contains provisions entitling the Company's directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law,
(iii)
authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

      The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the By-Laws require the Company to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.

Director and Officer Indemnification Agreements

      Pursuant to a Board resolution adopted before the consummation of the IPO, the Company in November 1996 entered into indemnification agreements (the "Indemnification Agreements") with each of the following persons (being all of the Company's current directors and executive officers): Richard L. Bulman, Charles C. Johnston, Thomas Griffin, Richard D. Bulman, Michael B. Solovay, Robert J. Riscica, Marvin H. Goldstein, and Bradley Dahl. Under an Indemnification Agreement, the Company (among other things) is obligated to (i) indemnify and hold harmless the director or officer in question to the full extent permitted or authorized by the DGCL and (ii) under circumstances, advance monies to that person in order to cover expenses incurred in connection with a pending or threatened indemnifiable claim. The Indemnification Agreements are given effect retroactive to June 24, 1996, the date on which the Commission declared the registration statement relating to the Underwritten Offering to be effective. The Board of Directors authorized and directed the Company to enter into these agreements based in part upon the Board's determination that these agreements would enhance the Company's ability to continue to attract and retain individuals of the highest quality to serve as its directors and officers. The Company is not aware of any pending or threatened claim against any of the Company's directors or executive officers for which indemnification may be sought.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information (based on information obtained from the persons named below), as of June 24, 1997, relating to the beneficial ownership of shares of Common Stock by (i) each person or entity who is known by the Company to own beneficially five percent or more of the outstanding Common Stock, (ii) each of the Company's directors and (iii) all directors and executive officers of the Company as a group. The Common Stock is the only class of the Company's equity securities constituting voting securities. As no executive officer, other than Richard L. Bulman, received cash compensation during the 1996 Fiscal Year exceeding $100,000, Mr. Bulman is the only executive officer qualifying as a "Named Executive Officer" for purposes of this table. With respect to beneficial ownership of Warrants, see note 9 below. The Company is not a party to any arrangements, or aware of any arrangements among any of its stockholders or involving any of them and third parties, which may result in a change of control of the Company.


                                               Amount and Nature
Name and Address                                 of Beneficial      Percent of
of Beneficial Owners(1)                           Ownership(2)       Shares(2)
-----------------------                           ------------       ---------

Richard L. Bulman .........................       459,805(3)          15.21%

Charles C. Johnston .......................       298,136(4)           9.81%

Richard D. Bulman .........................        46,000(5)           1.56%

Michael B. Solovay ........................         3,800                 *

Thomas Griffin ............................        23,000(6)              *

Sellet Marketing Corp. ....................       416,667(7)          12.42%

Whale Securities Co., L.P. ................       280,000(8)           8.70%

All directors and executive officers
as a group (8 persons) ....................       972,386(9)          30.17%


----------
(1) Unless otherwise indicated in the notes below, the address for each named individual or group is in care of Kideo Productions, Inc., 611 Broadway, Suite 523, New York, New York 10012.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days after June 10, 1997 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days after June 15, 1997 have been exercised and converted. Before any consideration is given to outstanding options, warrants or convertible securities, the percentages herein are based upon there being 2,939,014 shares of Common Stock outstanding as of June 10, 1997. An asterisk (*) indicates less than 1%.

(3) Includes 83,334 shares of Common Stock subject to currently exercisable options granted under the Option Plan.

(4) Includes (i) 15,000 shares of Common Stock subject to currently exercisable options granted under the Option Plan and (ii) 83,975 shares of Common Stock issuable upon exercise of the Johnston Warrants, which are currently exercisable.

(5) Includes 45,000 shares of Common Stock subject to currently exercisable options granted under the Option Plan.

(6) Includes 15,000 shares of Common Stock subject to currently exercisable options granted under the Option Plan.


(7) Sellet Marketing Corp. ("Sellet") is a British Virgin Islands corporation having a principal office at 111 Arlosorov Street, Tel Aviv, Israel. The 750 shares of Series A Preferred Stock owned by Sellet became convertible at its option into Common Stock on July 12, 1997. If the 750 shares of Series A Preferred Stock owned by Sellet had been converted as of August 12, 1997, then, based upon the average closing bid price of the Common Stock on August 7, 8 and 11, those 750 shares would have been converted into 416,667 shares of Common Stock, representing 12.42% of the shares of Common Stock that would have been outstanding giving effect to such conversion. Sellet has agreed with the Company that Sellet will not effectuate a conversion of shares of Series A Preferred Stock into Common Stock if, following such conversion, Sellet would be the holder of five percent or more of the then-outstanding shares of Common Stock.


(8) The address for Whale Securities Co., L.P. ("Whale") is 650 Fifth Avenue, New York, NY 10019. The 280,000 shares of Common Stock represent the shares that would be issued if all of the Underwriter's Warrants (and the warrants to purchase Common Stock which underlie the Underwriter's Warrants) were to be exercised (said securities being exercisable from and after June 24, 1997). As of the date hereof, all of the Underwriter's Warrants are held of record by Whale for the account of certain undesignated equity owners and employees thereof. These shares do not include any shares of Common Stock that may be held in any customer account by, or any trading account of, Whale.

(9) Includes (i) an aggregate of 135,667 shares of Common Stock subject to currently exercisable options granted under the Option Plan and (ii) 83,975 shares of Common Stock issuable upon exercise of the Johnston Warrants. Except as stated in the next sentence, as of June 10, 1997 no director or executive officer of the Company was the beneficial owner of any Warrants, and no record holder of Warrants was the beneficial owner of five percent or more of the outstanding Warrants. As of June 24, 1997, the following directors and executive officers were the beneficial owners of the indicated Warrants, representing in each case less than one percent of the outstanding Warrants: Richard D. Bulman, 1,000 Warrants; Thomas Griffin, 8,000 Warrants; and Robert J. Riscica, 30,000 Warrants.

                              SELLING STOCKHOLDERS


      The following table provides certain information with respect to the Common Stock held by each Selling Stockholder as of August 12, 1997, assuming that, as of such date, (i) all of the Underwriter's Warrants (and the warrants underlying them) had been exercised, (ii) the maximum amount of 2,000 shares of Series A Preferred Stock potentially issuable pursuant to the 1997 Financing had been issued and sold to Sellet, and (iii) all of such Series A Preferred Stock had been converted on August 12, 1997 into a maximum amount of 1,111,111 shares of Common Stock. The actual maximum amount of shares of Common Stock into which those 2,000 preferred shares might be converted cannot be known at this time, as the conversion price per share of Common Stock on any future date will be dependent upon the Common Stock's average closing bid price on the three immediately preceding Nasdaq trading days. See "Description of Securities--Preferred Stock--Series A Preferred Stock." Except as otherwise disclosed herein under "Underwritten Offering" and "Certain Transactions--Registration Rights Agreement With Sellet," none of the Selling Stockholders has had any position, office or material relationship with the Company or any of its affiliates within the past three years (other than as a result of his or its ownership of securities of the Company). The Selling Stockholders are under no obligation to sell all or any of the Shares offered hereby, nor are they obligated to sell any Shares immediately under this Prospectus. The Company will not receive any proceeds from any sales of any Shares by the Selling Stockholders.



                                         Shares
                                   Beneficially Owned   Shares Registered
                                   ------------------     in Connection     Shares Offered
                                                            with this      Pursuant to this
    Selling Shareholder          Number    Percentage      Prospectus         Prospectus
    -------------------          ------    ----------      ----------         ----------
Sellet Marketing Corp.         1,111,111      27.43%       1,111,111          1,111,111
Whale Securities Co., L.P.       280,000       8.70%         280,000            280,000
TOTAL                          1,391,111      32.13%       1,391,111          1,391,111


                              PLAN OF DISTRIBUTION

      The Shares offered pursuant to this Prospectus are being offered on behalf of the Selling Stockholders, and the Company will not receive any proceeds from this Offering. The Shares may be offered by the Selling Stockholders pursuant to this Prospectus until _______, 1998, provided that this Prospectus is kept current in accordance with applicable provisions of the Securities Act, and the rules and regulations of the Commission promulgated thereunder. The Company intends to maintain a current prospectus covering the Shares offered hereby through that date and, thereafter, until at least the one year anniversary of the date of this Prospectus. See "Certain Transactions--Registration Rights Agreement With Sellet."

      The sale of the Shares by the Selling Stockholders may be effected in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale. The Shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Such underwriters and broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such underwriters or broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular underwriter or broker-dealer may be in excess of customary compensation). Introducing brokers may act as broker-dealer on behalf of one or more of the Selling Stockholders in connection with the offering of certain of the Shares by Selling Stockholders. A Selling Stockholder and any underwriter or broker-dealer who acts in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of nine business days prior to the commencement of such distribution, except under certain limited circumstances. In addition to, and without limiting the foregoing, the Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder (including Rule 10b-3 and Regulation M), which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other such stockholders.

      The Company has agreed to pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public, excluding the commissions or discounts of underwriters, broker-dealers or agents. See "Certain Transactions--Registration Rights Agreement with Sellet."

                              CERTAIN TRANSACTIONS

      Future transactions (if any) between the Company and any of its directors, officers and/or 5% stockholders will continue to be on terms no less favorable to the Company than could be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of the Company.

Transactions with Director Charles C. Johnston

      Charles C. Johnston, a principal stockholder of the Company, has been a director of the Company since June 1994, at which time he purchased 53,681 shares of Common Stock from the Company, and the Company was granted a right of first refusal to purchase his shares of Common Stock in the event Mr. Johnson determines to sell, transfer or otherwise dispose of such shares (other than to certain qualified transferees).

      In October 1994, Mr. Johnston and J&C Resources, a corporation of which Mr. Johnston is the sole Stockholder, (together, "Johnston") invested an aggregate of $300,000 in the Company, in consideration of which Johnston was issued 3,226.085 shares of preferred stock of the Company. In March 1995, Johnston (i) returned his 3,226.085 shares of preferred stock to the Company for cancellation in exchange for a promissory note of the Company in the principal amount of $300,000, and (ii) loaned the Company an additional $100,000. The $400,000 in aggregate principal amount of these two Johnston Notes accrued interest at a rate of 12% per annum and was secured by a pledge of substantially all of the Company's assets (which security has since been terminated). In addition, pursuant to the terms of the Johnston Notes, in May 1995 Johnston received the Johnston Warrants (Class A Warrants to purchase an aggregate of 55,983 shares of Common Stock at $2.86 per share and Class B Warrants to purchase an aggregate of 27,992 shares of Common Stock at $5.72 per share). In contemplation of the IPO, Johnston and the Company agreed that the exercise price for all of these Johnston Warrants would become $3.60 as of the effective date of the IPO. The Johnston Notes were to have matured in September 1995; however, prior to such time (in June 1995), and in accordance with their terms, the $400,000 aggregate principal amount of the Johnston Notes was converted into four of the units sold in the May 1995 Units Financing (an aggregate of 200 shares of Series A Preferred Stock and $200,000 principal amount of Debentures). The $17,000 interest owed on the Johnston Notes at the time of such conversion was paid to Mr. Johnston out of the net proceeds of the 1996 Bridge Financing.

      In connection with the 1995 Pre-Bridge Financing, Johnston invested an additional $100,000 in the Company, for which Johnston received a 1995 Pre-Bridge Note in the principal amount of $100,000 (the Company utilized approximately $107,500 of the proceeds from the IPO to repay this note) and 30,000 1995 Pre- Bridge Shares. These 30,000 shares were registered under the Securities Act of 1933 concurrently with the IPO, together with shares of Common Stock registered by the Company on behalf of certain other stockholders.

1995 Technology Acquisition

      In July 1995, the Company, through its wholly owned subsidiary Kideo-Canada, acquired (the "Technology Acquisition") certain computer hardware and software assets from V-Seion Multimedia Systems, Inc. (as the "Seller" in such transaction), of which Bradley Dahl was then the sole stockholder. As a result of the Technology Acquisition, Mr. Dahl became employed by the Company as Vice President-Development. The purchase price paid by the Company for such assets was approximately $144,000 and was paid (i) by cash in the sum of approximately $37,000, (ii) partly through the forgiveness of a loan made previously by Kideo-Canada to the Company in the principal amount of $37,000, and (iii) partly through the transfer from Kideo-Canada to the Seller of approximately 19,645 shares of Common Stock of the Company, which shares were valued at approximately $70,000. In addition, legal fees of approximately $48,000 incurred in connection with the Technology Acquisition were capitalized in connection with that transaction.

Transactions With Executive Officers

      In January 1996, the Company obtained $125,000 in financing from two of its executive officers (Robert J. Riscica, the Company's Chief Financial Officer, and Marvin H. Goldstein, the Company's Vice President-Controller). In connection with this 1996 Pre-Bridge Financing, Messrs. Riscica and Goldstein purchased two and one-half units of the Company's securities, which units were identical to the 1996 Bridge Units (except that, unlike the 1996 Bridge Shares, the 1996 Pre- Bridge Shares were not required to be registered under the Securities Act of 1933). As a result of the 1996 Pre-Bridge Financing, the Company issued to Messrs. Riscica and Goldstein (i) $125,000 in aggregate principal amount of 1996 Pre-Bridge Notes and (ii) an aggregate of 25,000 1996 Pre-Bridge Shares. The Company utilized approximately $129,000 of the proceeds from the IPO to repay these 1996 Pre-Bridge Notes.

Registration Rights Agreement With Sellet

      In connection with the 1997 Financing, the Company and Sellet in May 1997 entered into a Registration Rights Agreement. The Company, as required thereunder, has registered under the Securities Act and included in the Registration Statement 1,500,000 shares of Common Stock potentially underlying
(i) the 750 shares of Series A Preferred Stock currently issued to Sellet and
(ii) the 1,250 shares thereof potentially issuable to Sellet as described herein under "The 1997 Financing." The agreement obligates the Company to maintain a current prospectus covering the Shares being offered under this Prospectus by Sellet until the earliest of (a) May 13, 1999, (b) the date when Sellet may sell under Rule 144 all of the shares of Common Stock acquired by it pursuant to the conversion of Series A Preferred Stock, and (c) the date when Sellet no longer owns any of such shares of Common Stock. The agreement also affords Sellet certain piggyback registration rights with respect to such shares of Common Stock. The agreement requires the Company to pay all of the expenses incident to the registration, offering and sale of such shares to the public, excluding the commissions or discounts of underwriters, broker-dealers or agents. See "Certain Transactions--Registration Rights Agreement With Sellet."

                            DESCRIPTION OF SECURITIES

General

      The Company is authorized to issue 15,000,000 shares of Common Stock, par value $.0001 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus, there are 2,939,014 shares of Common Stock outstanding and 750 shares of Series A Preferred Stock outstanding.

Common Stock

      The holders of the Common Stock are entitled to one vote for each share held of record in the election of directors of the Company and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Holders of Common Stock are entitled (i) to receive such dividends as may be declared from time to time by the Board out of funds legally available therefor, and (ii) in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock (if any) having preference over the Common Stock.

      As a result of the creation of the Series A Preferred Stock and the issuance of shares of that series pursuant to the 1997 Financing, and in accordance with the terms of the Certificate of Designations and the Certificate of Incorporation, the holders of Common Stock will rank junior to holders of Series A Preferred Stock in the event of any voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Company.

      Holders of Common Stock have no conversion rights or preemptive rights and are not subject to further capital calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights of the holders of the Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is issued. All of the outstanding shares of Common Stock are fully paid and non-assessable. The Company's By-Laws provide that the holders of at least 10% of its voting stock will be able to call special meetings of stockholders.

Preferred Stock

      The Company is authorized to issue 5,000,000 shares of Preferred Stock from time to time in one or more series, in all cases ranking senior to the Common Stock with respect to payment of dividends and in the event of the liquidation, dissolution or winding up of the Company. There is no Preferred Stock currently authorized for issuance by the Company other than the Series A Preferred Stock. The Board has the power, without stockholder approval, to issue shares of one or more series of Preferred Stock, at any time, for such consideration and with such relative rights, privileges, preferences and other terms as the Board may determine (including, but not limited to, terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights). The rights and terms relating to any new series of Preferred Stock could adversely affect the voting power or other rights of the holders of the Common Stock or could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

      Series A Preferred Stock

      On May 9, 1997, the Company's Board of Directors, acting pursuant to the authority granted under its Certificate of Incorporation, authorized the creation of a series of Preferred Stock designated as the Series A 6% Convertible Participating Preferred Stock (the "Series A Preferred Stock"). The Series A Preferred Stock consists of 4,000 shares, each share having a liquidation value of $1,000, 750 shares of which are outstanding as of the date of this Prospectus. All of such outstanding shares are fully paid and non-assessable.

      Except as may be required by law, the holders of the Series A Preferred Stock are not entitled under the Certificate of Designations to vote in the election of directors of the Company or in any other matters to be voted on by holders of the Common Stock. Holders of the Series A Preferred Stock have no preemptive rights and are not subject to further capital calls or assessments. There are no redemption or sinking fund provisions applicable to the Series A Preferred Stock. The rights of the holders of the Series A Preferred Stock are subject, without requiring any series or class vote, to any rights that may be fixed for holders of any other series of Preferred Stock (when and if issued) which ranks on a parity with the Series A Preferred Stock as to dividends or distributions made upon dissolution, liquidation and winding up of the Company. However, without the consent of the registered holders of at least fifty percent of the then-outstanding shares of Series A Preferred Stock, no class or series of equity securities of the Company may be authorized or issued which would rank senior to the Series A Preferred Stock as to the payment of dividends or distributions of any kind.

      Pursuant to the Certificate of Designations, on July 12, 1997 the Series A Preferred Stock became convertible at a holder's option into shares of Common Stock. Sellet has agreed with the Company that Sellet will not effectuate a conversion of shares of Series A Preferred Stock into Common Stock if, following such conversion, Sellet would be the holder of five percent or more of the then-outstanding shares of Common Stock.

      In addition, under the Certificate of Designations, the Company has the right to cause a mandatory conversion of all outstanding shares of Series A Preferred Stock at any time after the one-year anniversary of the Effective Date of the Registration Statement. The Certificate of Designations provides that the Series A Preferred Stock will initially be convertible (subject to customary anti-dilution adjustments) into shares of Common Stock based upon the ratio of
(a) the total liquidation value (at $1,000 per preferred share) of the preferred shares being converted, to (b) the then-effective conversion price. The conversion price at any point in time will be 80% of the prior three trading days' average of the closing bid price per share of Common Stock (as reported by Nasdaq).


      The Certificate of Designations provides that dividends on the Series A Preferred Stock are payable semi-annually on each July 31st and January 31st, commencing with July 31, 1998. The Company has the option to pay any or all of the dividends through the issuance of additional shares of Common Stock (utilizing the same conversion ratio as described above). Dividends on each outstanding share of Series A Preferred Stock accrue, cumulatively on a daily basis, at the rate of 6% per annum of the liquidation value per share as in effect at the commencement of the fiscal year of the Company in question. (As of the date hereof, that liquidation value is $1,000 per share.) Those dividends accrue whether or not dividends have been declared by the Board of Directors and whether or not there are profits, surplus or other funds of the Company legally available for the payment of the dividends.

      In addition to the cumulative dividend described above, on and after July 31, 1998 the holders of outstanding shares (if any) of Series A Preferred Stock will also have the right, on a fiscal-year basis, to participate in any cash dividend payments made to the holders of the Common Stock. This participating dividend will be payable, on July 31 of each year, in a sum equal to the amount by which (i) the aggregate cash dividends paid on one share of Common Stock during the fiscal year then ended exceeds (ii) the amount of the cumulative dividend accrued (whether or not paid) in respect of that fiscal year on one share of Series A Preferred Stock.



Johnston Warrants

      There are currently outstanding certain Class A Warrants and Class B Warrants (which together constitute the Johnston Warrants) to purchase an aggregate of 83,975 shares of Common Stock. All of these warrants are beneficially owned by Charles C. Johnston, a director and principal stockholder of the Company. Each Johnston Warrant is exercisable for the purchase of one share of Common Stock at an initial exercise price of $3.60 per share. The exercise price is subject to adjustment in certain circumstances (including in the event of a stock split or dividend, recapitalization, reorganization, merger or consolidation of the Company). All of the Johnston Warrants will expire during the year 2000. In addition, the Johnston Warrants are callable by the Company under certain circumstances. The Company has also granted the holders of the Johnston Warrants certain piggyback registration rights for the Common Stock issuable upon exercise thereof. See "--Registration Rights" further below.

Public Warrants

      Each Warrant offered pursuant to the Underwritten Offering entitles the registered holder thereof to purchase one share of Common Stock, at a price of $4.00, subject to adjustment in certain circumstances, at any time during the four year period following June 24, 1997. The Warrants are redeemable by the Company, upon the consent of the Underwriter, at any time following June 24, 1997, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock, for a period of 20 consecutive trading days ending on the third day prior to the day on which the Company gives notice, has been at least 150% (currently $6.00, subject to adjustment) of the then effective exercise price of the Warrants. The holders of the Warrants will have the right to exercise their Warrants until the close of business on the date fixed for redemption. The Warrants were issued in registered form under a Warrant Agreement by and among the Company, American Stock Transfer & Trust Company, as Warrant Agent, and the Underwriter. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement) for a complete description of the terms and conditions therein.

Other Warrants

      In October 1996, the Company issued a warrant to purchase Common Stock to an executive and owner of the company that acted as an independent contractor to the Company in connection with the development, scripting and filming of the animation and live-action sequences for the first two Gregory & Me titles. This warrant, which is currently exercisable, entitles the holder to purchase an aggregate of 20,000 shares of Common Stock, at an initial exercise price of $5.00 per share, until October 30, 2001. The exercise price is subject to adjustment in certain circumstances (including in the event of a stock split or dividend, recapitalization, reorganization, merger or consolidation of the Company).

      A summary description of the Underwriter's Warrants is set forth on page 2 of this Prospectus under the "The Underwritten Offering."

Registration Rights



      1995 Registration Rights Agreement

      The Company has granted certain piggyback registration rights relating to the shares of Common Stock held by the persons who invested in the May 1995 Units Financing and the shares of Common Stock issuable upon exercise of the Johnston Warrants, which together represent an aggregate of 663,830 shares of Common Stock (collectively, the "1995 Registrable Shares"), pursuant to an agreement between the holders of such securities and the Company, dated May 12, 1995 (the "1995 Registration Rights Agreement").

      In the event a registration is a primary registration on behalf of the Company, the Company will use its best efforts to include in such registration, subject to the agreement of the managing underwriter or underwriters of the offering relating thereto (if any): (i) first, the securities that the Company proposes to sell; (ii) second, those (a) 1995 Registrable Shares, (b) securities which are registrable pursuant to the terms of an agreement, dated June 17, 1994 (the "Investor Rights Agreement"), between the Company and certain stockholders (the "June Investor Shares"), and (c) Bulman Shares (as hereinafter defined) which are requested by the holders thereof to be included in such registration (pro rata among the holders thereof); and (iii) third, other securities requested to be included in such registration. In secondary, non-issuer registrations, the Company will use its best efforts to include in such registration, subject to the agreement of the managing underwriter or underwriters of the offering relating thereto (if any): (X) first, those 1995 Registrable Shares, June Investor Shares and Bulman Shares which are requested by the holders thereof to be included in such registration (pro rata among the holders thereof); and (Y) second, other securities requested to be included in such registration.

      In connection with any underwritten piggyback registration, the holders of the 1995 Registrable Shares have agreed to execute and deliver a "lock-up agreement" with respect to any of their registrable securities included therein for up to 90 days (or longer as the Company's underwriters may request but not to exceed 180 days) after the effective date of the registration statement relating to such underwritten offering.

      Investor Rights Agreement

      Under the Investor Rights Agreement, the Company agreed to register the June Investor Shares (representing 136,342 shares of Common Stock) upon the demand of holders owning at least 20% of the June Investor Shares then outstanding; provided that (among other conditions): (i) no such demand registration is required to become effective prior to the earlier of June 1, 1999 or within 90 days (or longer as the Company's underwriters may request but not to exceed 180 days) after the effective date of any registration statement initiated by the Company; and (ii) no more than two such demand registrations are required to be effected. The Company also agreed to cause a Form S-3 registration of the June Investor Shares upon demand, but not more frequently than once every year, and to include the June Investor Shares in certain piggyback registrations as provided in the Investor Rights Agreement, which are subject to the priorities discussed above concerning the 1995 Registration Rights Agreement. See "Shares Eligible for Future Sale."

      Bulman Registration Rights Agreement

      Pursuant to an agreement between the Company and Richard L. Bulman, dated January 1, 1995, the Company has agreed to cause a registration statement to be filed with respect to the shares of Common Stock held by Mr. Bulman (the "Bulman Shares") upon Mr. Bulman's demand made not more than once per year during an eight year period ending January 1, 2003. In addition, Mr. Bulman was granted piggyback registration rights relating to such shares, which are subject to the priorities discussed above concerning the 1995 Registration Rights Agreement. Mr. Bulman is currently the owner of 376,471 outstanding shares of Common Stock. See "Shares Eligible for Future Sale."

      Registration Rights of Gary Bilezikian

      Pursuant to an agreement, dated October 26, 1993, between the Company and Gary Bilezikian, a stockholder of the Company, the Company has granted Mr. Bilezikian certain piggyback registration rights relating to his shares of Common Stock if it proposes to file a registration statement under the Securities Act.

The Company is not obligated, however, to include any shares of Common Stock held by Mr. Bilezikian either (i) in any registration statement relating solely to the sale of securities to participants in a Company stock plan or (ii) in any registration statement whose form does not include substantially the same information as would be required to be included in a registration statement covering the sale of shares of Common Stock owned by Mr. Bilezikian. Mr. Bilezikian is currently the owner of 38,945 outstanding shares of Common Stock. See "Shares Eligible for Future Sale."

      V-Seion Registration Rights Agreement

      Pursuant to a Registration Rights Agreement, dated as of July 14, 1995, between the Company and V-Seion Multimedia Systems, Inc. ("V-Seion", which was the seller of the assets acquired by the Company in the Technology Acquisition), the Company granted V-Seion piggyback registration rights relating to its shares of Common Stock (other than in connection with a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145(a) promulgated under the Securities Act is applicable). If the registration proposed by the Company is to be an underwritten offering of securities for the account of either the Company or the holders of such securities, then the amount of shares which V-Seion will be allowed to register can be limited, in the underwriter's discretion, by certain relevant marketing factors. In the event that any shares of Common Stock held by V-Seion are permitted by the underwriter to be included in such a registration, V-Seion is prohibited from selling any of such shares to the public for a period of 90 days (or such longer period, not to exceed 180 days, as the underwriter may request) from the effective date of such registration. V-Seion is currently the owner of 19,645 outstanding shares of Common Stock. See "Shares Eligible for Future Sale."

      Registration Rights Related to Underwriter's Warrants

      Subject to certain limitations and exclusions, the Company has agreed that, upon the request of the holders of a majority of the Underwriter's Warrants, the Company will (at its own expense), on one occasion during the Warrant Exercise term, register the Underwriter's Warrants and the securities underlying the Underwriter's Warrants under the Securities Act and that it will include the Underwriter's Warrants and all such underlying securities in any appropriate registration statement which is filed by the Company under the Securities Act during the seven years following the date of this Prospectus. Pursuant to the request of the holders of a majority of the Underwriter's Warrants, the Company has registered the 280,000 shares of Common Stock underlying the Underwriter's Warrants (and the warrants underlying the same) under the Registration Statement of which this Prospectus is a part.

      Sellet Registration Rights Agreement

      See the summary description of this agreement above under "Certain Transactions--Registration Rights Agreement With Sellet."

Anti-Takeover Provisions of Delaware Law

      The Company is a Delaware corporation and thus subject to Section 203 of the DGCL ("Section 203"), which is generally viewed as an anti-takeover statute. In general, Section 203 prohibits a publicly traded Delaware corporation from engaging in any "business combination" (as defined) with any "interested stockholder" (as defined) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purpose of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meetings of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      In general, Section 203 defines a "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) (subject to certain exceptions) any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through corporation. In general, Section 203 defines an "interested stockholder" as (a) any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or (b) any entity or person affiliated with or controlling or controlled by such entity or person.

      The existence of Section 203 would be expected to have the effect of discouraging takeover attempts involving the Company, including attempts that might result in a premium over the market price of the Common Stock (if it is then publicly traded).

Transfer Agent, Warrant Agent and Registrar

      The transfer agent, warrant agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

      As of the date of this Prospectus, the Company has 2,939,014 shares of Common Stock outstanding, of which shares the following were registered as part of the Underwritten Offering and, accordingly, are freely tradeable without restriction or further registration under the Securities Act: (i) 1,400,000 shares of Common Stock sold in the public market pursuant to the Underwritten Offering; and (ii) 290,000 shares of Common Stock which were registered in connection with the Underwritten Offering on behalf of certain selling stockholders of the Company.

      All of the remaining shares of Common Stock currently outstanding (the "Restricted Common Stock") are "restricted securities" or owned by "affiliates" (as those terms are defined in Rule 144 under the Securities Act) and thus may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. From and after June 24, 1997, however, substantially all of these restricted securities are either eligible for sale in the public market pursuant to Rule 144 or are subject to the exercise of certain demand and/or piggyback registration rights which the Company from time to time has granted to various of its securityholders. A total of 1,235,234 shares of the Restricted Common Stock are held by stockholders to whom the Company has granted registration rights.

      In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company (as that term is defined under the Securities Act), is entitled to sell, within any three-month period, a number of restricted shares that have been beneficially owned for a least one year which does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or
(ii) an amount equal to the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed an affiliate and has beneficially owned restricted shares for at least two years is entitled to sell such shares without regard to the volume or other resale requirements.

      No predictions can be made of the effect, if any, that sales of shares of Common Stock, or the availability of such shares for sale, will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for the Company by Solovay Marshall & Edlin, P.C. ("SME"), New York, New York. On March 26, 1996, SME agreed to accept from the Company, in lieu of cash and as partial payment for legal services rendered before that date, 24,000 shares of Common Stock (valued by the Company at that time as having a fair market value of $3.50 per share). The Company issued such 24,000 shares to members and an employee of SME on March 27, 1996.

                                     EXPERTS

      The consolidated financial statements of Kideo Productions, Inc. and Subsidiaries as of July 31, 1995, and for the year then ended included in this Prospectus and in the Registration Statement have been included herein in reliance upon the report of Goldstein Golub Kessler & Company, P.C., independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

      The audited consolidated financial statements for the year ended July 31, 1996, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern as described in
Note 1 of the notes to the consolidated financial statements.

                             KIDEO PRODUCTIONS, INC.
                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Reports

      Report of Arthur Andersen LLP.....................................    F-2
      Report of Goldstein Golub Kessler & Company, P.C..................    F-3

Financial Statements:

      Balance Sheet,
            July 31, 1995 and 1996......................................    F-4
      Statement of Operations,
            Years Ended July 31, 1995 and 1996..........................    F-5
      Statement of Shareholders' (Deficiency) Equity,
            Years Ended July 31, 1995 and 1996..........................    F-6
      Statement of Cash Flows,
            Years Ended July 31, 1995 and 1996..........................    F-7
      Statement of Cash Flows, Supplemental Information
            Years Ended July 31, 1995 and 1996..........................    F-8

Notes to Financial Statements...........................................    F-9

Consolidated Balance Sheet - April 30, 1997 (unaudited).................   F-17

Consolidated Statement of Operations - nine months ended
      April 30, 1997 and 1996 (unaudited)...............................   F-18

Consolidated Statement of Cash Flow - nine months ended
      April 30, 1997 and 1996 (unaudited)...............................   F-19

Notes to the Consolidated Financial Statements (unaudited)..............   F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Kideo Productions, Inc.:

We have audited the accompanying consolidated balance sheet of Kideo Productions, Inc. and Subsidiary (a Delaware Corporation) as of July 31, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kideo Productions, Inc. and Subsidiary as of July 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 of the notes to the consolidated financial statements, the Company sustained losses for the years ended July 31, 1996 and 1995. This matter raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arthur Andersen, LLP.
New York, New York
September 27, 1996

INDEPENDENT AUDITOR'S REPORT

To the Shareholders of
Kideo Productions, Inc.

We have audited the accompanying consolidated balance sheet of Kideo Productions, Inc. and Subsidiaries as of July 31, 1995 and the related consolidated statements of operations, shareholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kideo Productions, Inc. and Subsidiaries as of July 31, 1995 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

November 13, 1995, except for the first
paragraph of Note 6, as to which the date is January 5, 1996

                             KIDEO PRODUCTIONS, INC.
                           CONSOLIDATED BALANCE SHEET

                                                             at July 31,    at July 31,
                                                                1995           1996
                                                             -----------    -----------
ASSETS
Current Assets:
  Cash and cash equivalents ..............................   $    61,137    $ 2,857,097
  Accounts receivable ....................................        59,313         94,572
  Prepaid expenses .......................................       107,503        139,720
                                                             -----------    -----------
    Total current assets .................................       227,953      3,091,389
Property and equipment, net ..............................       766,377        558,034
Other assets .............................................       453,387        718,288
                                                             ===========    ===========
    Total assets .........................................   $ 1,447,717    $ 4,367,711
                                                             ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable .......................................   $   428,188    $    58,988
  Accrued expenses .......................................       233,590        270,532
  Capital leases, current portion ........................       144,171        147,173
  Loans from related parties .............................        61,472           --
  Unearned revenue .......................................        42,338        225,131
                                                             -----------    -----------
    Total current liabilities ............................       909,759        701,824
Capital leases, long term portion ........................       195,330         80,318
Long-term debt ...........................................       956,250           --
                                                             -----------    -----------
    Total liabilities ....................................     2,061,339        782,142
                                                             -----------    -----------
Commitments and Contingencies (Notes 4, 5 & 11)

Shareholders' (Deficiency)  Equity
  Preferred Stock, $.01 par value; authorized
    5,000,000 shares, issued and outstanding 956.25
    at July 31, 1995 and -0- shares at July 31, 1996 .....            10           --
  Common Stock, $.0001 par value; authorized
    15,000,000 shares, issued and outstanding 616,891
    at July 31, 1995 and 2,939,014 shares at July 31, 1996            62            294
  Additional paid-in capital .............................     1,385,574      8,737,136
  Accumulated deficit ....................................    (1,999,268)    (5,151,861)
                                                             -----------    -----------
    Shareholders' (Deficiency)  Equity ...................      (613,622)     3,585,569
                                                             ===========    ===========
Total liabilities and shareholders' (deficiency) equity ..   $ 1,447,717    $ 4,367,711
                                                             ===========    ===========


        The accompanying notes are an integral part of these consolidated financial statements

                             KIDEO PRODUCTIONS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                          Year ended     Year ended
                                                           July 31,       July 31,
                                                             1995           1996
                                                          -----------    -----------
Sales .................................................   $   521,186    $   760,870
Cost of sales .........................................       657,498        636,738
                                                          -----------    -----------
Gross profit  (loss) ..................................      (136,312)       124,132

Selling expenses ......................................       667,700        737,171
General and administrative expenses ...................       656,076      1,136,752
                                                          -----------    -----------
Loss from operations ..................................    (1,460,088)    (1,749,791)
                                                          -----------    -----------
Interest expense ......................................       118,485         88,149
Nonrecurring expenses related to debt extinguished
  in connection with the Initial Public Offering ......          --        1,221,060
                                                          -----------    -----------
Net (loss) ............................................   $(1,578,573)   $(3,059,000)
                                                          ===========    ===========

Net (loss) per share (pro forma for 1996)..............   $     (0.96)   $     (1.71)
                                                          ===========    ===========

Weighted average number of shares outstanding..........     1,571,450      1,666,017
                                                          ===========    ===========



        The accompanying notes are an integral part of these consolidated financial statements

                             KIDEO PRODUCTIONS, INC.
           CONSOLIDATED STATEMENT OF SHAREHOLDERS' (DEFICIENCY) EQUITY

                                                                                            Additional                 Shareholders'
                                                 Preferred Stock        Common Stock         Paid-in     Accumulated   (Deficiency)
                                               Shares      Amount     Shares      Amount     Capital       Deficit        Equity
                                             -------------------------------------------------------------------------------------
Balance at July 31, 1994 ...................       --      $ --     $   544,060   $   54   $   409,341   $  (404,989)  $     4,406
                                             -------------------------------------------------------------------------------------

Exercise of stock options ..................       --        --          19,272        2        47,448                      47,450
Issuance of preferred stock in connection
  with May 1995 Units Financing ............    956,250    $   10          --       --         737,311                     737,321
Issuance of common stock in satisfaction
  of expenses in connection with the
  May 1995 Units Financing .................       --        --          33,914        3       121,291                     121,294
Issuance of common stock in connection
  with acquisition of technology and
  software .................................       --        --          19,645        3        70,183                      70,186
Dividends on preferred stock ...............       --        --            --       --            --         (15,706)      (15,706)
Net loss ...................................       --        --            --       --            --      (1,578,573)   (1,578,573)
                                             -------------------------------------------------------------------------------------
Balance at July 31, 1995 ...................    956,250        10       616,891       62     1,385,574    (1,999,268)     (613,622)
                                             -------------------------------------------------------------------------------------

Issuance of preferred stock in connection
  with the May 1995 Units Financing ........     43,750      --            --       --          43,750                      43,750
Issuance of common stock in satisfaction
  of expenses in connection with the
  May 1995 Units Financing .................       --        --           3,239     --           6,751                       6,751
Issuance of common stock in connection
  with October 1995 private placement ......       --        --          90,000        9       163,627                     163,636
Issuance of common stock in connection
  with January 1996 private placement ......       --        --          25,000        2        58,012                      58,014
Issuance of common stock in partial
  payment of interest on debt issued
  in the May 1995 Units Financing ..........       --        --           6,462        1        23,028                      23,029
Issuance of preferred stock in satisfaction
  of dividends on preferred stock issued
  in the May 1995 Units Financing ..........     48,672      --            --       --          48,672                      48,672
Issuance of common stock in connection
  with the February 1996 private placement .       --        --         150,000       15       273,810                     273,825
Issuance of common stock for legal costs
  in connection with the Company's
  initial public offering ..................       --        --          24,000        3        83,997                      84,000
Issuance of common stock in connection
  with the June 1996 private placement .....       --        --          50,000        5        89,995                      90,000
Issuance of common stock in connection
  with the the initial public offering .....       --        --       1,400,000      140     5,398,813                   5,398,953
Issuance of warrants in connection  with the
  initial public offering ..................       --        --            --       --         161,154                     161,154
Conversion of preferred stock to common .... (1,048,672)      (10)      293,533       29           (19)                       --
Conversion of  debentures to common ........       --        --         279,889       28       999,972                   1,000,000
Dividends on preferred stock ...............       --        --            --       --            --         (93,593)      (93,593)
Net loss ...................................       --        --            --       --            --      (3,059,000)   (3,059,000)

                                             -------------------------------------------------------------------------------------
Balance at July 31, 1996 ...................       --        --       2,939,014   $  294   $ 8,737,136   $(5,151,861)  $ 3,585,569
                                             =====================================================================================



       The accompanying notes are an integral part of these consolidated financial statements

                             KIDEO PRODUCTIONS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              Year ended     Year ended
                                                             July 31,1995   July 31,1996
Cash flows from operating activities:
  Net loss ...............................................   $(1,578,573)   $(3,059,000)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization of operating assets ....       147,397        333,324
    Amortization of loan discount ........................          --          585,475
    Amortization of deferred debt costs ..................          --          396,491
    Effect of changes in operating assets and liabilities:
      Accounts receivable ................................       (49,359)       (35,259)
      Prepaid expenses and other current assets ..........       (86,258)       (32,218)
      Other assets .......................................      (378,412)      (488,751)
      Accounts payable ...................................       358,914       (369,698)
      Accrued expenses ...................................       188,674        180,616
      Unearned revenue ...................................        42,338        182,793
                                                             -----------    -----------
  Net cash used in operating activities ..................    (1,355,279)    (2,306,227)
                                                             -----------    -----------

Cash flows from investing activities:
  Purchase of property and equipment .....................      (336,637)      (108,061)
                                                             -----------    -----------

Cash flows from financing activities:
  Proceeds from bridge notes .............................     1,050,000      1,375,000
  Net proceeds from issuances of capital stock ...........       357,982      5,592,232
  Proceeds from long term debt ...........................       468,750         32,125
  Repayment of loans payable - related parties ...........        (6,666)       (61,472)
  Repayment of bridge notes ..............................       (75,000)    (1,375,000)
  Principal payments on capital leases ...................       (91,686)      (112,010)
  Debt issuance costs incurred ...........................          --         (180,000)
  Dividends paid on preferred stock ......................          --          (60,627)
                                                             -----------    -----------
  Net cash provided by financing activities ..............     1,703,380      5,210,248
                                                             -----------    -----------
Net increase in cash .....................................        11,464      2,795,960
Cash and cash equivalents at  the beginning of the period         49,673         61,137
                                                             -----------    -----------
Cash and cash equivalents at the end of the period .......   $    61,137    $ 2,857,097
                                                             ===========    ===========


        The accompanying notes are an integral part of these consolidated financial statements

                             KIDEO PRODUCTIONS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            SUPPLEMENTAL INFORMATION

                                                             Year ended        Year ended
                                                           July 31, 1995     July 31, 1996
                                                           -------------     -------------
Cash payments for interest ...............................   $   83,288       $   89,303
Cash payments for income taxes ...........................          713            3,931

Supplemental schedule of noncash investing and
  financing activities:
  Capital lease obligations for equipment purchases ......      431,187             --
  Dividends accrued on preferred stock ...................       15,706           32,966
  Conversion of bridge notes into preferred stock ........      487,500             --
  Conversion of bridge notes into long term debt .........      487,500             --
  Issuance of common stock for software,technology rights,
    and intellectual property ............................       70,186             --
  Issuance of capital stock in satisfaction of expenses ..      121,294           84,000
  Conversion of accrued expenses into long term debt .....         --             11,625
  Conversion of accrued expenses into capital stock ......         --             41,404
  Conversion of dividends payable into preferred stock ...         --             48,672
  Original issue discounts associated with bridge
    financings ...........................................         --            545,875
  Conversion of long term debt into common stock .........         --          1,000,000
  Conversion of preferred stock into common stock ........         --          1,048,672


        The accompanying notes are an integral part of these consolidated financial statements

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CORPORATE STRUCTURE AND PRINCIPAL BUSINESS ACTIVITY:

Business and Organization

      Kideo Productions, Inc. ("Kideo-Delaware"), a Delaware corporation, was incorporated on June 24, 1994 and subsequently amended and restated its certificate of incorporation on December 28, 1994. As of January 9, 1995, Kideo-Delaware exchanged its common stock for all of Kideo-New York's (the operating company incorporated in New York in 1993) outstanding common stock whereby Kideo-New York became a wholly owned subsidiary of Kideo-Delaware. The accompanying consolidated financial statements include the accounts of Kideo-Delaware and its wholly owned subsidiaries, Kideo-New York and Kideo Productions (Canada), Inc. (collectively the "Company"). Kideo Productions (Canada), Inc. commenced operations in July 1995. All significant intercompany transactions balances have been eliminated.

      The Company develops, produces and markets personalized children's educational video tapes sold through direct sales, mail-order houses, children's toy stores and various catalogs. The principal shareholder developed the initial product line prior to the Company's commencement of operations. The Company is devoted to the development of multimedia products using emerging technologies with an emphasis on personalized products for children. The Company's sales are seasonal in nature based, in part, on purchases made during the months of October through December.

      The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has incurred net losses of $1,578,573 and $ 3,059,000 for the years ended July 31, 1995 and July 31, 1996, respectively. Management believes that its current working capital together with anticipated revenues from operations and its current cash balances will be sufficient to fund the operations of the Company for at least one year from the date of these financial statements.

Revenue Recognition

      The Company generally records an account receivable and a corresponding liability for unearned revenue for video tape order kits shipped to mail order houses and retail stores. Revenue is recognized on the accrual basis when the video tape is shipped to the ultimate consumer.

Capitalization Content Costs

      Capitalized costs consist of deferred production costs related to the production and development of the storylines of the Company's video tapes. The Company's policy is to amortize production costs over the anticipated revenue stream of the title, which it currently estimates to be two years. Management continually evaluates its policy as sales of each title are made.

      Certain technology rights, intellectual property and software related to the production of video products, amounting to approximately $192,000 ($121,814 in cash, legal costs and other items and $70,186 in common stock of the Company), were acquired on July 17, 1995 and are being amortized over a three-year period which commenced August 1, 1995 using the straight-line method. Depreciation and amortization charged to operations for the year ended July 31, 1996 amounted to $64,051.

Advertising Costs

      Advertising costs are charged to operations when the advertising first takes place. Advertising expenses for the years ended July 31, 1995 and 1996 were $182,149 and $96,889 respectively.

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation

      Depreciation of property and equipment is provided for principally by the straight-line method over the estimated useful lives of the respective assets.

Amortization of Debt Issuance Costs

      Debt issuance costs are amortized over the life of the debt or at the time of prepayment of the debt. See Note 7 for discussion of debt issuance costs amortized upon the consummation of the IPO.

Income Taxes

      The Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires that the tax effect of temporary differences between the recorded carrying values and the adjusted tax basis of assets and liabilities be reflected in the financial statements at the tax rate at which the differences are expected to reverse. At July 31, 1995 and 1996, there were no material temporary differences between the book basis and tax basis of the Company's assets and liabilities.

      As of July 31, 1996, the Company had a net operating loss carryforward for both financial reporting and income tax purposes of approximately $5,038,000 available to offset future income through 2011. This resulted in a deferred income tax asset of approximately $2,267,000 for which the Company recorded a full valuation allowance due to the uncertainty of future realization of such losses. Based on the ownership changes arising from the initial public offering, utilization of the net operating loss carry-forward will be limited.

Net Loss Per Share


      For the year ended July 31, 1995, net loss per share is determined by the weighted average number of shares of Common Stock outstanding during the periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB 83"), Common Stock issued in connection with bridge financings, the Convertible Preferred Stock ("Preferred Stock"), the Convertible Subordinated Debentures ("Debentures") and warrants issued during the twelve months preceding the Initial Public Offering (see Note 6) at prices below the Initial Public Offering price have been included for all periods presented as if the shares were converted into Common Stock at the beginning of each period, even though they were antidilutive.

      For the year ended July 31, 1996, pro forma net loss per share is determined using the weighted average number of shares of Common Stock outstanding during the period, which is based upon: (i) Accounting Principles Board Opinion No. 15, "Earnings per Share", for the period after April 30, 1996, and (ii) SAB 83 for the period August 1995 through April 30, 1996, which includes the Common Stock issued in connection with the bridge financings, the Preferred Stock and the Debentures, as outstanding for the entire year and the warrants issued during the twelve months preceding the Initial Public Offering at prices below the Initial Public Offering price as outstanding through March 31, 1995.


Warranty Costs

To date, the Company has not had any significant warranty costs for repair or replacement of its product. Based on current sales and historical experience, warranty costs, if any are charged to operations when incurred.

Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management affecting the reported amounts of assets, liabilities, revenue and expenses and the disclosed amounts of contingent assets and liabilities. Actual results could differ from those estimates.

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reclassification

      For comparability, certain 1995 amounts have been reclassified where appropriate to conform to the financial statement presentation used in 1996.

New Accounting Pronouncements

      In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which is effective for financial statements for fiscal years beginning after December 15, 1995. The Company does not believe the adoption of SFAS No. 121 will have a material effect on its financial position or results of operations.

      In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which is effective for financial statements with fiscal years beginning after December 15, 1995. Management has not yet determined what effect, if any, adoption of SFAS No. 123 will have on its financial position or results of operations.

2. PROPERTY AND EQUIPMENT:

         Property and equipment, at cost, consists of the following:

                                         July 31,       July 31,      Estimated
                                           1995           1996       Useful Life
                                         --------       ---------    -----------
Video production equipment
and related software ...............   $  862,466      $  930,861      3 years
Furniture and fixtures .............        5,653           5,653      7 years
Office equipment ...................       44,109          62,938      5 years
Leasehold improvements .............         --            20,836      3 years
                                         --------       ---------
                                          912,228       1,020,288
Less accumulated depreciation ......      145,851         462,254
                                         --------       ---------
                                         $766,377       $ 558,034
                                         ========       =========

      Included in property and equipment at July 31, 1995 and at July 31, 1996 is approximately $431,000 of assets acquired under capital leases. Accumulated depreciation on these assets as of July 31, 1995 and July 31, 1996 amounted to approximately $72,000 and $216,000 respectively. The property held under these leases is collateral for the related capital lease obligations described in
Note 5.

3.  OTHER ASSETS:

         Other assets consist of the following:
                                                          July 31       July 31,
                                                            1995          1996
                                                          --------      --------
Debt issuance costs ................................      $206,931      $   --
Deposits on capital lease obligations ..............       186,000       194,965
Technology rights and intellectual property ........        50,349        33,837
Security deposits ..................................        10,107        17,231
Capitalized content costs ..........................          --         472,255
                                                          --------      --------
                                                          $453,387      $718,288
                                                          ========      ========

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitalized content costs include the development, scripts, characters, props, filming and post production of new Kideo titles.

4. COMMITMENTS:

      The Company leases 8,600 square feet of space under several noncancelable operating leases for office, manufacturing and warehouse space. These leases are subject to escalation for the Company's proportionate share of increases in real estate taxes and certain other operating expenses. In addition the Company rents additional office space on a month to month basis at a monthly rent of approximately $750.

Total rent expense for the years ended July 31, 1995 and 1996 amounted to $42,512 and $69,654, respectively. Future approximate minimum rental payments required are as follows:

Year ending July 31,
      1997 .......................................   $101,202
      1998 .......................................     99,596
      1999 .......................................     16,800
                                                     --------
                                                     $217,598
                                                     ========

      The Company has entered into employment contracts with five employees expiring at various times through December 1998. The aggregate minimum commitment for future salaries, excluding bonus, is as follows:

Year ending July 31,
      1997 .......................................   $435,000
      1998 .......................................    230,000
      1999 .......................................     72,917
                                                     --------
                                                     $737,917
                                                     ========

5. CAPITAL LEASE OBLIGATIONS:

      During the year ended July 31, 1995, the Company entered into several capital leases, totaling approximately $431,000, for the purchase of equipment. The Company paid deposits of $186,000 upon execution of the leases. The obligations are due in monthly installments of principal and interest aggregating $13,940 with interest rates ranging from 16% to 30%, through December 1997.

     Aggregate lease payments required under these leases at July 31, 1995 and July 31, 1996 are as follows:

Year  ending July 31,                                 1995         1996
---------------------                               --------     --------
1996 ...........................................    $191,786     $   --
1997 ...........................................     167,087      167,087
1998 ...........................................      84,250       84,250
                                                    --------     --------
                                                     443,123      251,337
Less amounts representing interest .............     103,622       23,846
                                                    --------     --------
                                                    $339,501     $227,491
                                                    ========     ========

6.  SHAREHOLDERS' EQUITY:

      In January 1996, the Company's Board of Directors authorized an increase in the number of shares of preferred stock from 100,000 to 5,000,000. In addition, the Company's Board of Directors authorized an increase in the number of shares of common stock from 400,000, $.01 par value, to 15,000,000, $.0001 par value, and

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

declared a stock split for which shareholders received 8.6545 shares of common stock for each share of common stock previously owned. The transaction described in this paragraph has been given retroactive effect in the accompanying July 31, 1995 financial statements and related notes.

      On June 25, 1996, the Company consummated an initial public offering of 1,400,000 common shares at an offering price of $5.00 per share and 1,610,000 warrants at an offering price of $.10 per warrant. The net proceeds to the Company were $ 5,560,000 after deducting issuance costs of $ 1,601,000, which were charged to equity. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.00 per share. The warrants will be exercisable for a 48-month period commencing one year from the effective date of the initial public offering.

      Upon the closing of the offering, the Company repaid $1,375,000 principal amount of bridge note financings. Included in the bridge note financings were payments to two officers for $125,000 and $300,000 to a director of the Company. In addition the Company converted the outstanding principal amount of $1,000,000 subordinated debentures into 279,889 shares of common stock and the 1,048.672 shares of outstanding preferred stock were converted into 293,533 shares of common stock. Additional loans of $61,472 in the aggregate were repaid to a shareholder and a former director out of the proceeds of the offering.

      The Company has granted to a director/shareholder and another shareholder certain preemptive rights to purchase additional shares of common stock to avoid dilution of their ownership in the event of certain sales of securities. The Company has the right to acquire all or a part of one of these shareholders' outstanding shares (up to 38,945 shares) for a price of up to $150,000 plus the fair value of outstanding options, warrants or other rights to purchase securities of the Company.

      In March 1995, options to purchase 19,272 shares of the Company were exercised by certain shareholders for an aggregate price of $47,450.

      In March 1995, the Company entered into an agreement with the majority shareholder of the Company granting an option to purchase up to 45,003 additional shares of the Company's common stock at an exercise price of $3.57 per common share (the then fair market value). The option may not be exercised unless the Company has earnings before income taxes of not less than $880,000 for the year ending July 31, 1996, and the option shall expire on December 31, 1999.

      In March 1996, the Company issued 24,000 shares of common stock, valued by the Company at $84,000 ($3.50 per share) at the time of the issuance, for legal services rendered in connection with the IPO.

7. NON RECURRING CHARGES RELATED TO THE SECURITIES RETIRED UPON THE IPO

      The Statement of Operations for the year ended July 31, 1996 reflects $ 1,221,060 of expenses related to financings that were either retired or converted into common shares in connection with the IPO. This consists of the following:

      Amortization  of debt issuance  costs
            outstanding  from July 31, 1995  ...................   $  206,931
      Amortization of debt issuance costs incurred
            in connection with bridge financings
            that closed during the year ended
            July 31, 1996 ......................................      189,560
      Amortization of original issue discount
            arising from the allocation of
            a portion of bridge financing proceeds
            to shareholder's equity, where shares of
            common stock were issued in addition
            to bridge notes issued at par value ................      585,475
      Interest incurred on debt retired from IPO
            proceeds or converted to common shares .............      151,094
      Redemption of certain warrants ...........................       88,000
                                                                   ----------
                                                                   $1,221,060
                                                                   ==========

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. BRIDGE NOTE FINANCINGS AND PRIVATE PLACEMENT OFFERING:

      The financing transactions described below were completed during the fiscal years ended July 31, 1995 and 1996. With the exception of warrants to purchase 83,975 shares of common stock, all notes, debentures and preferred shares were either redeemed, or converted into common stock before the IPO, or at the closing of the IPO.

      In September 1994, the Company borrowed an aggregate of $250,000 from a group of investors ("the Group") ("September 1994 Financing") evidenced by signed promissory notes bearing interest at 10% per annum. Upon the closing of the May 1995 Units Financing described below, $175,000 of these notes were converted into 1.75 of the units sold in the May 1995 Units Financing and $75,000 was repaid. In addition, upon closing of the May 1995 Units Financing, warrants to purchase up to 52,485 shares of common stock of the Company were issued to the Group in the September 1994 Financing. In connection with the Company's proposed initial public offering, these warrants were purchased for $88,000 by the Company. The purchase of these warrants was charged to operations during the year ending July 31, 1996.

      The Company borrowed an aggregate of $400,000 from a shareholder in October 1994 and March 1995. The borrowings ("Johnston Financing") bear interest at 12% per annum and in May 1995 were converted into four of the units sold in the May 1995 Units Financing (comprised of preferred stock and Debentures). In connection with this financing the shareholder received warrants to purchase 83,975 shares of common stock at various exercise prices. Subsequently, the shareholder and the Company have agreed that the exercise price will be $3.60 per common share.

      In December 1994, the Company received $400,000 from additional investors ("December 1994 Financing") evidenced by signed promissory notes totaling $420,000 including interest. Upon closing of the May 1995 Units Financing (as described below), the $400,000 of notes was converted into four of the units sold in the May 1995 Units Financing (comprised of preferred stock and Debentures) and $20,000 of interest was paid to the lenders.

      In 1995, the Company completed a private placement (the "May 1995 Units Financing") of its securities which consisted of an offering of 20 units at $100,000 per unit. Each unit consisted of 50 shares of convertible preferred stock ("Preferred Stock") and a 10% convertible subordinated debenture in the amount of $50,000 ("Debentures"). Both the Preferred Stock and the Debentures were convertible into common stock of the Company at a ratio of 279.9 shares of common stock for every 1 share of Preferred Stock or $1,000 face value of Debentures outstanding. Interest on the Debentures accrued at 10% per annum, 5% payable in cash and 5% payable in either cash or common stock of the Company or some combination thereof. Dividends accrued at a rate of 10% per annum payable semiannually, in cash or through the issuance of additional shares of Preferred Stock or any combination thereof. The net proceeds from the sale of the units were used to repay $75,000 of the September 1994 Financing and to meet the Company's working capital requirements. The balance of the September 1994 Financing, as well as the December 1994 Financing and the Johnston Financing, were converted into an aggregate of 9.75 of the 20 units sold in the May 1995 Units Financing. At July 31, 1995, the Company had closed on 19.125 units (including the 9.75 units issued upon conversion of prior financings). The Company closed on the remaining .875 units in October 1995 (Fiscal 1996).

      In connection with the Company's initial public offering, all the Preferred Stock and all of the Debentures were converted into shares of common stock of the Company.

      During October 1995, the Company completed a $300,000 private placement of its securities in connection with which it issued 90,000 shares of common stock and $300,000 of 9% promissory notes with interest payable semiannually. These notes were paid upon the completion of the Company's initial public offering. The Company recorded the common stock at an estimated fair value of $1.818 per share and recorded a related charge to earnings for $163,636 during the period the notes remained outstanding.

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      In January 1996, the Company issued 25,000 shares of common stock and $125,000 of 9% promissory notes, with interest payable semiannually, to two of its officers for aggregate proceeds of $125,000 ("January 1996 Pre-Bridge Financing"). These notes were paid from the proceeds of the Company's initial public offering. The Company recorded the common stock at an estimated fair value of $2.32 per share and recorded a related charge to earnings for $58,014 during the period the notes remained outstanding.

      In February 1996, the Company completed an additional private placement of its securities (the "1996 Bridge Financing"). The private placement consisted of 15 units at a price of $50,000 per unit. Each unit consisted of 10,000 shares of common stock and a $50,000 unsecured non-negotiable promissory note bearing interest at 9% per annum. These notes were paid from the proceeds of the Company's initial public offering. The Company recorded the common stock at an estimated fair value of $1.823 per share and recorded a related charge to earnings for $273,825 during the period the notes remained outstanding. The Company received net proceeds of $590,000 after incurring issuance costs of $160,000, which were charged to earnings during the period the notes were outstanding.

      In June 1996, the Company completed an additional private placement of its securities (the "June Bridge Financing"). The private placement consisted of 2 units at a price of $100,000 per unit. Each unit consisted of 25,000 shares of common stock and a $100,000 unsecured non-negotiable promissory note bearing interest at 9% per annum. These notes were paid from the proceeds of the Company's initial public offering. The Company recorded the common stock at an estimated fair value of $1.80 per share and recorded a related charge to earnings for $90,000 during the period the notes remained outstanding. The Company received net proceeds of $180,000 after incurring issuance costs of $20,000, which were charged to earnings during the period the notes were outstanding.

9. STOCK OPTION PLAN

      In February 1996, the Board of Directors approved a stock option plan (the "Plan"), under which 350,000 shares of common stock were reserved for future issuance. The Plan provides for the sale of shares of common stock to employees of the Company, including officers and directors ( whether or not employees) as well as to consultants to the Company. For stock options granted before the closing of the Company's proposed initial public offering, the per share exercise price of such options must be $5.00 or more, and for stock options granted after the closing of the Company's proposed initial public offering, the per share exercise price of such options cannot be less than the fair market value of the shares of common stock on the date of grant, provided that the exercise price of any option granted to an employee owning more than 10% of the outstanding common shares of the Company may not be less than 110% of the fair market value of the shares of common stock on the date of the option grant. The term of each option and the manner of exercise is determined by the Plan's administrators, but options granted under the Plan will become exercisable after the vesting period or periods specified in each option agreement. However, options are not exercisable after the expiration of 10 years from the date of grant (or 5 years from such date in the case of an option granted to a 10% stockholder). Through July 31, 1996, options to purchase 334,000 shares of common stock at an exercise price of $5.00 per share were granted under the Plan.

10. SIGNIFICANT CUSTOMER:

      During the years ended July 31, 1995 and 1996, approximately $220,000 and $201,000, respectively, of the company's sales were to one customer.

11. LITIGATION:

      The Company has applied for a registered trademark for the name "Kideo," however, this trademark has been previously registered by another party. On July 6, 1994, the Company began litigation against the successor to the original owner of the trademark before the Trademark Trial and Appeals Board of the United States Patent and

                             KIDEO PRODUCTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Trademark Office. That proceeding is currently suspended pursuant to a stipulation agreed upon by the Company and such successor while they discuss possible settlement. There can be no assurance that a settlement satisfactory to the Company can be reached. If a satisfactory settlement is not obtained the Company will pursue the original proceeding, and in the event that the Company does not prevail in the proceeding it does not believe that its business will be adversely affected.

                             KIDEO PRODUCTIONS, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (unaudited)

                                                         at April
                                                            30,
                                                           1997
                                                     --------------
ASSETS
Current Assets:
    Cash and cash equivalents .....................  $    35,809
    Accounts receivable ...........................       44,492
    Inventory .....................................      112,169
    Prepaid expenses ..............................       55,366
                                                     --------------
       Total current assets .......................      247,836
Property and equipment, net .......................      581,684
Capitalized content costs, net ....................      615,486
Other assets ......................................      156,674
                                                     --------------
       Total assets ...............................  $ 1,601,680
                                                     ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Accounts payable ..............................  $   506,745
    Accrued expenses ..............................      256,884
    Capital leases, current portion ...............       95,142
    Unearned revenue ..............................      412,781
                                                     --------------
       Total current liabilities ..................    1,271,552
Capital leases, long term portion .................       89,987
                                                     --------------
       Total liabilities ..........................    1,361,539
                                                     --------------

Shareholders'  Equity
    Common Stock, $.0001 par value; authorized
    15,000,000 shares, issued and outstanding
    2,939,014 shares at April 30, 1997 ............          294
    Additional paid-in capital ....................    8,737,136
    Accumulated deficit ...........................   (8,497,289)
                                                     --------------
    Shareholders' (Deficiency)  Equity ............      240,141
                                                     --------------
       Total liabilities and shareholders' equity .  $ 1,601,680
                                                     ==============


                            See accompanying notes.

                             KIDEO PRODUCTIONS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (unaudited)


                                     Nine months ended
                                   April 30,    April 30,
                                      1997        1996
                                  -------------------------
Sales ........................   $ 1,063,190    $   669,734
Cost of sales ................       873,336        496,521
Write off of production
 equipment....................       226,118          --
                                  -------------------------
Gross profit  (loss) .........       (36,264)       173,213

Selling expenses .............     1,851,995        536,063
General and administrative
 expenses ....................     1,476,670        805,291
                                  -------------------------
Loss from operations .........    (3,364,929)    (1,168,141)
Other income (expense),
net ..........................        19,501        (70,368)

Non recurring expenses
 related to:
    Debt extinguished in
    connection with the
    Initial Public Offering ..          --         (349,797)
                                  -------------------------
Net loss .....................    $(3,345,428)  $(1,588,306)
                                  =========================

Net loss per share (pro forma
 for 1996)....................    $     (1.14)        (0.96)
                                  ============  ===========

Weighted average number of
 shares outstanding ..........      2,939,014     1,571,450
                                  ============  ===========



                             See accompanying notes

                             KIDEO PRODUCTIONS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (unaudited)

                                                          Nine months ended
                                                       April 30,       April 30,
                                                          1997           1996
                                                      --------------------------
 Cash flows from operating activities:
   Net loss ........................................  $(3,345,428)  $(1,588,306)
   Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization of operating
     assets ........................................      509,582       245,250
    Amortization of loan discount ..................                    148,872
    Amortization of deferred debt costs ............                     81,233
    Write off of equipment .........................      226,118
    Changes in operating assets and liabilities:
       Accounts receivable .........................       50,080        31,703
       Inventory ...................................      (95,131)
       Prepaid expenses and other current assets ...       67,316        41,666
       Other assets ................................      (89,292)      (94,002)
       Accounts payable ............................      447,757         4,574
       Accrued expenses ............................      (13,648)      110,503
       Unearned revenue ............................      187,650       131,592
                                                      --------------------------
         Net cash used in operating activities .....   (2,054,996)     (886,915)
                                                      --------------------------
 Cash flows from investing activities:
     Purchase of property and equipment ............     (563,929)      (66,760)
     Increase in capitalized content costs .........     (345,595)
                                                      --------------------------
       Net cash used in investing activities .......     (909,524)      (66,760)
                                                      --------------------------

Cash flows from financing activities:
     Proceeds from bridge notes ....................                  1,175,000
     Net proceeds from issuances of capital stock ..                     32,125
     Proceeds from long term debt ..................                     32,125
     Proceeds from lease financing .................      207,102
     Loans payable - related parties ...............                        400
     Principal payments on capital leases ..........     (249,464)      (45,461)
     Security deposits applied to capital leases ...      185,594
     Payment of debt issue costs ...................                   (160,000)
     Payment of deferred offering costs ............                    (85,098)
                                                      --------------------------
       Net cash provided by financing activities ...      143,232       949,091
                                                      --------------------------
 Net increase (decrease) in cash ...................   (2,821,288)       (4,584)
 Cash and cash equivalents at the beginning of the
  period ...........................................    2,857,097        61,137
                                                      --------------------------
 Cash and cash equivalents at the end of the
  period ...........................................  $    35,809   $    56,553
                                                      ==========================


                             See accompanying notes.

                             KIDEO PRODUCTIONS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)
1. General


      The interim financial data is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting of all normal recurring adjustments necessary for a fair statement of results for the interim periods. The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading. Operating results for the nine months ended April 30, 1997 are not necessarily indicative of the results that may be expected for the year ending July 31, 1997.


      The organization and the business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company's consolidated financial statements filed as part of the Company's annual report for the fiscal year ended July 31, 1996 on Form 10-KSB. This quarterly report should be read in conjunction with such annual report.

      For comparability, certain April 30, 1996 amounts have been reclassified where appropriate to conform to the financial statement presentation used at April 30, 1997.

2. New Accounting Pronouncements

      During fiscal 1997, the Company has adopted Statement of Financial Accounting Standard ("SFAS") No. 123,"Accounting for Stock-Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company has elected to continue the accounting set forth in pre-existing pronouncements and to provide the necessary pro-forma disclosures. The Company does not expect a material effect on its financial position or results of operations for the year ending July 31, 1997.

      The Company will adopt SFAS No. 128, "Earnings Per Share" during fiscal 1998. This statement establishes standards for computing and presenting earnings per share (EPS), replacing the presentation of currently required primary EPS with a presentation of basic EPS. The pro forma effect of this statement for the nine-month period ended April 30, 1997 is immaterial. When adopted, the Company will be required to restate its EPS data for all prior periods presented. The Company does not expect the impact of the adoption of this statement to be material to previously reported EPS amounts.

3. Subsequent Events

      On May 9, 1997, the Company authorized the creation of a series of the Company's Preferred Stock, par value $.0001 per share. The series is designated as the Series A 6% Convertible Participating Preferred Stock ("Series A Preferred Stock"), and consists of 4,000 shares, each having a liquidation value of $1,000.

      On May 13, 1997, the Company consummated a private placement sale of 750 shares of the Series A Preferred Stock. The shares were sold at their liquidation value, for a total purchase price of $750,000.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporations Law (the "DGCL") contains provisions entitling the Company's directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in
Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

      The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the By-Laws require the Company to indemnify, to the full extent permitted by law, any director, office, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner her or she reasonably believed to be in or not opposed to the Company's best interests.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 28.

Item 25. Other Expenses of Issuance and Distribution.

      The estimated expenses payable by the Registrant (also herein called the "Company") in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions) are set forth in the table below. None of such expenses will be borne by the Selling Stockholders.

  SEC registration fee .....................................    $    1,764.66

  Nasdaq listing fee .......................................         7,500.00

  Printing expenses ........................................         1,000.00

  Legal fees and expenses ..................................        22,000.00

  Accounting fees and expenses .............................        15,000.00

                    TOTAL ..................................    $   47,264.66
                                                                =============

Item 26. Recent Sales of Unregistered Securities

      Within the past three years, the Registrant has issued securities without registration under the Securities Act of 1933, as amended (the "Act"), as follows:

      On June 2, 1994, the Registrant issued to a private investor known to the Company 5,965 shares of Common Stock for a total consideration of $25,000.

      On June 17, 1994, the Registrant issued 53,681 shares of Common Stock to a private investor for a total consideration of $200,000. In connection with such issuance this investor became a director of the Registrant.

      In June and October 1994, and in connection with the above-mentioned March and June transactions, the Registrant issued to two existing stockholders of the Registrant an aggregate of 8,922 shares of Common Stock in lieu of aggregate cash payments in the amount of $14,518 payable for investments advisory services.

      In November 1994, the Registrant issued 9,356 shares of Common Stock to a private investor known to the Registrant for a total consideration of $26,000.

      In March 1995, the Registrant issued an aggregate of 19,271 shares of Common Stock to four existing stockholders of the Registrant for a total consideration of $47,450.

      During the period from May through October 1995, the Registrant issued to 79 accredited investors, including a director/principal stockholder of the Registrant, through a private placement (the "May 1995 Units Financing"), an aggregate of 1,000 shares of Series A Preferred Stock and an aggregate of $1,000,000 principal amount of Debentures. The Registrant received total compensation of $2,000,000, consisting of cash in the amount of $1,025,000 and the conversion of certain notes outstanding in the aggregate principal amount of $975,000, including $200,000 in principal amount of notes owing to the director/principal stockholder of the Registrant.

      In connection with the May 1995 Units Financing, the Registrant paid a placement fee to one of the investors in the May 1995 Units Financing and a company controlled by such investor in the aggregate amount of $90,000 in cash, 35,477 shares of Common Stock, 11,625 shares of Series A Preferred Stock and a

Debenture in the principal amount of $11,625.

      In July 1995, the Registrant issued to V-Seion Multimedia, Inc., a company controlled by Bradley Dahl, 19,645 shares of Common Stock as a $70,000 partial payment for the acquisition of certain hardware and software assets. In connection with such transaction, Mr. Dahl became an executive officer of the Registrant.

      In September and October 1995, the Registrant effectuated a private placement to six accredited investors known to the Registrant, including a director/principal stockholder of the Registrant whereby the Registrant issued $300,000 in principal amount of notes and 90,000 shares of Common Stock. The Registrant received total cash consideration of $300,000 (including $100,000 from the director/principal stockholder in exchange for a $100,000 principal amount promissory note and 30,000 shares of Common Stock).

      In January 1996, the Registrant issued to two executive officers of the Registrant $125,000 in aggregate principal amount of promissory notes and an aggregate of 25,000 shares of Common Stock. The Registrant received a total cash consideration of $125,000.

      In February 1996, the Registrant issued to eleven accredited investors $750,000 in aggregate principal amount of promissory notes and an aggregate of 150,000 shares of Common Stock pursuant to a private placement (the "1996 Bridge Financing"). The Registrant received total cash consideration in the gross amount of $750,000. In connection with the 1996 Bridge Financing, Whale Securities Co., L.P. ("Whale") acted as placement whereby Whale received an aggregate commission of $75,000 in cash.

      On March 26, 1996, SME agreed to accept from the Registrant, in lieu of cash and as partial payment for legal services rendered prior to that date, 24,000 shares of Common Stock (valued by the Company at that time as having a fair market value of $3.50 per share). The Registrant issued such 24,000 shares to members and an employee of SME on March 27, 1996.

      On May 24, 1996, options to purchase an aggregate of 4,000 shares of Common Stock at a purchase price of $5.00 per share were granted under the 1996 Stock Option Plan to a consultant of the Registrant. Subject to various vesting conditions, all of such options (once vested) will be exercisable until May 24, 2006. The Registrant received no consideration for these options, and such options were issued without registration because no sale occurred in connection with the issuance of the options.

      On June 3, 1996, the Registrant issued to two accredited investors $200,000 in aggregate principal amount of promissory notes and an aggregate of 50,000 shares of Common Stock pursuant to a private placement (the "June 1996 Financing"). The Registrant received total cash consideration in the gross amount of $200,000. In connection with this financing, Whale (the Underwriter of the Underwritten Offering) received an aggregate commission of $20,000 in cash.

      On October 30, 1996, the Registrant issued a warrant to purchase 20,000 shares of Common Stock at a price of $5.00 per share to an executive and owner of a company that had acted as an independent contractor to the Registrant. See the discussion in the Prospectus under "Description of Securities-Other Warrants." The Registrant received no separate consideration for this warrant (apart from the services rendered by such independent contractor), and such warrant was issued without registration because no sale occurred in connection with its issuance.

      In March, May and September of 1996 and in April of 1997, the Registrant granted options to purchase shares of its Common Stock to participants in its 1996 Stock Option Plan. See the discussion in the Prospectus under "Management-1996 Stock Option Plan." The Registrant received no consideration for these options, and such options were issued without registration because no sale occurred in connection with the issuance of the options.

      On May 13, 1997, the Registrant, as described in the foregoing Prospectus included in this Registration Statement, sold 750 shares of Series A Preferred Stock, for an aggregate purchase price of $750,000, to Sellet Marketing Corp. in a private placement transaction arranged through Gerard Klauer Mattison & Co., as placement agent. The placement agent received an aggregate commission on this sale of $37,500.


      Unless stated otherwise, at the times the above-mentioned securities were issued, the foregoing persons represented to the Registrant that they were acquiring the securities for purposes of investment and not with a view to distribution, and appropriate legends were placed on the certificates representing the securities so issued. In addition, the foregoing persons had adequate access, through employment, business relationships, or otherwise to information about the Registrant. Exemption from registration of such securities is claimed under Section 4(2) of the Act since no public offering was involved and the securities had been taken for investment purposes and not with a view to distribution.

Item 27. Exhibits

      Except for Exhibits 3.4, 4.5, 4.6, 5.1, 10.32, 10.33, 10.34, 10.35, 16.1,
23.1 and 23.2 hereto, all Exhibits to this Registration Statement referenced below (i) were previously filed as Exhibits to the Company's Registration Statement on Form SB-2 (reg. no. 333-2294), declared effective by the Commission on June 24, 1996 (the "1996 Registration Statement"), and (ii) are accordingly incorporated herein by reference. The Company's Commission file number is 0-28158.


      Any Exhibit marked below with an asterisk (*) indicates a contract or compensatory plan or arrangement relating to the Company's management. Any Exhibit marked below with a double asterisk (**) indicates an Exhibit to be filed by amendment. Any Exhibit marked below with a number symbol (#) indicates an Exhibit previously filed herewith. Any Exhibit marked below with a double number symbol (##) indicates an Exhibit filed with this Amendment.


No. Description

3.1 Certificate of Incorporation. Previously filed as Exhibit 3.1 to the 1996 Registration Statement.

3.2   By-laws, as amended and restated as of May 24, 1996. Previously filed as
      Exhibit 3.3 to the 1996 Registration Statement.

3.3 Certificate of Amendment to the Company's Certificate of Incorporation, as filed with the Delaware Secretary of State on May 24, 1996. Previously filed as Exhibit 3.4 to the 1996 Registration Statement.

3.4 Certificate of Designations of Series A 6% Convertible Participating Preferred Stock. Previously filed as Exhibit 3.1 to the Company's Report on Form 8-K, dated May 27, 1997, and incorporated herein by reference.

4.1 Form of Common Stock certificate. Previously filed as Exhibit 4.1 to the 1996 Registration Statement.

4.2 Form of Warrant Agreement between the Company and Whale Securities Co., L.P., including Form of Warrant Certificate. Previously filed as Exhibit
      4.2 to the 1996 Registration Statement.

4.3 Form of Public Warrant Agreement among the Company, Whale Securities Co., L.P. and American Stock Transfer & Trust Company as Warrant Agent. Previously filed as Exhibit 4.3 to the 1996 Registration Statement.

4.4 Form of Redeemable Warrant. Previously filed as Exhibit 4.4 to the 1996 Registration Statement.

4.5 Form of certificate representing shares of Series A 6% Convertible Participating Preferred Stock. Previously filed as Exhibit 4.1 to the Company's Report on Form 8-K, dated May 27, 1997, and incorporated herein by reference.

4.6#  Warrant issued on October 30, 1996.

5.1## Opinion of Solovay Marshall & Edlin, P.C.

10.1 Investor Rights Agreement, dated June 17, 1994, between the Company and the investors named therein. Previously filed as Exhibit 10.1 to the 1996 Registration Statement.

10.2 Form of Stock Purchase Agreement, dated March 7, 1994, between the Company and the investors named therein, relating to a private placement of shares of Common Stock. Previously filed as Exhibit 10.2 to the 1996 Registration Statement.

10.3 Form of Stock Purchase Agreement, dated March 31, 1994, between the Company and the investors named therein, relating to a private placement of shares of Common Stock. Previously filed as Exhibit 10.3 to the 1996 Registration Statement.

10.4 Stock Purchase Agreement between the Company and Richard Carney, dated May 10, 1994. Previously filed as Exhibit 10.4 to the 1996 Registration Statement.

10.5 Stock Purchase Agreement between the Company and Henry Fredericks, dated June 2, 1994. Previously filed as Exhibit 10.5 to the 1996 Registration Statement.

10.6 Stock Purchase Agreement between the Company and Charles Johnston, dated June 17, 1994. Previously filed as Exhibit 10.6 to the 1996 Registration Statement.

10.7 Marketing Agreement between the Company and Consumer Programs, Inc. dated November 3, 1994. Previously filed as Exhibit 10.7 to the 1996 Registration Statement.

10.8 Equipment Lease Agreements between the Company and National Marketing Network, Inc., dated November 9, 1994, November 27, 1994 and December 8, 1994. Previously filed as Exhibit 10.8 to the 1996 Registration Statement.

10.9 Equipment Lease Agreements between the Company and Technilease, dated August 22, 1994 and October 3, 1994. Previously filed as Exhibit 10.9 to the 1996 Registration Statement.

10.10 Equipment Lease Agreement between the Company and Television Laboratories, Inc., dated November 1994. Previously filed as Exhibit 10.10 to the 1996 Registration Statement.

10.11 Promissory Note to Charles Johnston, dated March 2, 1995. Previously filed as Exhibit 10.11 to the 1996 Registration Statement.

10.12 Registration Rights Agreement between the Company and Richard L. Bulman, dated January 1, 1995. Previously filed as Exhibit 10.12 to the 1996 Registration Statement.

10.13 Stock Option Agreement between the Company and Richard L. Bulman, dated March 15, 1995. Previously filed as Exhibit 10.13 to the 1996 Registration Statement.

10.14 Stock Escrow Agreement between V-Seion and 477250 B.C. Ltd. (the predecessor corporation which subsequently changed its name to become Kideo-Canada), dated July 14, 1995. Previously filed as Exhibit 10.14 to the 1996 Registration Statement.

10.15 Stock Transfer Restriction and Repurchase Agreement between 477250 B.C. Ltd. and V-Seion, dated July 14, 1995. Previously filed as Exhibit 10.15 to the 1996 Registration Statement.

10.16 Registration Rights Agreement between the Company and V-Seion, dated July 14, 1995. Previosly filed as Exhibit 10.16 to the 1996 Registration Statement.

10.17 Asset Purchase Agreement between V-Seion Multimedia and 477250 B.C. Ltd., dated July 17, 1995. Previously filed as Exhibit 10.17 to the 1996 Registration Statement.

10.18 Office Lease between the Company and Cable Building Associates, dated September 28, 1995. Previously filed as Exhibit 10.18 to the 1996 Registration Statement.

10.19*Employment and Stock Issuance Agreement between the Company and Gary
      Bilezikian, dated October 26, 1993. Previously filed as Exhibit 10.19 to the 1996 Registration Statement.

10.20* Employment Agreement between 477250 B.C. and Bradley Dahl, dated July 14,
      1995. Previously filed as Exhibit 10.20 to the 1996 Registration
      Statement.

10.21*Amended and Restated Employment Agreement between the Company and Marvin
      Goldstein, dated as of January 1, 1996. Previously filed as Exhibit 10.21 to the 1996 Registration Statement.

10.22*Amended and Restated Employment Agreement between the Company and Robert
      J. Riscica, dated as of January 1, 1996. Previously filed as Exhibit 10.22 to the 1996 Registration Statement.

10.23*Amended and Restated Employment Agreement between the Company and Richard
      L. Bulman, dated as of January 1, 1996. Previously filed as Exhibit 10.23 to the 1996 Registration Statement.

10.24*Amended and Restated Employment Agreement between the Company and Joanne
      Denk, dated as of January 2, 1996. Previously filed as Exhibit 10.24 to the 1996 Registration Statement.

10.25*Form of Class A Warrant (Charles Johnston, a director of the Company, is currently the only holder of any Class A Warrants).

10.26*Form of Class B Warrant (Charles Johnston, a director of the Company, is currently the only holder of any Class B Warrants).

10.27* 1996 Stock Option Plan. Previously filed as Exhibit 10.28 to the 1996
      Registration Statement.

10.28* Form of Stock Option Agreement. Previously filed as Exhibit 10.29 to the
      1996 Registration Statement.

10.29 Form of Consulting Agreement between the Company and Whale Securities Co., L.P. Previously filed as Exhibit 10.30 to the 1996 Registration Statement.

10.30 Patent Application filed by Bradley Dahl, dated July 7, 1994. Previously filed as Exhibit 10.31 to the 1996 Registration Statement pursuant to a granted request for confidential treatment.

10.31 Patent Application filed by the Company dated June 9, 1995. Previously filed as Exhibit 10.32 to the 1996 Registration Statement pursuant to a granted request for confidential treatment.

10.32 Form of Stock Purchase Agreement, dated as of May 13, 1997, between the Company and Sellet Marketing Corp. ("Sellet"). Previously filed as Exhibit
      10.1 to the Company's Report on Form 8-K, dated May 27, 1997, and incorporated herein by reference.

10.33 Form of Registration Rights Agreement, dated as of May 13, 1997, between the Company and Sellet. Previously filed as Exhibit 10.2 to the Company's Report on Form 8-K, dated May 27, 1997, and incorporated herein by reference.

10.34 Form of Joint Escrow Instructions, dated as of May 13, 1997, between the Company and Krieger & Prager, as Escrow Agent. Previously filed as
      Exhibit 10.3 to the Company's Report on Form 8-K, dated May 27, 1997, and incorporated herein by reference.

10.35 Form of Indemnification Agreement, dated as of November 12, 1996 and made retroactively effective as of June 24, 1996, between the Company and each of the following persons (being all of its current directors and executive officers): Richard L. Bulman, Charles C. Johnston, Thomas Griffin, Richard D. Bulman, Michael B. Solovay, Robert J. Riscica, Marvin H. Goldstein, and Bradley Dahl. Previously filed as Exhibit 10.1 to the Company's Report on Form 10-QSB relating to the quarter ended July 31, 1997 (dated March 14, 1997) and incorporated herein by reference.


11.1##Statement of Computation of Loss per Share.


16.1 Letter of Goldstein, Golub, Kessler & Co., P.C., Independent Certified Public Accountants, relating to a change of the Company's certifying accountant. Previously filed as an exhibit to the Company's Report on Form 8-K, dated September 6, 1996, and incorporated herein by reference.

21.1 List of the Company's subsidiaries. Previously filed as Exhibit 21.1 to the 1996 Registration Statement.


23.1##Consent of Arthur Andersen LLP, Independent Certified Public
      Accountants. Filed herewith.

23.2##Consent of Goldstein Golub Kessler & Company, P.C., Independent
      Certified Public Accountants. Goldstein Golub Kessler & Company, P.C. Filed herewith.


24.1 No person has signed this Registration Statement under a power of attorney. A power of attorney relating to the signing of amendments hereto is incorporated in the signature pages hereof.

Item 28. Undertakings

      (1)   The undersigned Registrant hereby undertakes that it will:

            (a) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

                  (iii) include any additional or changed material information on the plan of distribution.

            (b) For determining any liability under the Act, each post-effective amendment shall be deemed to be a new Registration Statement of the securities offered, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      (2) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (4)   The undersigned Registrant hereby undertakes that it will:

            (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

            (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York.

Dated: August 15, 1997

                                          KIDEO PRODUCTIONS, INC.


                                          By /s/ Richard L. Bulman
                                             ---------------------
                                             Richard L. Bulman
                                             President

      KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Richard L. Bulman, Robert J. Riscica and Lawrence J. Studnicky III, or any of them, his true and lawful attorney-in-fact and agent, with full power and substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this Registration Statement on Form SB-2 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated:

Signature                     Title                         Date
---------                     -----                         ----


/s/ Richard L. Bulman         President and Chairman        August 15, 1997
-----------------------       of the Board
Richard L. Bulman


/s/ Robert J. Riscica         Chief Financial Officer       August 15, 1997
-----------------------       (the Registrant's principal
Robert J. Riscica             accounting officer)


/s/ Richard D. Bulman         Secretary and Director        August 15, 1997
-----------------------
Richard D. Bulman


/s/ Charles C. Johnston       Director                      August 15, 1997
-----------------------
Charles C. Johnston


/s/ Michael B. Solovay        Director                      August 15, 1997
-----------------------
Michael B. Solovay


/s/ Thomas Griffin            Director                      August 15, 1997
-----------------------
Thomas Griffin